As filed with the Securities and Exchange Commission on June 6, 2006
Registration Statement No. 333-129646

SECURITIES AND EXCHANGE COMMISSION

AMENDMENT NO. 5 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ISORAY, INC.
(Name of Small Business Issuer in its Charter)

Minnesota	3841	41-1458152
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer ID No.)

350 Hills Street, Suite 106
Richland, WA 99354
(509) 375-1202
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Roger Girard, CEO
350 Hills Street, Suite 106
Richland, WA 99354
(509) 375-1202
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Stephen R. Boatwright, Esq.
Alicia M. Corbett, Esq.
Keller Rohrback, PLC
3101 North Central Avenue, Suite 900
Phoenix, Arizona 85012
(602) 248-0088
Facsimile Number: (602) 248-2822

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common stock, $0.001 par value, issuable upon conversion of preferred stock	43,219	$5.38(2)	$232,518	$24.88(3)

Common stock, $0.001 par value, issuable upon exercise of stock options	218,454	$5.38(2)	$1,175,283	$125.76(3)

Common stock, $0.001 par value	4,004,264	$5.45(4)	$21,823,238	$2334.87(3)

Common stock, $0.001 par value, issuable upon exercise of warrants	371,163	$5.38(2)	$1,996,857	$$213.66(3)

Total	4,637,100		$25,227,896	$2699.17(3)

(1)    Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, a portion of which shares are issuable upon conversion of preferred stock and convertible debentures and exercise of warrants and stock options held by the selling shareholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares, including those issuable upon conversion of the preferred stock and convertible debentures and exercise of the warrants and stock options, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.
(2)             Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the bid and asked prices of the Registrant's common stock on November 7, 2005.
(3)            Previously paid.
(4)              Represents a combination of (2) and (5).
(5)             Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the    average of the bid and asked prices of the Registrant's common stock on March 20, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus, Subject to Completion, dated June 6, 2006

ISORAY, INC.
4,637,100 Shares
Common Stock

This prospectus relates to the sale by the selling shareholders of up to 4,637,100 shares of our common stock, $0.001 par value. The 4,637,100 shares being registered consist of the following: up to 4,004,264 shares of common stock, up to 43,219 shares of common stock underlying our convertible preferred stock (including up to 6,967 shares of common stock issuable upon conversion of preferred stock following the exercise of warrants to acquire our preferred stock), up to 371,163 shares of common stock underlying warrants to purchase common stock and up to 218,454 shares of common stock underlying options to purchase common stock, all currently held by the selling shareholders. The preferred stock is convertible into our common stock at one (1) share of common stock for each preferred share converted, the warrants are exercisable at prices ranging from $0.70 to $4.15 (excluding a warrant issued at an exercise price of $10.00 for 12,500 shares of common stock) with expiration dates ranging from March 26, 2007 to May 10, 2008 and the options are exercisable at prices ranging from $1.19 to $2.00 per share with expiration in July of 2015.

The prices at which the selling shareholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive any proceeds from the sale of our shares by the selling shareholders. The selling shareholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

Our common stock is listed on the OTC Bulletin Board under the symbol "ISRY.OB."  On June 2, 2006, the last reported bid price of our common stock was $4.50 per share.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering.

INVESTING IN OUR SECURITIES INVOLVES RISKS.  SEE "RISK FACTORS"
BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 6, 2006.

350 Hills Street, Suite 106
Richland, WA 99354
(509) 375-1202
______________________________________________________________________________

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with information that is different from that contained in this prospectus. The selling shareholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Except as otherwise indicated, market data and industry statistics used throughout this prospectus are based on independent industry publications and other publicly available information. Although we believe that these data and statistics are reasonable and sound, they have been prepared on the basis of underlying data to which we do not have access, and which we cannot independently verify.

For definitions of many of the technical terms used throughout this prospectus, see page 2.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "IsoRay," the "Company," "we," "us" and "our" refer to IsoRay, Inc.

Our Business

We are a medical technology company focusing on innovative treatments for prostate cancer and other solid cancer tumors, with a goal of improved patient outcomes. Our wholly-owned subsidiary, IsoRay Medical, Inc., a Delaware corporation ("IsoRay Medical"), began selling its initial product, the Food and Drug Administration approved IsoRay Cesium-131 brachytherapy seed (the "IsoRay 131Cs seed"), in October 2004 for the treatment of prostate cancer. Cesium-131 or 131Cs is an isotope of the element Cesium that gives off low energy, “soft” x-rays as it decays killing diseased tissue by irradiating it where it is placed. Brachytherapy seeds allow physicians to place 131Cs or another radioactive isotope within the body to kill cancerous tissue. Our management believes that the clinical benefits of Cesium-131 will enable us to capture market share within the existing brachytherapy market, which uses the radioactive isotopes Palladium-103 and Iodine-125. We are also in the process of developing a second product, Yttrium-90, which is a radioisotope that is already in use for the treatment of certain forms of metastasized, or "spread throughout the body," cancers.

Our Corporate History

We were incorporated under Minnesota law in 1983. Since 1998 and until our merger with IsoRay Medical, we had no significant operations. On July 28, 2005, our subsidiary, Century Park Transitory Subsidiary, Inc. merged into IsoRay Medical, Inc., making IsoRay Medical our wholly-owned subsidiary.

IsoRay Medical was formed under Delaware law on June 15, 2004 and merged with IsoRay Products LLC and IsoRay, Inc., each formed under Washington law, on October 1, 2004. The first IsoRay company was originally organized in 1998 as a Washington limited liability company, IsoRay, LLC, to develop a medical device using the Cesium-131 seed technology and later transferred its operations to IsoRay, Inc. on May 1, 2002. IsoRay Products LLC was formed in September 2003 to raise capital to fund the operations of IsoRay, Inc. Both IsoRay, Inc. and IsoRay Products LLC merged with IsoRay Medical, Inc. on October 1, 2004.

Our independent auditors have expressed doubt about our ability to continue as a going concern due to ongoing operating losses, which our management expects to continue for the foreseeable future. Because our revenues from sales of our 131Cs seed are insufficient to find our operations at this time, we will need to obtain financing in the near future to continue our operations. Management expects our independent auditors will continue to express doubt about our ability to continue as a going concern for the foreseeable future.

Our principal office is located at 350 Hills Street, Suite 106, Richland, Washington 99354. Our general office phone number is (509) 375-1202. Our website is www.isoray.com. Information on our website is not part of this prospectus.

The Offering

Common Stock Offered	4,637,100 shares by selling shareholders

Offering Price	Market price or negotiated price

Common Stock Outstanding Before the Offering	14,722,686 shares as of June 2, 2006

Use of Proceeds	We will not receive any proceeds from the resale of the shares offered hereby, all of which proceeds will be paid to the selling shareholders.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider the "RISK FACTORS" section beginning on page 4.

OTC Bulletin Board Symbol	ISRY.OB

Certain Defined Terms

The technical terms defined below are important to understand as they are used throughout this prospectus. When used in this prospectus, unless the context requires otherwise:

"Brachytherapy" refers to the process of placing therapeutic radiation sources in, or near, diseased tissue. Brachytherapy is derived from a Greek term meaning "short distance" therapy.

"Cesium-131" or "131Cs" is an isotope of the element Cesium that gives off low energy, "soft" x-rays as it decays. Cesium-131 decays to 50% of its original activity every 9.7 days, becoming essentially inert after 100 days.

"EBRT" (external beam radiation therapy) is the external treatment of prostate cancer using an x-ray-like machine that targets a beam of radiation at the cancer site. The treatment damages genetic material within the cancer cells, which prevents the cells from growing and the affected cells eventually die. Treatments are generally performed at an outpatient center five days a week for seven or eight weeks.

"Half-life" means the time required for a radioisotope to decay to one-half of its previous activity. The amount of radiation emitted thus decreases to 25% of original activity in two half-lives, 12.5% in three half-lives, and so on.

"Isotope" refers to atoms of the same element that have different atomic masses. The word "isotope" means "same place," referring to the fact that isotopes of a given element have the same atomic number and hence occupy the same place in the Periodic Table of the Elements. Thus, they are very similar in their chemical behavior.

"131Cs seed" is the name by which IsoRay Medical's first product, the Cesium-131-based brachytherapy seed, is currently known.

"Pure-beta particle emitter" is a radioisotope whose only emissions during radioactive decay are beta particles (electrons). Beta particles can travel several millimeters in tissue.

"RP" (radical prostatectomy or prostatectomy) is the complete surgical removal of the prostate, under significant anesthesia. Two main types of surgery have evolved: nerve-sparing and non nerve-sparing. The nerve-sparing surgery is designed to minimize damage to the nerves that control penile erection.

"Radiobiologic" is characteristic of the effects of radiation on organisms or tissues, most commonly the effectiveness of therapeutic radiation in interrupting cell growth and replication.

"Radioisotope" is a natural or man-made isotope of an element that spontaneously decays while emitting ionizing radiation.

"Seed" is a common term for small radiation sources consisting of a radioisotope sealed within a biocompatible capsule such as gold or titanium, suitable for temporary or permanent brachytherapy implantation.

"Therapeutic radiation" refers to ionizing radiation with sufficient energy to disrupt basic biological processes of cells.

"Yttrium-90" or "90Y" is a radioisotope that emits high energy beta particles with a half-life of 2.67 days.

"Zirconium-90" is a stable (non-radioactive) decay product of Yttrium-90.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus and any other filings we may make with the United States Securities and Exchange Commission in the future before investing in our common stock. There may also be risks of which were are currently unaware, or that we currently regard as immaterial based on the information available to us that later prove to be material. If any of these risks occur, our business, operating results and financial condition could be seriously harmed, the trading price of our common stock could decline, and you could lose some or all of your investment.

Risks Related To Our Business

Our Subsidiary's Independent Accountants Have Expressed Doubt About Its Ability To Continue As A Going Concern. IsoRay Medical has generated material operating losses since inception. We expect to continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities or obtaining loans and grants from various financial institutions where possible. The doubt expressed by our subsidiary's auditors about its ability to continue as a going concern increases the difficulty in meeting such goals. IsoRay Medical began generating revenue in October 2004, has generated revenue of approximately $1,378,000 through March 31, 2006, and is in the early stages of marketing its IsoRay 131Cs seed. IsoRay Medical and the Company have limited historical, operating or financial information upon which to evaluate their performance. There can be no assurance that the Company will attain profitability.

Our Revenues Depend Upon One Product. Until such time as we develop additional products, our revenues depend upon the successful production, marketing, and sales of the IsoRay 131Cs seed. The rate and level of market acceptance of this product may vary depending on the perception by physicians and other members of the healthcare community of its safety and efficacy as compared to that of competing products, if any; the clinical outcomes of the patients treated; the effectiveness of our sales and marketing efforts in the United States and Europe; any unfavorable publicity concerning our product or similar products; our product's price relative to other products or competing treatments; any decrease in current reimbursement rates from the Centers for Medicare and Medicaid Services ("CMS") or third party payors; regulatory developments related to the manufacture or continued use of the product; availability of sufficient supplies of enriched barium for 131Cs seed production; ability to produce sufficient quantities of this product; and the ability of physicians to properly utilize the device and avoid excessive levels of radiation to patients. Because of our reliance on this product as the sole source of our revenue, any material adverse developments with respect to the commercialization of this product may cause us to continue to incur losses rather than profits in the future.

Although Approved To Treat Any Malignant Tissue, Our Sole Product Is Currently Used To Treat One Type Of Cancer. Currently, the IsoRay 131Cs seed is used exclusively for the treatment of prostate cancer. We believe the 131Cs seed will be used to treat cancers of other sites as well, as is currently the case with our competitors' 125I and 103Pd seeds. However, we believe that clinical data gathered by select groups of physicians under treatment protocols specific to other organs will be needed prior to widespread acceptance of our product for treating other cancer sites. If our current and future products do not become accepted in treating cancers of other sites, our sales will depend solely on treatment of prostate cancer and will require ever increasing market share to increase revenues.

We Have Limited Data On The Clinical Performance Of 131Cs. As of April 30, 2006 the IsoRay 131Cs seed had been implanted in approximately 230 patients. While this limited number of patients may prevent us from drawing statistically significant conclusions, the side effects experienced by these patients were less severe than side effects observed in seed brachytherapy with 125I and 103Pd and in other forms of treatment such as radical prostatectomy. These early results indicate that the onset of side effects generally occurs between one and three weeks post-implant, and the side effects are resolved between five and eight weeks post-implant, indicating that, at least for these initial patients, side effects resolved more quickly than the side effects that occur with competing seeds or with other forms of treatment. These findings support management's belief that the 131Cs seed will result in less severe side effects than competing treatments, but we may have to gather data on outcomes from additional patients before we can establish statistically valid conclusions regarding the incidence of side effects from our seeds.

We Will Need To Raise Additional Capital. Monthly operating cash requirements were approximately $630,000, and monthly capital expenditures were approximately $50,000, as of May 17, 2006. Capital expenditures typically include the purchase or capital lease of equipment, with a life-expectancy of more than 12 months, costing in excess of $2,500, which would include among other things: analytical systems, improved packaging for final products and new production systems which increase manufacturing throughput. Budgets have been established with a goal of anticipating and supporting sales growth to meet increasing market demand. The IsoRay companies have raised over $18 million from 1998 through February 2006, and we will need to raise additional cash to support market acceptance of our initial product and market readiness of any subsequent products. Consequently, we intend to seek to raise additional capital through not only public and private offerings of equity and debt securities, but also through collaborative arrangements, strategic alliances, or from other sources. IsoRay Medical has entered into a facility lease agreement and has relocated to a manufacturing and production facility located in Richland, Washington that its management believes will provide adequate space to manufacture the 131Cs seed product for the prostate and other organ cancer markets until late 2007.

We may be unable to raise additional capital on commercially acceptable terms, if at all, and if we raise capital through additional equity financing, existing shareholders may have their ownership interests diluted. Our failure to be able to generate adequate funds from operations or from additional sources would harm our business.

The Passage Of Initiative 297 In Washington May Result In The Relocation Of Our Manufacturing Operations. Washington voters approved Initiative 297 in late 2004, which may impose restrictions on sites at which mixed radioactive and hazardous wastes are generated and stored, including the Pacific Northwest National Laboratory ("PNNL"), which is where our 131Cs seed product has historically been manufactured. IsoRay has been assured by the Attorney General's office of the State of Washington that medical isotopes are not included in Initiative 297 and that manufacturing in IsoRay's new production facility would not be interrupted, but there is no assurance that this interpretation of Initiative 297 by the Attorney General's Office will continue to exclude medical isotopes. In December 2005 IsoRay transitioned production operations from PNNL to our new, leased facility outside of PNNL.

The U.S. Secretary of Energy is a party to litigation challenging the constitutionality of Initiative 297 in U.S. District Court. Due to this litigation, the State of Washington and the U.S. Justice Department have agreed to delay any implementation of Initiative 297 for an indefinite period of time. Thus, we have the ability to continue manufacturing seeds at PNNL for some period of time if needed as a back-up to our new IsoRay production facility, or to conduct further development activities there. If the State of Washington begins enforcement of the initiative, we may be unable to conduct any future activities at PNNL that would generate mixed radioactive and hazardous wastes.

Management believes that we will be able to continue our manufacturing operations in the State of Washington for the foreseeable future, whether at PNNL or at our new leased facility, which is now operational. In the event Initiative 297 is enforced against us, management may consider establishing an alternate manufacturing facility outside of Washington, and we may consider moving all or part of our operations to another state even if Initiative 297 is not enforced against us.

We Have Limited Manufacturing Experience And May Not Be Able To Meet Demand. The existing management team and staff of IsoRay Medical and the Company have experience primarily in research and development of products and our experience in commercial-scale manufacturing is limited. IsoRay Medical began commercial production of the 131Cs seed in the fourth quarter of 2004. IsoRay Medical recently demonstrated production of 90Y using a process suitable for weekly production of commercial-scale quantities of this isotope. Although IsoRay Medical's management team has significant radiochemistry experience, there is a possibility that future production demands may result in challenges that may be too difficult or expensive to overcome. IsoRay Medical has developed and deployed semi-automated laser welding equipment that can produce seeds faster than a fully-automated lines of equipment the Company has reviewed that would cost several million dollars to design, fabricate and install. IsoRay Medical believes it will continually find more efficient means of welding the titanium seeds; however, there is a possibility that future demand will outstrip our ability to produce seeds using the semi-automated process. With its new facility, IsoRay’s management believes that IsoRay will be able to meet future demand unless demand greatly exceeds management’s current projections, which management does not believe will occur. IsoRay Medical has entered into a lease agreement and has relocated to a manufacturing and production facility located in Richland, Washington that its management believes will provide adequate space to manufacture the 131Cs seed product for the prostate and other organ cancer markets until late 2007.

Sales And Marketing Experience. IsoRay Medical's sales and marketing team has extensive experience in successfully establishing and training domestic and international sales forces as well as successfully introducing new medical devices to the market, but we have less than three years of specific experience with commercial sales and marketing of the Cesium-131 radioisotope. IsoRay Medical has employed marketing professionals with extensive experience selling medical devices, including radioisotopes for large, international companies. Our initial marketing activities have been targeted to a select number of physicians and cancer treatment centers, and we will need to recruit additional sales representatives to assist in expanding our customer base. We have developed in-house customer service, order entry, shipping, billing, and sales support. In addition, the Company has engaged a nationally recognized reimbursement specialist Kathy Francisco, of The Pinnacle Health Group, with over 25 years of healthcare reimbursement experience, to assist with reimbursement questions and to provide reimbursement guidelines and appropriate insurance coding numbers needed to obtain reimbursement for seed costs and the implant procedure by our customers. This consulting project was completed by the Spring of 2005 and cost IsoRay approximately $7,500 plus travel-related expenses. Although this group and other consultants continue to be available to support the Company in its reimbursement and marketing programs, we cannot be certain that our products will be marketed and distributed in accordance with our expectations or that our market research will be accurate. We also cannot be certain that we will be able to develop our own sales and marketing capabilities to the extent anticipated by management. We may choose to add third-party distribution channels, but we may not be able to maintain satisfactory arrangements with the third parties upon whom we rely.

We Are Subject To The Risk That Certain Third Parties May Mishandle Our Product. We rely on third parties, such as Federal Express, to deliver our 131Cs seed, and on other third parties, including various radiopharmacies, to package our 131Cs seed in certain specialized packaging forms that, as of the date of this Prospectus, we do not provide at our own facilities. We are subject to the risk that these third parties may mishandle our product, which could result in adverse effects, particularly given the radioactive nature of our product.

As an example, on January 5, 2006, IsoRay Medical was notified by one of its primary customers, Chicago Prostate Cancer Center (“CPCC”), that it would no longer accept 131Cs products from the radiopharmacy exclusively used by IsoRay Medical at that time due to quality control concerns. The role of the radiopharmacy is to provide third party assay, preloading, and sterilization of the 131Cs seeds which are then shipped directly to customers for use in patient implants. IsoRay immediately began working to bring these functions in house. On March 28, 2006, following commencement of operations of the Company’s pre-load department, which performs third party assay, preloading and sterilization of the 131Cs seeds, CPCC resumed ordering from us. Initial shipments of 131Cs seeds, custom-loaded to this customer’s specifications, met the quality control guidelines established by CPCC. Although the temporary three month’s suspension of seed orders by CPCC had a negative impact on revenue in the quarter ended March 31, 2006, the Company’s management believes any long-term impact will be nominal.

Our Operating Results Will Be Subject To Significant Fluctuations. Our quarterly revenues, expenses, and operating results are likely to fluctuate significantly in the future. Fluctuation may result from a variety of factors, which are discussed in detail throughout this "RISK FACTORS" section, including:

•	our achievement of product development objectives and milestones;

•	demand and pricing for the Company's products;

•	effects of aggressive competitors;

•	hospital, clinic and physician buying decisions;

•	research and development and manufacturing expenses;

•	patient outcomes from our therapy;

•	physician acceptance of our products;

•	government or private healthcare reimbursement policies;

•	our manufacturing performance and capacity;

•	incidents, if any, that could cause temporary shutdown of our manufacturing facilities;

•	the amount and timing of sales orders;

•	rate and success of future product approvals;

•	timing of FDA approval, if any, of competitive products and the rate of market penetration of competing products;

•	seasonality of purchasing behavior in our market;

•	overall economic conditions; and

•	the successful introduction or market penetration of alternative therapies.

We Heavily Rely On A Limited Number Of Suppliers. Some materials used in our products are currently available only from a limited number of suppliers. For example, virtually all titanium tubing used in brachytherapy seed manufacture comes from a single source, Accellent Corporation. We currently obtain a key component of our seed core from a single supplier. We do not have formal written agreements with either this key supplier or with Accellent Corporation. Any interruption or delay in the supply of materials required to produce our products could harm our business if we were unable to obtain an alternative supplier or substitute equivalent materials in a cost-effective and timely manner. Additional factors that could cause interruptions or delays in our source of materials include limitations on the availability of raw materials or manufacturing performance experienced by our suppliers and a breakdown in our commercial relations with one or more suppliers. Some of these factors may be completely out of our control and our suppliers' control.

Future Production Increases Will Depend on Our Ability to Acquire Larger Quantities of 131Cs and Hire More Employees. IsoRay currently obtains 131Cs through reactor irradiation of natural barium and subsequent separation of cesium from the irradiated barium targets. The amount of 131Cs that can be produced from a given reactor source is limited by the power level and volume available within the reactor for irradiating targets. This limitation can be overcome by utilizing barium feedstock that is enriched in the stable isotope 130Ba. However, the number of suppliers of enriched barium is limited and they may be unable to produce this material in sufficient quantities at a reasonable price.

IsoRay has entered into an exclusive agreement with the Institute of Nuclear Materials in the former Soviet Union to provide irradiated barium and 131Cs in quantities sufficient to supply a significant percentage of future demand for 131Cs. Delivery of the isotopes from the Institute of Nuclear Materials began in January 2006. IsoRay believes this supplier may also provide access to sufficient quantities of enriched barium that may be recycled for use in other reactors to increase the production of 131Cs. Although the agreement provides for supplying 131Cs in significant quantities, there is no assurance that this will result in IsoRay gaining access to a sufficient supply of enriched barium feedstock and if sufficient supplies are attained we will need to increase our manufacturing staff.

We Are Subject To Uncertainties Regarding Reimbursement For Use Of Our Products. Hospitals and freestanding clinics may be less likely to purchase our products if they cannot be assured of receiving favorable reimbursement for treatments using our products from third-party payors, such as Medicare, Medicaid and private health insurance plans. Currently, Medicare reimburses hospitals, clinics and physicians for the cost of seeds used in brachytherapy procedures on a per seed basis. Historically, private insurers have followed Medicare guidelines in establishing reimbursement rates. However, third-party payors are increasingly challenging the pricing of certain medical services or devices, and we cannot be sure that they will reimburse our customers at levels sufficient for us to maintain favorable sales and price levels for our products. There is no uniform policy on reimbursement among third-party payors, and we can provide no assurance that our products will continue to qualify for reimbursement from all third-party payors or that reimbursement rates will not be reduced. A reduction in or elimination of third-party reimbursement for treatments using our products would likely have a material adverse effect on our revenues.

In 2003, IsoRay applied to CMS and received reimbursement codes for use of our 131Cs seed (HCPCS code C2633 and APC code 2633). However, since January 1, 2004 hospitals and clinics ordering brachytherapy seeds have been reimbursed for the cost of the seeds plus a fixed mark-up at a rate prescribed by CMS. Reimbursement amounts are reviewed and revised periodically, and on an ad hoc basis. Although the Company is not currently aware of any changes to CMS reimbursement rates that would have a material effect on our ability to maintain our pricing structure, adjustments could be made to these reimbursement amounts or policies, which could result in reduced reimbursement for brachytherapy services, which could negatively affect market demand for our products.

Furthermore, any federal and state efforts to reform government and private healthcare insurance programs could significantly affect the purchase of healthcare services and products in general and demand for our products in particular. We are unable to predict whether potential healthcare reforms will be enacted, whether other healthcare legislation or regulations affecting the business may be proposed or enacted in the future or what effect any such legislation or regulations would have on our business, financial condition or results of operations.

It Is Possible That Other Treatments May Be Deemed Superior To Brachytherapy. Our 131Cs seed faces competition not only from companies that sell other radiation therapy products, but also from companies that are developing alternative therapies for the treatment of cancers. It is possible that advances in the pharmaceutical, biomedical, or gene therapy fields could render some or all radiation therapies, whether conventional or brachytherapy, obsolete. If alternative therapies are proven or even perceived to offer treatment options that are superior to brachytherapy, physician adoption of our product could be negatively affected and our revenues from our product could decline.

Our Industry Is Intensely Competitive. The medical products industry is intensely competitive. We compete with both public and private medical device, biotechnology and pharmaceutical companies that have been established longer than we have, have a greater number of products on the market, have greater financial and other resources, and have other technological or competitive advantages. We also compete with academic institutions, government agencies, and private research organizations in the development of technologies and processes and in acquiring key personnel. Although we have patents granted and patents applied for to protect our isotope separation processes and 131Cs seed manufacturing technology, we cannot be certain that one or more of our competitors will not attempt to obtain patent protection that blocks or adversely affects our product development efforts. To minimize this potential, we have entered into exclusive agreements with key suppliers of isotopes and isotope precursors.

We May Be Unable To Adequately Protect Or Enforce Our Intellectual Property Rights Or Secure Rights To Third-Party Patents. Our ability and the abilities of our partners to obtain and maintain patent and other protection for our products will affect our success. We are assigned, have rights to, or have exclusive licenses to patents and patents pending in the U.S. and numerous foreign countries. The patent positions of medical device companies can be highly uncertain and involve complex legal and factual questions. Our patent rights may not be upheld in a court of law if challenged. Our patent rights may not provide competitive advantages for our products and may be challenged, infringed upon or circumvented by our competitors. We cannot patent our products in all countries or afford to litigate every potential violation worldwide, and the deadline to file for patent protection in certain countries is approaching. If management determines that the cost of filing in certain countries is not justified, our products may not have adequate protection in those countries.

Because of the large number of patent filings in the medical device and biotechnology field, our competitors may have filed applications or been issued patents and may obtain additional patents and proprietary rights relating to products or processes competitive with or similar to ours. We cannot be certain that U.S. or foreign patents do not exist or will not be issued that would harm our ability to commercialize our products and product candidates.

One Of Our Licensed Patents May Be Terminated Under Certain Conditions. Our 131Cs separation patent is essential for the production of Cesium-131. The owner of the patent, Lane Bray, a shareholder of the Company and Chief Chemist of IsoRay Medical, has the right to terminate the license agreement that allows the Company to use this patent if we discontinue production for any consecutive 18 month period. The Company has no plans to discontinue production, and management considers it highly unlikely that production will be discontinued for any significant period at any time in the future.

Failure To Comply With Government Regulations Could Harm Our Business. As a medical device and medical isotope manufacturer, we are subject to extensive, complex, costly, and evolving governmental rules, regulations and restrictions administered by the Food and Drug Administration ("FDA"), by other federal and state agencies, and by governmental authorities in other countries. Compliance with these laws and regulations is expensive and time-consuming, and changes to or failure to comply with these laws and regulations, or adoption of new laws and regulations, could adversely affect our business.

In the United States, as a manufacturer of medical devices and devices utilizing radioactive by-product material, we are subject to extensive regulation by federal, state, and local governmental authorities, such as the FDA and the Washington State Department of Health, to ensure such devices are safe and effective. Regulations promulgated by the FDA under the U.S. Food, Drug and Cosmetic Act, or the FDC Act, govern the design, development, testing, manufacturing, packaging, labeling, distribution, marketing and sale, post-market surveillance, repairs, replacements, and recalls of medical devices. In Washington State, the Department of Health, by agreement with the federal Nuclear Regulatory Commission ("NRC"), regulates the possession, use, and disposal of radioactive byproduct material as well as the manufacture of radioactive sealed sources to ensure compliance with state and federal laws and regulations. Our 131Cs brachytherapy seeds constitute both medical devices and radioactive sealed sources and are subject to these regulations.

Under the FDC Act, medical devices are classified into three different categories, over which the FDA applies increasing levels of regulation: Class I, Class II, and Class III. Our 131Cs seed has been classified as a Class II device and has received clearance from the FDA through the 510(k) pre-market notification process. Although not anticipated, any modifications to the device that would significantly affect safety or effectiveness, or constitute a major change in intended use, would require a new 510(k) submission. As with any submittal to the FDA, there is no assurance that a 510(k) clearance would be granted.

In addition to FDA-required market clearances and approvals for our products, our manufacturing operations are required to comply with the FDA's Quality System Regulation, or QSR, which addresses requirements for a company's quality program such as management responsibility, good manufacturing practices, product and process design controls, and quality controls used in manufacturing. Compliance with applicable regulatory requirements is monitored through periodic inspections by the FDA Office of Regulatory Affairs ("ORA"). We anticipate both announced and unannounced inspections by the FDA. Such inspections could result in non-compliance reports (Form 483) which, if not adequately responded to, could lead to enforcement actions. The FDA can institute a wide variety of enforcement actions, ranging from public warning letters to more severe sanctions such as fines, injunctions, civil penalties, recall of our products, operating restrictions, suspension of production, non-approval or withdrawal of pre-market clearances for new products or existing products, and criminal prosecution. There can be no assurance that we will not incur significant costs to comply with these regulations in the future or that the regulations will not have a material adverse effect on our business, financial condition and results of operations.

The marketing of our products in foreign countries will, in general, be regulated by foreign governmental agencies similar to the FDA. Foreign regulatory requirements vary from country to country. The time and cost required to obtain regulatory approvals could be longer than that required for FDA clearance in the United States and the requirements for licensing a product in another country may differ significantly from FDA requirements. We will rely, in part, on foreign distributors to assist us in complying with foreign regulatory requirements. We may not be able to obtain these approvals without incurring significant expenses or at all, and the failure to obtain these approvals would prevent us from selling our products in the applicable countries. This could limit our sales and growth.

Our Business Exposes Us To Product Liability Claims. Our design, testing, development, manufacture, and marketing of products involve an inherent risk of exposure to product liability claims and related adverse publicity. Insurance coverage is expensive and difficult to obtain, and, although we currently have coverage in amounts our management believes are customary for similarly situated businesses, in the future we may be unable to obtain or renew coverage on acceptable terms, if at all. If we are unable to obtain or renew sufficient insurance at an acceptable cost or if a successful product liability claim is made against us, whether fully covered by insurance or not, our business could be harmed.

Our Business Involves Environmental Risks. Our business involves the controlled use of hazardous materials, chemicals, biologics, and radioactive compounds. Manufacturing is extremely susceptible to product loss due to radioactive, microbial, or viral contamination; material or equipment failure; vendor or operator error; or due to the very nature of the product's short half-life. Although we believe that our safety procedures for handling and disposing of such materials comply with state and federal standards there will always be the risk of accidental contamination or injury. In addition, radioactive, microbial, or viral contamination may cause the closure of the respective manufacturing facility for an extended period of time. By law, radioactive materials may only be disposed of at state-approved facilities. We currently dispose of radioactive waste generated at PNNL under a one year renewable agreement that also covers our use of PNNL’s facilities and personnel for our activities there. Waste disposal costs for production runs through April 2006 totaled approximately $82,000. At our new, leased facility we intend to use a commercial disposal contractor, although we have not yet entered into any agreements for these services. We may incur substantial costs related to the disposal of these materials depending on final waste classification. Waste disposal costs for 2006 are projected by management to be similar to disposal costs for 2005. In addition to ongoing waste disposal costs, we anticipate paying approximately $70,000 of additional cleanup costs in 2006 as a result of our withdrawal from PNNL. If we were to become liable for an accident, or if we were to suffer an extended facility shutdown, we could incur significant costs, damages, and penalties that could harm our business.

We Rely Upon Key Personnel. Our success will depend, to a great extent, upon the experience, abilities and continued services of our executive officers and key scientific personnel. We have an employment agreement with Roger Girard, our Chief Executive Officer, and our subsidiary has employment agreements with most of its executive officers and key scientific personnel. If we lose the services of several of these officers or key scientific personnel, our business could be harmed. Our success also will depend upon our ability to attract and retain other highly qualified scientific, managerial, sales, and manufacturing personnel and their ability to develop and maintain relationships with key individuals in the industry. Competition for these personnel and relationships is intense and we compete with numerous pharmaceutical and biotechnology companies as well as with universities and non-profit research organizations. We may not be able to continue to attract and retain qualified personnel.

The Value Of Our Granted Patent, and Our Patents Pending, Is Uncertain. Although our management strongly believes that our patent on the process for producing 131Cs, our patent pending on the manufacture of the brachytherapy seed, our patent applications on additional methods for producing 131Cs and 90Y which have been filed, and anticipated future patent applications, which have not yet been filed, have significant value, we cannot be certain that other like-kind processes may not exist or be discovered, that any of these patents is enforceable, or that any of our patent applications will result in issued patents.

Our Ability To Expand Into Foreign Markets Is Uncertain. Our future growth will depend in part on our ability to establish, grow and maintain product sales in foreign markets, particularly in Europe and Asia. However, we have limited experience in marketing and distributing products in other countries. Any foreign operations would subject us to additional risks and uncertainties, including our customers' ability to obtain reimbursement for procedures using our products in foreign markets; the burden of complying with complex and changing foreign regulatory requirements; language barriers and other difficulties in providing long-range customer service; potentially longer accounts receivable collection times; significant currency fluctuations, which could cause third party distributors to reduce the number of products they purchase from us because the cost of our products to them could fluctuate relative to the price they can charge their customers; reduced protection of intellectual property rights in some foreign countries; and the possibility that contractual provisions governed by foreign laws would be interpreted differently than intended in the event of a contract dispute. Any future foreign sales of our products could also be adversely affected by export license requirements, the imposition of governmental controls, political and economic instability, trade restrictions, changes in tariffs and difficulties in staffing and managing foreign operations. Many of these factors may also affect our ability to import enriched barium from Russia under our contract with the Institute of Nuclear Materials.

Our Ability To Initiate Operations And Manage Growth Is Uncertain. Our efforts to commercialize our medical products will result in new and increased responsibilities for management personnel and will place a strain upon the entire company. To compete effectively and to accommodate growth, if any, we may be required to continue to implement and to improve our management, manufacturing, sales and marketing, operating and financial systems, procedures and controls on a timely basis and to expand, train, motivate and manage our employees. There can be no assurance that our personnel, systems, procedures, and controls will be adequate to support our future operations. We could experience significant cash flow difficulties and may have difficulty obtaining the working capital required to manufacture our products and meet demand. This would cause customer discontent and invite competition.

Our Reporting Obligations As A Public Company Are Costly. Operating a public company involves substantial costs to comply with reporting obligations under federal securities laws that are continuing to increase as additional provisions of the Sarbanes Oxley Act of 2002 are implemented. These reporting obligations will increase our operating costs. We may not reach sufficient business volume to justify our public reporting status.

Risks Related To This Offering

There Is A Limited Market For Our Common Stock. Currently only a limited trading market exists for our common stock. Our common stock trades on the OTC Bulletin Board, a market with limited liquidity, under the symbol "ISRY.OB" and on the Pink Sheets, also a market with limited liquidity, under the symbol "ISRY.PK." During the fifty days preceding May 24, 2006, our average daily volume on the OTCBB was 2,400 shares. Any broker/dealer that makes a market in our stock or other person that buys or sells our stock could have a significant influence over its price at any given time, and quotations are limited and sporadic. Shareholders may experience more difficulty in attempting to sell their shares than if the shares were listed on a national stock exchange or quoted on the NASDAQ Stock Market. We cannot assure our shareholders that a market for our stock will be sustained. There is no assurance that our shares will have any greater liquidity than shares that do not trade on a public market. We have applied for listing on the NASDAQ Capital Market but there is no assurance that our shares will ultimately be listed.

Our Stock Price Is Likely To Be Volatile. There is generally significant volatility in the market prices and limited liquidity of securities of early stage companies, and particularly of early stage medical product companies. Contributing to this volatility are various events that can affect our stock price in a positive or negative manner. These events include, but are not limited to: governmental approvals, refusals to approve, regulations or actions; market acceptance and sales growth of our products; litigation involving the Company or our industry; developments or disputes concerning our patents or other proprietary rights; changes in the structure of healthcare payment systems; departure of key personnel; future sales of our securities; fluctuations in our financial results or those of companies that are perceived to be similar to us; investors' general perception of us; and general economic, industry and market conditions. If any of these events occur, it could cause our stock price to fall.

Our Common Stock May Be Deemed To Be “Penny Stock.”  Our common stock will be deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended, so long as it remains at a price of less than $5.00 per share. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	With a price of less than $5.00 per share;

•	That are not traded on a “recognized” national exchange;

•	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

•
In issuers with net tangible assets less than $2 million (if the issuer has been in continuous operation for at least three years) or $5 million (if in continuous operation for less than three years), or with average revenues of less than $6 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

Future Sales By Shareholders, Or The Perception That Such Sales May Occur, May Depress The Price Of Our Common Stock. The sale or availability for sale of substantial amounts of our shares in the public market, including shares covered by this prospectus and shares issuable upon exercise or conversion of outstanding preferred stock and derivative securities, or the perception that such sales could occur, could adversely affect the market price of our common stock and also could impair our ability to raise capital through future offerings of our shares. As of June 2, 2006, we had 14,722,686 outstanding shares of common stock, and the following additional shares were reserved for issuance: 2,952,699 shares upon exercise of outstanding options, 3,073,561 shares upon exercise of outstanding warrants, 181,249 shares upon conversion of preferred stock, 34,836 shares upon conversion of options to purchase preferred stock, and 109,639 shares upon conversion of convertible debentures. On the effective date of this prospectus, a total of 7,654,272 shares of common stock (including 632,836 shares issuable upon conversion or exercise of preferred stock and derivative securities and including not only shares registered through this prospectus but also the 2,832,529 shares registered through our Form S-8 registration statement filed on August 19, 2005 and 604,769 shares eligible for resale under Rule 144(k)) to be offered and sold by selling shareholders will be eligible for sale in the public market, collectively constituting approximately 38% of our shares of common stock on a fully diluted basis.

In addition, we are granting registration rights that may not be exercised prior to October 2006 to purchasers of units pursuant to the October 17, 2005 private placement memorandum, as amended, which closed in January 2006 (the “October 17, 2005 Offering”), pursuant to the February 1, 2006 private placement memorandum, which closed on February 28, 2006, and to debenture holders that elected to remove the shares into which their debentures are convertible from this Prospectus and convert their debentures instead into units, consisting of 5,000 shares of common stock and warrants to purchase 5,000 shares of common stock per unit at a price of $20,000 per unit. As additional shares of our common stock become available for resale in the public market, the price of our common stock may decrease due to the additional shares in the market. Any decline in the price of our common stock may encourage short sales, which could place further downward pressure on the price of our common stock and may impair our ability to raise additional capital through the sale of equity securities.

The Issuance Of Shares Upon Conversion Or Exercise Of The Preferred Stock And Derivative Securities May Cause Immediate And Substantial Dilution To Our Existing Shareholders. The issuance of shares upon conversion of the preferred stock and convertible debentures and the exercise of warrants and options may result in substantial dilution to the interests of other shareholders since the selling shareholders may ultimately convert or exercise and sell all or a portion of the full amount issuable upon conversion or exercise. If all derivative securities being registered through this prospectus were converted or exercised into shares of common stock, there would be an additional 594,651 shares of common stock outstanding as a result. The issuance of these shares will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

We Do Not Expect To Pay Any Dividends For The Foreseeable Future. We do not anticipate paying any dividends to our shareholders for the foreseeable future. The terms of certain of our and IsoRay Medical's outstanding indebtedness substantially restrict the ability of either company to pay dividends. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our Board of Directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant.

Cautionary Note Regarding Forward-looking Statements and Risk Factors

This prospectus, the Company's Form 10-KSB, any Form 10-QSB or any Form 8-K of the Company or any other written or oral statements made by or on behalf of the Company may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995, which reflect the Company's current views with respect to future events and financial performance. The words "believe," "expect," "anticipate," "intends," "estimate," "forecast," "project," and similar expressions identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; any statements regarding the validity of our intellectual property and patent protection; and any statements of assumptions underlying any of the foregoing. Such "forward-looking statements" are subject to risks and uncertainties set forth from time to time in the Company's SEC reports and include, among others, the Risk Factors set forth above.

Readers are cautioned not to place undue reliance on such forward-looking statements as they speak only of the Company's views as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling shareholders. We will receive no proceeds from the sale of shares of common stock in this offering. Certain of the selling shareholders will receive shares of our common stock upon conversion of outstanding warrants and options that they own.  If all of the warrants and options owned by the selling shareholders are exercised in full, we would receive $1,512,180 in proceeds.  Any proceeds received upon exercise of the warrants and options will be used for working capital. We will receive no proceeds from the conversion of the preferred stock owned by the selling shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS

You should read the following discussion in conjunction with our financial statements, including the notes thereto, at the end of this prospectus. Some of the information contained in this discussion, or set forth elsewhere in this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

IsoRay, Inc. (formerly known as Century Park Pictures Corporation) is a medical technology company focusing on innovative treatments for prostate cancer and other solid cancer tumors, with a goal of improved patient outcomes. Our wholly-owned subsidiary, IsoRay Medical, Inc., a Delaware corporation, began selling its initial product, the Food and Drug Administration approved IsoRay Cesium-131 brachytherapy seed (the “IsoRay 131Cs seed”), in October 2004 for the treatment of prostate cancer. Our management believes that the clinical benefits of using Cesium-131 will enable us to capture market share within the existing brachytherapy market, which uses Palladium-103 and Iodine-125. We are also in the process of developing a second product, Yttrium-90, which is a radioisotope that is already in use for the treatment of certain forms of metastasized, or “spread throughout the body,” cancers.

The physical characteristics of the Cesium-131 (Cs-131 or 131Cs) isotope are expected to decrease radiation exposure to the patient and reduce the severity and duration of side effects, while treating cancer cells as effectively, if not more so than, other isotopes used in seed brachytherapy. Cesium-131 could also enable meaningful penetration in other solid tumor applications such as breast, lung, liver, brain and pancreatic cancer, expanding the total available market opportunity. The second radioisotope, Yttrium-90 (Y-90 or 90Y), is currently being used in the treatment of non-Hodgkin’s lymphoma and is in clinical trials for other applications, including brachytherapy. Other manufacturers have received FDA approval for 90Y and IsoRay Medical believes production will not require clinical trials or an extensive FDA application process. Production is expected to begin in 2006.

Brachytherapy seeds are small devices used in an internal radiation therapy procedure. In recent years the procedure has become one of the primary treatments for prostate cancer and is now used more often than surgical removal of the prostate. The brachytherapy procedure places radioactive seeds as close as possible to (in or near) the cancer tumor (the word “brachytherapy” means close therapy). The seeds deliver therapeutic radiation by killing the tumor cells and cells located in the immediate vicinity of the tumor while minimizing exposure to adjacent healthy tissue. This allows doctors to administer a radioisotope sealed within a welded titanium capsule. Approximately 85 to 135 seeds are permanently implanted in the prostate in a 45-minute outpatient procedure. The isotope decays over time and the seeds become inert. The seeds may be used as a primary treatment or in conjunction with other treatment modalities such as external beam radiation therapy, chemotherapy, or as treatment for residual disease after excision of primary tumors.

Management believes that the IsoRay 131Cs seed represents the first major advancement in brachytherapy technology in over 18 years with attributes that could make it the long term “seed of choice” for internal radiation procedures. The 131Cs seed has FDA approval for treatment of malignant disease (e.g. cancers of the head and neck, brain, liver, lung, breast, prostate, etc.) and may be used in surface, interstitial, and intracavity applications for tumors with known radiosensitivity.

IsoRay was incorporated under Minnesota law in 1983 as Century Park Pictures Corporation. Since 1998 and until our merger with IsoRay Medical, we had no significant operations. On July 28, 2005, our subsidiary, Century Park Transitory Subsidiary, Inc. merged into IsoRay Medical, Inc., making IsoRay Medical our wholly-owned subsidiary.

Results of Operations.

Nine months ended June 30, 2005 compared to the year ended September 30, 2004

Century Park Pictures Corporation (now IsoRay, Inc.) had no revenue for the nine months ended June 30, 2005 or for either of the years ended September 30, 2004 and 2003.

On July 28, 2005, the Company entered into a reverse merger transaction with IsoRay Medical, Inc. whereby IsoRay Medical, Inc. became a wholly-owned subsidiary of the Company.

The acquisition of IsoRay Medical on July 28, 2005 by the Company was accounted for as a “reverse acquisition” whereby IsoRay is the accounting acquirer for financial statement purposes. Accordingly, for all periods subsequent to July 28, 2005, the financial statements of the Company reflect the historical financial statements of IsoRay from the inception of each respective entity composing IsoRay Medical, Inc. at the July 28, 2005 change in control transaction and the operations of the Company subsequent to the July 28, 2005 transaction.

The Company originally had a September 30 year end. As a result of the July 28, 2005 reverse acquisition transaction, the Company’s Board of Directors changed IsoRay, Inc.’s (formerly Century Park Pictures Corporation) year-end to June 30 to correspond to the year end of its newly acquired subsidiary, IsoRay Medical, Inc.

General and administrative expenses for the nine months ended June 30, 2005 were approximately $30,128 as compared to approximately $9,095 for the year ended September 30, 2004. The increase was directly related to various professional fees incurred in the consummation of the July 2005 business combination transaction with IsoRay Medical, Inc.

In conjunction with a May 2005 sale of equity securities for approximately $85,000, the Company, the Company’s then-CEO and the purchasing shareholders negotiated a settlement whereby all outstanding debt owed to the then-CEO in the form of accrued compensation and working capital advances was settled in full for approximately $50,000. As a result of these negotiations, the Company's then-CEO forgave approximately $304,500 in accrued salary for prior periods and this forgiveness was credited as "additional paid-in capital".

Year ended September 30, 2004 compared to year ended September 30, 2003

General and administrative expenses for the years ended September 30, 2004 and 2003 were approximately $9,095 and $19,022, respectively. The principal component of these expenditures was the accrual of interest on outstanding notes payable and operating expenses related to maintaining the Company’s compliance with the Securities Exchange Act of 1934. Interest expense for the years ended September 30, 2004 and 2003 was approximately $2,100 in each respective year. Included in interest expense for Fiscal 2004 and 2003 is approximately $2,100 and $41,000 in imputed interest calculated as a result of the respective noteholders agreeing to discontinue their rights to interest subsequent to July 31, 2002.

The Company’s expenditures prior to the merger consisted solely of items necessary to comply with the Company’s periodic reporting obligations under the Securities Exchange Act of 1934 and were not necessarily reflective of what may be expected in future periods subsequent to the merger.

Three and nine month periods ended March 31, 2006 and 2005

Revenues. During the three month period ended March 31, 2006, the Company generated $479,225 in sales of its 131Cs seed. This represents an increase of $428,660 over sales in the three months ended March 31, 2005 (the “Prior Quarter”) of $50,565. Sales for the nine month period ended March 31, 2006 were $1,176,387. This represents an increase of $1,101,652 over sales in the nine month period ended March 31, 2005. IsoRay Medical began sales of its 131Cs seed on October 26, 2004 with one medical center customer. By March 31, 2006 the number of medical center customers who have ordered the 131Cs seed had grown to 21. Although sales in the three month period ended March 31, 2006 were largely unchanged from sales levels in the previous quarter, sales in the most recent quarter included no sales to Chicago Prostate Cancer Center (“CPCC”), whose orders comprised a significant portion of total sales in the three month period ended December 31, 2005. However, the expansion of our customer base during the most recent quarter provided additional new customers whose orders essentially maintained the sales levels of the previous quarter.

On January 5, 2006, IsoRay Medical was notified by one of its primary customers, Chicago Prostate Cancer Center (“CPCC”), that it would no longer accept 131Cs products from the radiopharmacy exclusively used by IsoRay Medical at that time due to quality control concerns. The role of the radiopharmacy is to provide third party assay, preloading, and sterilization of the 131Cs seeds which are then shipped directly to customers for use in patient implants. IsoRay immediately began working to bring these functions in house. On March 28, 2006, following commencement of operations of the Company’s pre-load department, which performs third party assay, preloading and sterilization of the 131Cs seeds, CPCC resumed ordering from us. Initial shipments of 131Cs seeds, custom-loaded to this customer’s specifications, met the quality control guidelines established by CPCC. Although the temporary three month’s suspension of seed orders by CPCC has had a negative impact on revenue in the past quarter, the Company’s management believes any long-term impact will be nominal. With the resumption of orders by CPCC, added to the increasing customer base, management believes sales for the following quarters will increase.

Gross loss.   Gross loss was $312,232 for the three month period ended March 31, 2006.  This represents an improvement of $209,075, or 40% over the Prior Quarter’s gross loss of $521,307.  Gross loss was $1,251,510 for the nine month period ended March 31, 2006. This represents an increased loss of $367,322 over the gross loss of $884,188 for the nine month period ended March 31, 2005. Cost of products sold was $791,457 for the three month period ended March 31, 2006.  Components of this cost include charges from Pacific Northwest National Laboratories of approximately $200,000 for ancillary manufacturing services, which terminated in January 2006, waste disposal, testing and sample analysis and assay and technical services; approximately $256,000 in wages, benefits and related taxes, approximately $208,000 in direct and indirect materials, and the balance of approximately $127,000 in overhead expenses. This was an increase in cost of products sold of $219,585 or 38% more than the Prior Quarter. Cost of products sold for the nine month period ended March 31, 2006 was $2,427,897. This was an increase in cost of products sold of $1,468,974 over the nine month period ended March 31, 2005. Increased costs in the three and nine month periods are generally attributable to the Company’s increased selling activity during the nine month period ended March 31, 2006.

Research and development. Research and development expenses for the three month period ended March 31, 2006 were $86,194. This represents an increased expenditure of $56,164, or a 187% increase over the Prior Quarter’s expense of $30,030. Research and development expenses for the nine month period ended March 31, 2006 were $208,813 or an increase of $150,752 over the nine month period ended March 31, 2005. Of this amount, $86,700 was paid in conjunction with an ongoing protocol study on the results of 100 patients who have recently been implanted, or will be implanted in the near future, with the Company’s 131Cs brachytherapy seed.

Sales and marketing expenses. Sales and marketing expenses were $325,858 for the three-month period ended March 31, 2006. This represents an increase of $300,638 compared to the Prior Quarter’s expenditure of $25,220 for sales and marketing. Of the $325,858, approximately $237,883 was paid for wages, including payroll-related taxes, travel, office and other support expenses on behalf of our sales and marketing and customer service staff. The balance was spent on advertising, market research, and trade shows and conferences. Sales and marketing expense for the nine month period ended March 31, 2006 was $981,429. This represents an increase of 560,667 or 133% compared to the nine month period ended March 31, 2005 expenditures of $420,762. These increases have occurred as the Company has hired more sales staff and incurred more marketing expenditures since October 2004 when we began selling our product.

General and administrative expenses. General and administrative expenses for the three month period ended March 31, 2006 amounted to $738,494. This represents an increase of $696,570 in comparison to the Prior Quarter’s expense of $41,924. General and administrative expenses for the nine month period ended March 31, 2006 were $2,374,887. This is an increase of $1,568,845 over the nine month period ended March 31, 2005, during which general and administrative expense was $806,042. The increases over the prior periods are due to supporting the Company’s increased manufacturing and sales activities. These activities have increased as the Company has only been manufacturing and selling its product since October 2004. Additionally, increased expenses in the nine month period ended March 31, 2006 were due to compliance with SEC regulations, which the consolidated companies first began to experience following the July 28, 2005 merger. Significant components of general and administrative expenses for the period ended March 31, 2006 included $296,093 in consulting expense, an increase from $161,609 in the comparative nine month period; payroll and related expenses of $448,449, an increase from $286,318 in the comparative nine month period; and professional fees, including accounting and legal fees and broker-dealer commissions of $347,598, an increase from $165,656 in the comparative nine month period. Consulting services increased in connection with the establishment of the independent PIRL production facilities, which commenced production in the late Fall of 2005, and associated equipment installation, customization and validation; review and advice on business and capital strategies, and the addition of a medical director who serves as a consultant. Broker-dealer commissions increased due to the increased sales of equity of approximately $7.2 Million in the nine-month period ended March 31, 2006, an increase of approximately $5 Million over the approximately $2 Million raised in the comparative nine month period.

Operating (loss). Due to our significant research and development expenditures, additional responsibilities as a reporting company, rapid structural growth, and nominal product revenues, we have not been profitable, and have generated operating losses since our inception. In the three month period ended March 31, 2006, the Company had an operating loss of $1,462,778. This represents an increased loss of $844,297 or 137%, in comparison with the Prior Quarter’s operating loss of $618,481. Operating loss for the nine month period ended March 31, 2006 was $4,816,639. Operating loss for the nine month period ended March 31, 2005 was $2,169,053.

Non-operating income (expense). Total non-operating income (expense) was $(197,091) for the three month period ended March 31, 2006. This represents an increase in net expense of $91,258 or 86% over the Prior Quarter’s non-operating income (expense) of $(105,833). This decrease in non-operating income (expense) was largely due to a debt conversion expense of $141,414 (see Note 6) The Company earned $25,472 of interest income on funds held in certain near-liquid accounts. This was $25,238 more than the Prior Quarter’s interest income of $234. During this period, financing expense was $81,149, or an increased expense of $43,653 or 116% over the Prior Quarter’s financing expense of $37,496. Of this amount, $29,376 was paid as interest on loans, notes and convertible debentures outstanding. The balance of the financing expense was amortization of pre-paid financing expense, primarily the January 2005 issuance of common stock to guarantors of certain loans made to the Company, and commissions and legal costs paid in conjunction with the issuance of convertible debentures. For the nine month period ended March 31, 2006, financing expenses increased to $432,257 from $58,285 for the nine month period ended March 31, 2005, an increase of $343,972, or 642%. The largest component of this increase was due to interest payments on convertible debentures which had been sold in the January 1, 2005 PPM. Interest for the nine months ended March 31, 2006 for this expense amounted to approximately $168,000, an increase of approximately $164,000 from the comparable nine month period ended March 31, 2005. The second largest component of this increase, approximately $155,000, was due to amortization of pre-paid financing costs, primarily the January 2005 issuance of common stock to guarantors of certain loans made to the Company, and commissions and legal costs paid in conjunction with the issuance of convertible debentures in the January 1, 2005 PPM. The next largest component of the increased financing expenses for the nine month period ended March 31, 2006 was approximately $52,000 of computed interest expense in conjunction with two capital leases entered into subsequent to April, 2005. Additional increases included interest payments on a $50,000 equipment loan with Columbia River Bank, and an operating loan of $230,000 with Benton Franklin Economic Development District, for which both interest payments commenced in January, 2005, and interest on the Columbia River Bank line of credit. Total non-operating income (expense) for the nine month period ended March 31, 2006 was $(782,144) which represents an increase of $603,498 or 338% over the nine month period ended March 31, 2005. This increase is mainly due to the one-time recognition of expense associated with a short-term inducement to convert debentures (see Note 6) and an increase in financing expenses as noted above.

Liquidity and capital resources. At March 31, 2006, cash and cash equivalents amounted to $2,472,218. During the three months ended March 31, 2006, the Company issued 1,123,384 shares of common stock and granted an equal number of warrants to purchase shares of common stock pursuant to the October 17, 2005 and February 1, 2006 Offerings. This issuance of common stock provided the Company approximately $4,200,000, in cash, net of legal costs and commissions paid pursuant to the Offerings. Additionally, the Company issued 32,000 shares of common stock pursuant to the exercise of options to purchase common stock. This exercise of options provided the Company with $37,130.

On January 30, 2006, IsoRay closed a round of private financing under its October 17, 2005 private placement memorandum, as amended, which was fully sold at $6 million. In February, IsoRay commenced a new round of private financing under its February 1, 2006 private placement memorandum, and had raised approximately $1.2 million under that offering as of March 31, 2006.

The Company had approximately $1.2 million cash on hand as of May 17, 2006. As of that date the Company's monthly required cash operating expenditures were approximately $630,000, and capital expenditures were approximately $50,000. As of May 17, 2006, management believes that assuming expenditures continue at approximately the same monthly rate that the Company's cash on hand would fund operating expenditures through the end of the fiscal year, June 30, 2006.

Our growth plan for 2006 includes expanding sales to existing customers, continuing a trend that has improved starting in the second quarter of FY 2006; continuing to reduce the level of services provided by Pacific Northwest National Laboratory as equivalent company resources become available, which should decrease operating costs; enhancing efforts to reduce internal production costs; and expanding the base of suppliers of direct materials and value added services to direct materials.

On February 9, 2006, IsoRay signed a definitive license agreement with International Brachytherapy s.a. (“IBt”) covering North America and providing IsoRay with access to IBt’s fluid jet production process and its proprietary polymer seed technology for use in brachytherapy procedures using Cesium-131. IsoRay intends to apply for FDA approval for the use of IBt’s proprietary technology in tandem with IsoRay’s Cesium-131 proprietary technology following completion of initial milestones designed to determine whether the two technologies are compatible. This agreement required a cash outlay of approximately $225,000 in March 2006, which was paid. A second payment of $225,000 will be due in August 2006.

At March 31, 2006 IsoRay Medical had four outstanding loans. The first, from Tri-City Industrial Development Council, with an original principal amount of $40,000, was funded in 2001 and requires a final principal only payment of $10,000 in August 2006. It is non-interest bearing and unsecured. The second loan is from the Benton-Franklin Economic Development District in an original principal amount of $230,000 and was funded in December 2004. It bears interest at eight percent and has a sixty month term with a final balloon payment. As of March 31, 2006, the principal balance owed was $208,511. This loan is secured by certain equipment, materials and inventory of IsoRay Medical, and also required personal guarantees, for which the guarantors were issued approximately 70,455 shares of our common stock. The third loan is a revolving line of credit from Columbia River Bank, which provides credit in the amount of $375,000. It bears interest at a floating prime plus two percent rate, and is secured by certain accounts receivable and inventory and personal guarantees, for which the guarantors were issued approximately 107,401 shares of our common stock. As of March 31, 2006, there were no advances outstanding under the line of credit. The fourth loan is with Columbia River Bank in the amount of $150,000, of which $50,000 was funded as of October 31, 2005. This loan is to be used for equipment purchases only and is secured by the equipment purchased with the borrowed funds. It bears interest at seven percent for thirty-six months. As of March 31, 2006, the principal balance owed was approximately $30,813. This loan was retired subsequent to March 31, 2006.

On April 26, 2006, the Company received a commitment letter from the Hanford Area Economic Investment Fund Committee, or HAEIFC, for a $1.4 million loan for equipment purchases, to be funded upon meeting certain conditions, which must be met by June 15, 2006 or the loan commitment will be cancelled. The proposed terms of the loan include an interest rate of prime plus 2.5%, a 120 month term, and the granting of security interests in the equipment purchased with the loan proceeds and certain other assets. The loan will have various covenants, to include certain financial covenants, the subordination of certain existing debt, all production facilities and corporate headquarters to remain within Benton and Franklin Counties in Washington, compensation to employees and directors may not exceed $100,000 annually (other than employees with compensation already in excess of $100,000), and no dividends may be paid or bonuses paid in excess of 30% of the prior year’s net income after June 30, 2010. There can be no assurance that the HAEIFC loan will ever be funded.

The BFEDD has granted IsoRay Medical a waiver from enforcing violations of paying officers in excess of $100,000 per year and maintaining a certain current asset ratio. The waiver, effective from March 31, 2005 through June 30, 2006, also excuses non-compliance with covenants prohibiting fixed asset or lease obligations in excess of $24,000 per year, covenants prohibiting mergers, and covenants requiring maintenance of a certain long-term debt to equity ratio. However, IsoRay Medical is currently in default of a covenant requiring that it pay no greater than forty-five thousand dollars ($45,000) annually for lease payments during the life of the loan. Management believes that if the BFEDD accelerates repayment that is has sufficient cash resources to satisfy this obligation.

IsoRay Medical also had $455,000 in principal amount of convertible debentures outstanding as of March 31, 2006, which were issued between February and July 2005. These debentures could be converted into 127,711 shares of common stock at a conversion rate of $4.15 per share. Each debenture bears interest at an annual rate of eight percent (not compounded), and has a twenty-four month term with accrued interest paid quarterly.

IsoRay Medical also had $71,001 in principal amount of notes payable outstanding as of March 31, 2006, which were issued in a private placement to a predecessor IsoRay company between October 2003 and September 2004. Each note bears interest at an annual rate of ten percent (not compounded), and has a thirty-six month term with accrued interest paid quarterly. Subsequent to March 31, 20065 the Company retired these note payable obligations with part of the proceeds received from the New Offering of February 1, 2006 (See Note 9).

On April 4, 2005 a capital lease agreement was executed by IsoRay Medical with Nationwide Funding LLC, whereby the lessor funded the $75,000 acquisition of a glove box built to the Company's specifications by Premier Technology, Inc. of Pocatello, ID. This is a 48 month agreement with minimum monthly lease payments of $2,475.

On May 16, 2005 a capital lease agreement was executed by IsoRay Medical with Vencore Solutions LLC. This is a capital lease for a hot cell with a lease line in the amount of $430,000. This is a 36 month lease, with a purchase option at fair market value, defined in the lease agreement as not more than 15% of the initial fair value purchase price. Based on this amount, for the first five months, the minimum monthly lease payment will be $8,349. The minimum monthly lease payment increases to $17,500 for the remaining 31 months, based on the entire value of the $430,000 lease line. In connection with the lease agreement, IsoRay granted warrants to purchase 5,692 shares of its common stock at $4.15/share.

We expect to finance our future cash needs through the sale of equity securities, solicitation to warrant holders to exercise their warrants, and possibly strategic collaborations or debt financing or through other sources that may be dilutive to existing shareholders. If we need to raise additional money to fund our operations, funding may not be available to us on acceptable terms, or at all. If we are unable to raise additional funds when needed, we may not be able to market our products as planned or continue development and regulatory approval of our future products. If we raise additional funds through equity sales, these sales may be dilutive to existing investors, and we may decide to lower the exercise price of previously issued warrants.

We have no material commitments for capital expenditures and no off-balance sheet arrangements.

MARKET FOR COMMON STOCK

Our common stock is quoted on the OTC Bulletin Board under the symbol "ISRY.OB" and on the Pink Sheets under the symbol "ISRY.PK." There is limited trading activity in our securities, and there can be no assurance a regular trading market for our common stock will be sustained. We resumed trading on the Pink Sheets on August 18, 2005, after a period of no trading activity from February 18, 2005 until August 18, 2005. We also had a period of no trading activity from July 2003 until February 7, 2005. On November 2, 2005, we began trading on the OTC Bulletin Board. The following table sets forth, for the calendar periods indicated, the range of the high and low last reported bid prices of our common stock from October 1, 2003 through December 31, 2005, as reported by the Pink Sheets and the OTC Bulletin Board.  The quotations represent inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.  The quotations may be rounded for presentation. There is an absence of an established trading market for the Company's common stock, as the market is limited, sporadic and highly volatile, which may affect the prices listed below.

Period	High	Low
October 1, 2003 - December 31, 2004	N/A	N/A
January 2, 2005 - March 31, 2005	*	*
April 1, 2005 - June 30, 2005(1)	N/A	N/A
July 1, 2005 - September 30, 2005	$5.95	$1.00
October 1, 2005 - December 31, 2005	$8.25	$4.50
January 2, 2006 - March 31, 2006	$7.00	$6.50

*	Less than $0.01.
(1)	Due to our change of fiscal year end from September 30 to June 30, our 2005 fiscal year was only nine months long.

On June 2, 2006, the last reported bid price of our common stock as reported on the OTC Bulletin Board was $4.50 per share. As of June 2, 2006, we had approximately 849 shareholders of record of our common stock and 14,722,686 outstanding shares of our common stock. Certain of the shares of common stock are held in "street" name and may be held by numerous beneficial owners.

Dividends. The Company's Board of Directors, in its sole discretion, may declare and pay dividends on the common stock, payable in cash or other consideration, out of funds legally available, if all dividends due on the preferred stock have been declared and paid. The Company has not paid any cash dividends on its common stock and does not plan to pay any cash dividends on its common stock for the foreseeable future.

Equity Compensation Plans

On July 28, 2005, the Company adopted the Amended and Restated 2005 Stock Option Plan (the "Option Plan") and the Amended and Restated 2005 Employee Stock Option Plan (the "Employee Plan"), pursuant to which it may grant equity awards to eligible persons. The Option Plan allows the Board of Directors to grant options to purchase up to 1,800,000 shares of common stock to directors, officers, key employees and service providers of the Company, and the Employee Plan allows the Board of Directors to grant options to purchase up to 2,000,000 shares of common stock to officers and key employees of the Company. As of March 31, 2006, options to purchase 1,630,472 shares had been granted under the Option Plan and options to purchase 1,420,511 shares had been granted under the Employee Plan. Of these options, 66,291 had been exercised under the Employee Plan, and 26,993 had been exercised under the Option Plan, as of March 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	N/A	N/A	N/A

Equity compensation plans not approved by shareholders	3,050,983	$1.90	749,017

Total	3,050,983	$1.90	749,017

DESCRIPTION OF BUSINESS

The Merger

On July 28, 2005, the merger (the "Merger") contemplated by the Merger Agreement dated as of May 27, 2005 by and among Century Park Pictures Corporation (the former name of the Company), Century Park Transitory Subsidiary, Inc., IsoRay Medical, Inc. and certain shareholders (the "Merger Agreement"), was completed.

As a result of the Merger and pursuant to the Merger Agreement, IsoRay Medical, Inc. became a wholly-owned subsidiary of Century Park Pictures Corporation, Century Park Pictures Corporation changed its name to "IsoRay, Inc.", and the Company issued shares of its common and preferred stock, and options and warrants to purchase shares of its common and preferred stock, to holders of securities in IsoRay Medical, Inc.

Immediately after the Merger, the Company had 10,237,797 shares of common and preferred stock outstanding. The total amount of shares outstanding post merger was 13,880,822, which includes not only shares of common stock, but also shares of preferred stock, warrants, options and convertible debentures that could be exercised or converted into shares of common stock. Following the Merger, on a fully diluted basis, the shareholders of IsoRay Medical, Inc. owned approximately 82% of the Company's outstanding securities, and the Company's shareholders owned approximately 18% of the Company's outstanding securities.

Business of IsoRay, Inc.

The Company was incorporated in Minnesota in 1983. Until 1998, the Company was engaged in the development, production and marketing of various entertainment intellectual properties and other assets in the motion picture, television and theatrical stage markets. Since 1998 and until the completion of the Merger, the Company did not conduct any business operations and had minimal assets and liabilities. The Company is now a holding company for its wholly-owned subsidiary, IsoRay Medical, Inc.

Business of IsoRay Medical, Inc.

IsoRay Medical, Inc. was formed on June 15, 2004 as a corporation in the State of Delaware, and in October 2004 it merged with two predecessor companies to combine all of the IsoRay operations into one company.

IsoRay Medical intends to utilize its patented radioisotope technology, experienced chemists and engineers, and management team to create a major therapeutic medical isotope and medical device company with a goal of providing improved patient outcomes in the treatment of prostate cancer and other solid cancer tumors. IsoRay Medical began production and sales of its initial FDA approved product, the IsoRay 131Cs brachytherapy seed, in October 2004 for the treatment of prostate cancer. Management believes its technology will allow it to capture a leadership position in an expanded brachytherapy market. The physical characteristics of the Cesium-131 (Cs-131 or 131Cs) isotope are expected to decrease radiation exposure to the patient and reduce the severity and duration of side effects, while treating cancer cells as effectively, if not more so than, other isotopes used in seed brachytherapy. Cesium-131 could also enable meaningful penetration in other solid tumor applications such as breast, lung, liver, brain and pancreatic cancer, expanding the total available market opportunity. The second radioisotope, Yttrium-90 (Y-90 or 90Y), is currently being used in the treatment of non-Hodgkin's lymphoma and is in clinical trials for other applications. Other manufacturers have received FDA approval for 90Y and IsoRay Medical believes production will not require clinical trials or an extensive FDA application process. Production is expected to begin in 2006.

Brachytherapy seeds are small devices used in an internal radiation therapy procedure. In recent years the procedure has become one of the primary treatments for prostate cancer and is now used more often than surgical removal of the prostate. The brachytherapy procedure places radioactive seeds as close as possible to (in or near) the cancer tumor (the word "brachytherapy" means close therapy). The seeds deliver therapeutic radiation by killing the tumor cells and cells located in the immediate vicinity of the tumor while minimizing exposure to adjacent healthy tissue. This allows doctors to administer a higher dose of radiation at one time than is possible with external beam radiation. Each seed contains a radioisotope sealed within a welded titanium capsule. Approximately 85 to 135 seeds are permanently implanted in the prostate in a 45-minute outpatient procedure. The isotope decays over time and the seeds become inert. The seeds may be used as a primary treatment or, in conjunction with other treatment modalities such as external beam radiation therapy, chemotherapy, or as treatment for residual disease after excision of primary tumors.

Management believes that the IsoRay 131Cs seed represents the first major advancement in brachytherapy technology in over 18 years with attributes that could make it the long term "seed of choice" for internal radiation procedures. The 131Cs seed has FDA approval for treatment of malignant disease (e.g. cancers of the head and neck, brain, liver, lung, breast, prostate, etc.) and may be used in surface, interstitial, and intracavity applications for tumors with known radiosensitivity.

The 131Cs isotope appears to have specific advantages for treating cancer over Iodine-125 (I-125 or 125I) and Palladium-103 (Pd-103 or 103Pd), the other isotopes commonly used in brachytherapy procedures. IsoRay Medical believes that the short half-life and higher dose rate characteristics of 131Cs will expand industry applications and facilitate meaningful penetration into the treatment of other forms of cancer tumors such as breast cancer. The shorter half-life of 9.7 days for 131Cs (versus 17.5 days for 103Pd and 60 days for 125I) mitigates negative effects of long radiation periods on healthy tissue and is believed to reduce the duration of certain side effects. The higher initial dose rate is believed to be more effective on fast growing cancers by aggressively attacking cancer cells and disrupting cancer cell re-population cycles. The characteristics of 131Cs may result in the use of 10-30% fewer seeds per procedure thereby reducing the total physical radiation dose to the patient and reducing the costs of the procedure for both third party payors and the patient.

IsoRay Medical's second product, Yttrium-90, is also a short-lived (half-life of 64 hrs) radioisotope that is already used in the treatment of non-Hodgkin's lymphoma, leukemia, ovarian cancer, prostate cancer, osteosarcomas, and tumors of the breast, lung, kidney, colon and brain. These applications apply primarily to metastasized, or spread through the body, cancers. Currently more than 20 clinical trials using 90Y are underway in the U.S. Yttrium-90 is also used at multiple treatment centers in Europe. Several members of the current IsoRay Medical team developed a process to produce high-purity 90Y for medical applications during the mid-1990s. Currently over 90 percent of the 90Y used in the U.S. is imported. IsoRay Medical's management believes there is an immediate market opportunity for a highly purified 90Y.

IsoRay Medical and its predecessor companies have accomplished the following key milestones:

•	Began offering seeds loaded in sterile strands and needles from IsoRay’s custom preloading service (March 2006);

•	Began radioactive operations in our new manufacturing facility in Richland, Washington (November 2005);

•	Deployed a direct sales force to the market (July 2004 - July 2005);

•	Developed a treatment protocol for prostate cancer with a leading oncologist (January 2005);

•	Treated the first patient (October 2004);

•	Commenced production of the 131Cs seed (August 2004);

•	Filed five additional patent applications for 131Cs and [90]Y processes (November 2003 -August 2004);

•	Obtained a Nuclear Regulatory Commission Sealed Source and Device Registration required by the Washington State Department of Health and the FDA (September 2004);

•	Received a Radioactive Materials License from the Washington State Department of Health (July 2004);

•	Implemented an ISO-9000 Quality Management System and production operating procedures (under continuing development);

•
Signed a Commercial Work for Others Agreement between Battelle (manager of the Pacific Northwest National Laboratory or PNNL) and IsoRay Medical, allowing initial production of seeds through 2006 at PNNL (April 2004);

•	Raised over $17.5 M in debt and equity funding (September 2003 - February 2006)

•	Obtained favorable Medicare reimbursement codes for the Cs-131 brachytherapy seed (November 2003);

•	Obtained FDA 510(k) approval to market the first product: the 131Cs brachytherapy seed (March 2003);

•
Completed initial radioactive seed production, design verification, computer modeling of the radiation profile, and actual dosimetric data compiled by the National Institute of Standards and Technology and PNNL (October 2002); and

•	Obtained initial patent for 131Cs isotope separation and purification (May 2000).

Industry Information

Incidence of Prostate Cancer

Excluding skin cancer, prostate cancer is the most common form of cancer, and the second leading cause of cancer deaths, in men. The American Cancer Society estimated that about 232,090 new cases of prostate cancer were diagnosed and an estimated 30,350 deaths were associated with the disease in the United States during 2005. Because of early detection techniques (e.g., screening for prostate specific antigen, or PSA) approximately 70% (162,400) of these cases are potentially treatable with seed brachytherapy, when the cancers are still locally confined within the prostate.

The prostate is a walnut-sized gland surrounding the male urethra, located below the bladder and adjacent to the rectum. The two most prevalent prostate diseases are benign prostatic hyperplasia (BPH) and prostate cancer. BPH is a non-cancerous enlargement of the innermost part of the prostate. Prostate cancer is a malignant tumor that begins most often in the periphery of the gland and, like other forms of cancer, may spread beyond the prostate to other parts of the body.

Prostate cancer incidence and mortality increase with age. Prostate cancer is found most often in men who are over the age of 50. More than seven out of ten men diagnosed with prostate cancer are over the age of 65. According to the American Cancer Society, approximately one man in six will be diagnosed with prostate cancer during his lifetime, although only one man in thirty-three will die of this disease.

In addition to age, other risk factors are linked to prostate cancer, such as genetics. Men who have relatives that have been affected, especially if the relatives were young at the time of diagnosis, have an even higher risk of contracting the disease. Researchers have discovered that changes in certain genes, influenced by DNA mutations inherited from a parent, may cause some men to be more inclined to develop prostate cancer. It has also been suggested that environmental factors such as exposure to cancer-causing chemicals or radiation may cause DNA mutations in many organs, but this theory has not been confirmed. Another factor that may contribute to prostate cancer is diet, with diets high in fat and high in calcium possibly increasing the risk of prostate cancer.

The American Cancer Society recommends that men without symptoms, risk factors and who have a life expectancy of at least ten years should begin regular annual medical exams at the age of 50, and believes that health care providers should offer as part of the exam the prostate-specific antigen ("PSA") blood test and a digital rectal examination. The PSA blood test determines the amount of prostate specific antigen present in the blood. PSA is found in a protein secreted by the prostate, and elevated levels of PSA can be associated with either prostatitis (a noncancerous inflammatory condition) or a proliferation of cancer cells in the prostate. Transrectal ultrasound tests and biopsies are typically performed on patients with elevated PSA readings to confirm the existence of cancer.

A tumor found by a prostate biopsy is usually assigned a grade by a pathologist. The most common prostate cancer grading system is called the Gleason grading system. A Gleason score, which ranges from 2 to 10, usually is used to estimate the tumor's growth rate. Typically, the lower the score, the slower the cancer grows. Most localized cancers of the prostate gland are associated with an intermediate score ranging from Gleason scores 4 through 6.

Staging is the process of determining how far the cancer has spread. The treatment and recovery outlook depend on the stage of the cancer. The TNM system is the staging process used most often. The TNM system describes the extent of the primary tumor (T stage), whether the cancer has spread to nearby lymph nodes (N stage), and the absence or presence of distant metastasis (M stage). The TNM descriptions can be grouped together with stages labeled 0 through IV (0-4). The higher the number, the further the cancer has spread. The following table summarizes the various stages of prostate cancer.

Stages	Characteristics of prostate cancer
T1 or T2	Localized in the prostate
T3 or T4	Locally advanced
N+ or M+	Spread to pelvic lymph nodes (N+)or distant organs (M+)

Treatment Options and Protocol

In addition to brachytherapy, localized prostate cancer is commonly treated with radical prostatectomy ("RP") and external beam radiation therapy ("EBRT"). Recently, intensity modulated radiation therapy ("IMRT") has seen increased application, particularly in combination with brachytherapy for cancers that have begun to spread beyond the prostate. Other treatments include cryosurgery, hormone therapy, watchful waiting, and finasteride, a drug commonly prescribed to treat benign enlargement of the prostate and male baldness. Some of these therapies may be combined in special cases to address a specific cancer stage or patient need. When the cancerous tissue is not completely eliminated, the cancer typically returns to the primary site, often with metastases to other areas.

Radical Prostatectomy. Historically the most common treatment option for prostate cancer, radical prostatectomy is an invasive surgical procedure in which the entire prostate gland is removed. RP is performed under general anesthesia and typically involves a hospital stay of several days for patient observation and recovery. This procedure is often associated with relatively high rates of impotence and incontinence. For instance, a study published in the Journal of the American Medical Association in January 2000 reported that approximately 60% of men who had received RP reported erectile dysfunction as a result of surgery. The same report found that approximately 40% of the patients studied reported at least occasional incontinence. New bilateral nerve-sparing techniques are currently being used more frequently in order to address these side effects, but these techniques require a high degree of surgical skill. RP is typically more expensive than other common treatment modalities.

External Beam Radiation Therapy. EBRT allows patients to receive treatment on an outpatient basis and at a lower cost than RP. EBRT involves directing a beam of radiation from outside the body at the prostate gland in order to destroy cancerous tissue. The course of treatment usually takes seven to eight weeks to deliver the total dose of radiation prescribed to kill the tumor. Studies have shown, however, that the ten-year disease free survival rates with treatment through EBRT are less than the disease free survival rates after RP or brachytherapy treatment. In addition, because the radiation beam travels through the body to reach the prostate, normal tissue lying in the path of the radiation beam is also damaged. Other side effects are associated with EBRT. For instance, rectal wall damage caused by the radiation beam is a noted negative side effect. Data suggests that between 30% and 40% of the patients who undergo EBRT suffer problems with erectile dysfunction after treatment.

Intensity Modulated Radiation Therapy. IMRT is a newer, more advanced form of EBRT in which sophisticated computer control is used to aim the beam at the target volume from multiple different angles and to vary the intensity of the beam. Thus, damage to normal tissue and critical structures is minimized by distributing the unwanted radiation over a larger geometric area. The course of treatment is similar to EBRT and requires daily doses over a period of seven to eight weeks to deliver the total dose of radiation prescribed to kill the tumor. IMRT is relatively new and thus not widely available for use as a treatment modality. As a result fewer clinical data regarding treatment effectiveness and the incidence of side effects are available. One advantage of IMRT, and to some extent EBRT, is the ability to treat cancers that have begun to spread from the tumor site. An increasingly popular therapy for patients with more advanced prostate cancer is a combination of IMRT with seed implant brachytherapy (which, until protocols are developed, does not include the Cesium-131 seed).

Cryosurgery. Cryosurgery, a procedure in which tissue is frozen to destroy tumors, is another treatment option for prostate cancer. Currently, this procedure is less widely used, although promising treatment outcomes have been reported. Cryosurgery typically requires a one to two day hospital stay and is associated with higher rates of impotence and other side effects than brachytherapy.

Other Treatments. Other treatments include hormone therapy and chemotherapy, which may be used to reduce the size of cancerous tumors. However, these treatments are not intended to ultimately cure a patient of prostate cancer. Instead, such treatment choices are made by physicians in an attempt to extend patients' lives if the cancer has reached an advanced stage or as ancillary treatment methods used in conjunction with other treatment modalities. Common side effects of hormone therapy are impotence, decreased libido and development of breasts, and common side effects of chemotherapy are nausea, hair loss and fatigue.

"Watchful waiting," while not a treatment, is recommended by some physicians in extreme circumstances based on the severity and growth rate of the disease, as well as the age and life expectancy of the patient. Physicians and patients who choose watchful waiting are frequently seeking to avoid the negative side effects associated with RP or other treatment modalities. Through careful monitoring of PSA levels and close examination for advancing symptoms of prostate cancer, physicians may choose more active treatments at a later date.

Treatment Protocol. Prostate cancer patients electing seed therapy first undergo an ultrasound test or CT scan, which generates a series of two-dimensional image of the prostate. With the assistance of a computer program, a three-dimensional treatment plan is created that calculates the number and placement of the seeds required for the best possible distribution of radiation to the prostate. Once the implant model has been constructed, the procedure is scheduled and the seeds are ordered. The number of seeds implanted normally ranges from 85 to 135, with the number of seeds varying with the size of the prostate. The procedure is usually performed under local anesthesia in an outpatient setting. The seeds are implanted using needles inserted into the prostate. When all seeds have been inserted, seed placement is verified through an ultrasound image, CT scan, fluoroscope or MRI. An experienced practitioner typically performs the procedure in approximately 45 minutes, with the patient normally returning home the same day. Most patients are able to return to their normal activities within one or two days following the procedure.

Origin of Brachytherapy seeds

One of the first reports in the medical literature regarding brachytherapy seeds that deliver "soft x-ray" radiation directly to tumors by permanent implantation appeared in 1965, authored by Donald C. Lawrence and Dr. Ulrich K. Henschke. Don Lawrence later developed and patented the titanium-encapsulated 125I brachytherapy seed. His company, Lawrence Soft Ray Inc., provided the world's supply of seeds from 1967 to 1978 until the 3M Corporation purchased the technology. Eventually 3M sold the business to Amersham PLC, which spun off this business to its division Oncura, today the market leader in Iodine-125 seeds. All commercially available seeds trace their origin to Mr. Lawrence's invention. Don Lawrence was a founder of IsoRay, LLC, the first predecessor company to IsoRay Medical.

Brachytherapy has been used as a treatment for prostate cancer for more than 30 years. Formerly, seeds containing the radioactive isotope Iodine-125 were implanted in prostate tumors through open surgery. However, this technique fell into disfavor because the seeds were often haphazardly arranged resulting in radiation not reaching all of the targeted cancerous tissue. Compounding this was the fact that often an unintended radiation dose was delivered to healthy surrounding tissues, particularly the urethra and rectum. Originally, brachytherapy earned an unfavorable reputation because the early adopters did not have the imaging technologies needed for accurate placement of the seeds. This resulted in poor tumor control and greater damage to surrounding healthy tissue. Since the introduction of the ultrasound-guided, transperineal implantation technique in the late 1980s, brachytherapy has become a treatment that not only provides excellent therapeutic value but is very convenient and economical for the patient. The benefits of the advancements in imaging, computer dose planning, and the actual implant procedure are borne out by the improved clinical results achieved using modern brachytherapy techniques.

The introduction of Palladium-103 in the mid-1980s represented a major technology advancement in brachytherapy and played a significant role in the dramatic increase in the number of brachytherapy procedures performed. Within a relatively short period of time, 103Pd captured 40% of the growing brachytherapy market.

Cesium-131 represents the first major advancement in brachytherapy technology in over 18 years with attributes that management believes could make it the long term "seed of choice" for internal radiation procedures. Management believes that the 131Cs seed has specific clinical advantages for treating cancer over 125I and 103Pd.

There is a large and growing potential market for the Company's products. Several significant clinical and market factors are contributing to the increasing popularity of the brachytherapy procedure. In Europe brachytherapy is growing in excess of 25% per year and it is expected that market growth in the U.S. will also increase dramatically. In 1996 only 4% of prostate cancer cases were treated with brachytherapy, or about 8,000 procedures. In 2005, it was estimated that over 60,000 brachytherapy procedures would be performed for prostate cancer. Brachytherapy as a treatment is now more common than radical prostatectomy and has become the treatment of choice for early-stage prostate cancer. Considerable attention is now being given to high risk and faster growing prostate cancers as well. Brachytherapy has significant advantages over competing treatments including lower cost, better survival data, fewer side effects, a faster recovery time and the convenience of a single outpatient procedure that generally lasts 45 minutes (Merrick, et. al., Techniques in Urology, Vol. 7, 2001; Potters, et. al., Journal of Urology, May, 2005; Sharkey, et. al., Current Urology Reports, 2002).

Clinical Results

Long term survival data are now available for brachytherapy with 103Pd and 125I, which support the efficacy of brachytherapy. Clinical data indicate that brachytherapy offers success rates for early-stage prostate cancer treatment that are equal to or better than those of RP or EBRT. While clinical studies of brachytherapy to date have focused on results from brachytherapy with Pd-103 and I-125, management believes that this data will be relevant for brachytherapy with Cs-131, and Cs-131 may offer improved clinical outcomes over Pd-103 and I-125, given its shorter half-life and higher energy.

Improved patient outcomes. A number of published studies on the use of 103Pd and 125I brachytherapy in the treatment of early-stage prostate cancer have been very positive. We have not obtained consent to cite the studies listed below.

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A twelve-year clinical study published in the 2004 Supplement of the International Journal of Radiation Oncology, Biology and Physics, reported that the relative survival rate is 84% for low risk cancer patients, 78% for intermediate risk cancer patients and 68% for high risk cancer patients. The study was conducted by Dr. Lou Potters, et al. of the New York Prostate Institute and included 1,504 patients treated with brachytherapy between 1992 and 2000.

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A study published in the January 2004 issue of the International Journal of Radiation Oncology, Biology and Physics, reported that brachytherapy, radical prostatectomy, high-dose external beam radiation therapy and combined therapies produced similar cure rates. The study was conducted by Dr. Patrick Kupelian, Dr. Louis Potters, et al. and included 2,991 patients with Stage T1 or T2 prostate cancer. Of these patients, 35% of patients underwent surgery, 16% received low-dose EBRT, 10% received high-dose EBRT, 7% received combination therapy and 32% received brachytherapy. After five years, the biochemical relapse-free survival rate was 83% for brachytherapy, 81% for radical prostatectomy, 81% for high-dose EBRT, 77% for combination therapy and 51% for low-dose EBRT.

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A nine-year clinical study published in the March 2000 issue of the International Journal of Radiation Oncology, Biology and Physics, reported that 83.5% of patients treated with the Pd-103 device were cancer-free at nine years. The study was conducted by Dr. John Blasko of the Seattle Prostate Institute and included 230 patients with clinical stage T1 and T2 prostate cancer. Only 3% experienced cancer recurrence in the prostate.

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Results from a 10-year study conducted by Dr. Datolli and Dr. Wallner published in the International Journal of Radiation Oncology, Biology and Physics in September 2002, were presented at the October 2002 American Society for Therapeutic Radiology and Oncology conference confirming the effectiveness of the Pd-103 seed in patients with aggressive cancer who previously were considered poor candidates for brachytherapy. The 10-year study was comprised of 175 patients with Stage T2-T3 prostate cancer treated from 1991 through 1995. Of these patients, 79 percent remained completely free of cancer without the use of hormonal therapy or chemotherapy.

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A study by the Northwest Prostate Institute in Seattle, Washington reported 79% disease-free survival at 12 years for brachytherapy in combination with external beam radiation (Ragde, et al., Cancer, July 2000). The chance of cure from brachytherapy is nearly 50% higher than for other therapies for men with large cancers (PSA 10-20) and over twice as high as other therapies for men with the largest cancers (PSA 20+) (K. Wallner, Prostate Cancer: A Non-Surgical Perspective, Smart Medicine Press, 2000).

Reduced Incidence of Side Effects. Sexual potency and urinary incontinence are two major concerns men face when choosing among various forms of treatment for prostate cancer. Because the IsoRay 131Cs seed delivers a highly concentrated and confined dose of radiation directly to the prostate, healthy surrounding tissues and organs typically experience less radiation exposure. Management believes, and initial results appear to support, that this should result in lower incidence of side effects and complications than may be incurred with other conventional therapies, and when side effects do occur, they should resolve more rapidly than those experienced with I-125 and Pd-103 isotopes.

Favorable Market Factors

Lower Treatment Cost. The total one-time cost of brachytherapy ranges from $10,000 to $17,000 per procedure. This is less than the cost of a radical prostatectomy or RP, which ranges from $17,000 to $20,000, excluding treatment for side effects and post-operative complications. Brachytherapy cost is comparable to the cost of EBRT (external beam radiation), which is approximately $14,000 to $35,000 for a seven to nine week course of treatment.

Favorable Demographics. Prostate cancer incidence and mortality increase with age. Prostate cancer is found most often in men who are over the age of 50. The National Cancer Institute has reported that the incidence of prostate cancer increases dramatically in men over the age of 55. Currently, one out of every six men is at lifetime risk of developing prostate cancer. More than seven out of ten men diagnosed with prostate cancer are over the age of 65. At the age of 70, the chance of having prostate cancer is 12 times greater than at age 50. According to the American Cancer Society, prostate cancer incidence rates increased between 1988 and 1992 due to earlier diagnosis in men who otherwise had no sign of symptoms. Early screening has fostered a decline in the prostate cancer death rate since 1990.

The number of prostate cancer cases in the U.S. is expected to increase due to the expanding population of men over the age of 55. The U.S. Census Bureau estimates this segment of the population will increase from 25.9 million men in 2000 to 32 million men by 2008 - a 24% increase. Extrapolating that data, management believes that the U.S. will provide over 180,000 candidates annually for prostate brachytherapy by 2008.

Increased PSA Screening. Early PSA screening and testing leads to early diagnosis. The American Cancer Society recommends that men without symptoms or risk factors and who have a life expectancy of at least ten years, should begin regular annual medical exams at the age of 50, and believes that health care providers should offer as part of the exam the prostate-specific antigen blood test. The PSA blood test determines the amount of prostate specific antigen present in the blood. PSA is found in a protein secreted by the prostate, and elevated levels of PSA can be associated with either prostatitis (a noncancerous inflammatory condition) or a proliferation of cancer cells in the prostate. Industry studies have shown that the PSA test can detect prostate cancer up to five years earlier than the digital rectal exam. Ultrasound tests and biopsies are typically performed on patients with elevated PSA readings to confirm the existence of cancer.

Our Strategy

The key elements of IsoRay Medical's strategy include:

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Continue to introduce the IsoRay 131Cs seed into the U.S. brachytherapy market. Utilizing a direct sales organization and selected channel partners, IsoRay Medical intends to capture a leadership position by expanding overall use of the brachytherapy procedure for prostate cancer, capturing much of the incremental market growth and taking market share from existing competitors.

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Create a state-of-the-art manufacturing process. IsoRay Medical has constructed a state-of-the-art manufacturing facility in Richland, Washington in its newly leased facility, to implement our proprietary manufacturing process which is designed to improve profit margins and provide adequate manufacturing capacity to support future growth and ensure quality control. If Initiative 297 presents a strategic roadblock to the Company, IsoRay plans to construct a permanent manufacturing facility in another state. Working with leading scientists, IsoRay Medical intends to design and create a proprietary separation process to manufacture enriched barium, a key source material for 131Cs, to ensure adequate supply and greater manufacturing efficiencies.

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Introduce Cesium-131 therapies for other solid cancer tumors. IsoRay Medical intends to partner with other companies to develop the appropriate delivery technology and therapeutic delivery systems for treatment of other solid cancer tumors such as breast, lung, liver, pancreas, neck, and brain cancer. IsoRay Medical's management believes that the first major opportunities may be for the use of Cesium-131 in adjunct therapy for the treatment of residual lung and breast cancers.

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Introduce other isotope products to the U.S. market. IsoRay Medical plans to introduce its Yttrium-90 radioisotope in 2006. Currently, FDA approved [90]Y manufactured by other suppliers is used in the treatment of non-Hodgkin's lymphoma and is in clinical trials for other applications. Other products may be added in the future as they are developed. IsoRay Medical has the ability to make several different isotopes for multiple medical and industrial applications. During 2005 the Company identified and prioritized additional market opportunities for these isotopes.

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Support clinical research and sustained product development. The Company plans to structure and support clinical studies on the therapeutic benefits of Cs-131 for the treatment of solid tumors and other patient benefits. We are and will continue to support clinical studies with several leading radiation oncologists to clinically document patient outcomes, provide support for our product claims and compare the performance of our seeds to competing seeds. IsoRay Medical plans to sustain long-term growth by implementing research and development programs with leading medical institutions in the U.S. to identify and develop other applications for IsoRay Medical's core radioisotope technology.

Management believes there is a large and growing addressable market for IsoRay Medical's products. Several factors appear to contribute to the increasing popularity of the brachytherapy procedure. Long-term survival data are now available for brachytherapy (other than with respect to treatment from Cs-131 seeds). Brachytherapy has become the treatment of choice for not only early-stage prostate cancer but is now being considered for treatment of fast growing, aggressive tumors. For the treatment of prostate cancer, seed brachytherapy is now more common than surgery (radical prostatectomy). Seed brachytherapy has significant advantages over competing treatments including lower cost, better survival data, fewer side effects, a faster recovery time and the convenience of a 45-minute outpatient procedure. Over 60,000 procedures were forecasted to occur in the U.S. in 2005. At the April 30, 2006 seed price for 131Cs of $55, this represents a potential $330 million seed market that is forecast to grow substantially by 2009 according to a recent market survey performed by Frost & Sullivan, a nationally recognized market research firm. IsoRay Medical's management believes that the 131Cs seed will add incremental growth to the existing brachytherapy seed market as physicians who are currently reluctant to recommend brachytherapy for their prostate patients due, in part, to side effects caused by longer-lived isotopes, become comfortable with the shorter half-life of 131Cs, and the anticipated reduction of side effects.

Products

IsoRay Medical markets the Cesium-131 seed and intends to market Yttrium-90 and other radioactive isotopes in the future. Additionally, it will attempt to create a market, primarily in clinical trials, for the liquid Cs-131 isotope, which is created in the production of IsoRay Medical's 131Cs seed.

Cs-131 Seed Product Description and Use in Cancer Treatment

Brachytherapy seeds are small devices that deliver therapeutic radiation directly to tumors. Each seed contains a radioisotope sealed within a welded titanium case. In prostate cancer procedures, approximately 85 to 135 seeds are permanently implanted in a 45-minute outpatient procedure. The isotope decays over time, and the seeds become inert. The seeds may be used as a primary treatment or in conjunction with other treatment modalities such as external beam radiation therapy, chemotherapy, or as treatment for residual disease after excision of primary tumors.

Significant advantages of brachytherapy over competing treatments include: fewer side effects (the likelihood of impotence and incontinence is reduced when seeds are used to treat prostate cancer); short, convenient outpatient procedure (typically 45 minutes); faster recovery time (days vs. weeks); lower cost than other treatment modalities; higher cure rates for solid tumors; less pain; and overall considerably better quality of life. The primary disadvantage of brachytherapy is subjecting the human body to radiation and the side effects of radiation. Physician errors in seed placement and the number of seeds implanted may also result in the failure to eradicate the cancer or in negative side effects from over-radiation of certain tissues in the body.

A diagram of the IsoRay seed appears in Figure 1. The seed contains an x-ray opaque marker surrounded by a ceramic substrate to which the isotope is chemically attached. The seed core is placed in a titanium tube and precision laser welded to form a hermetically sealed source of therapeutic radiation suitable for permanent implantation. The x-ray marker allows the physician to accurately determine seed placement within the tumor.

Figure 1: Cross section of 131Cs seed

Competitive Advantages of Cs-131

Management believes that 131Cs has specific clinical advantages for treating cancer over I-125 and Pd-103, the other isotopes currently used in brachytherapy seeds. The table below highlights the key differences of the three seeds. The Company believes that the short half-life, high-energy characteristics of 131Cs will increase industry growth and facilitate meaningful penetration into the treatment of other forms of cancer such as breast cancer.

Brachytherapy Isotope Comparison

	Cesium-131	Palladium-103	Iodine-125
Half Life	9.7 Days	17.5 days	60 days
Energy	29 KeV+	22 KeV+	28 KeV+
Dose Delivery	90% in 33 days	90% in 58 days	90% in 204 days
Total Dose	100 Gy	125 Gy	145 Gy
Anisotropy Factor*	.969	.877 (TheraSeed® 2000)	.930 (OncoSeed® 6711)

+KeV = kiloelectron volt, a standard unit of measurement for electrical energy. *Degree of symmetry of therapeutic dose, a factor of 1.00 indicates symmetry.

Shorter half-life. The Company believes that Cesium-131's shorter half-life of 9.7 days will prove to have greater biological effectiveness, will mitigate the negative effects of long radiation periods on healthy tissue and will reduce the duration of any side effects. A shorter half-life produces more intense therapeutic radiation over a shorter period of time and may reduce the potential for cancer cell survival and tumor recurrence. Radiobiological studies indicate that shorter-lived isotopes are more effective against faster growing tumors (Dicker, et. al., Semin. Urol. Onc. 18:2, May 2000). Other researchers conclude that "half-lives in the approximate range 4-17 days are likely to be significantly better for a wide range of tumor types for which the radiobiologic characteristics may not be precisely known in advance." (Armpilia CI, et. al., Int. J. Rad. Oncol. Biol. Phys. 55:2, February 2003).

High energy. The Cs-131 isotope decay energy of 29 KeV (versus 22 KeV for Pd-103 and 28 KeV for I-125) generates a therapeutic radiation field that extends beyond the current dosimetry reference point of 1 cm. Pd-103 seeds emit radiation that does not penetrate as far in tissue (up to 40% lower than Cs-131). To compensate for this more Pd-103 seeds are required to attain the equivalent dose as if Cs-131 seeds were used. This increase in the number of seeds implanted increases the time and cost required to perform Pd-103-based procedures. The lower energy from 103Pd seeds may also result in greater non-uniformity of the implant dose as dose rates near the surface of each seed must be higher to compensate for lower doses at greater distances from each seed. The high energy of Cs-131 can result in radiation toxicity if the dosage is not properly calculated by the implanting physician and staff.

Reduced side effects. Because the IsoRay 131Cs seed device delivers a highly concentrated and confined dose of radiation directly to the prostate, healthy surrounding tissues and organs are exposed to less radiation than with other treatments. Management believes this should result in fewer and less severe side effects and complications than may be incurred with other conventional therapies.

Figure 2. Cs-131 seed Autoradiograph

Shape of radiation field. The shape of the radiation field generated by a 131Cs seed is uniform, and this uniformity may result in better radiation dose coverage and improved therapeutic effectiveness. The adjacent picture is an autoradiograph (film exposed by radiation from the seed itself) of an IsoRay seed, which shows this uniformity of the radiation field that is expected to result in better radiation dose coverage. IsoRay Medical has conducted extensive computer modeling and testing of the seed design. The IsoRay seed has passed all Nuclear Regulatory Commission ("NRC") requirements for sealed radioactive sources. Dose uniformity was tested and the results compared well to those predicted by industry standard computer modeling techniques. In the third quarter of 2002, seeds were sent to the National Institute for Standards and Technology for calibration, and have undergone dosimetry testing according to American Association of Physicists in Medicine ("AAPM") protocols. The results of these tests were compiled in IsoRay Medical's 510(k) submission to the FDA and were subsequently published in the June 2004 issue of Medical Physics. The results of these tests showed superior dose characteristics relative to the leading I-125 and Pd-103 seeds.

Reduced costs. The characteristics of 131Cs seeds described above may result in the use of 10%-30% less seeds per procedure, compared to other isotopes, thereby reducing the total physical radiation dose to the patient and reducing the costs of the procedure for the third party payors and the patient.

Yttrium-90

Y-90 and Cs-131 are short-lived isotopes that are well suited to treatment of tumors by cell-directed therapy. The Company plans to introduce its second product, Yttrium-90, in 2006. Y-90 is already available from other companies. When used in combination with molecular targeting agents, Y-90 is proving to be an ideal isotope to provide localized radiation therapy for various types of cancer, such as non-Hodgkin's lymphoma, leukemia, ovarian and prostate cancers, osteosarcomas, and tumors of the breast, lung, kidney, colon, and brain. Y-90's properties of short half-life, high specific activity, high energy and pure beta-emissions can be chemically attached to targeting agents that are highly selective for specific tumors. These targeting agents may include monoclonal antibodies, molecules derived from antibodies, peptides, or other tumor-specific molecules. Most Y-90 currently used in the U.S. is imported with varying degrees of quality. IsoRay Medical has developed a proprietary separation process that produces Y-90 that management believes will meet or exceed the purity and quality required for clinical trials and medical applications.

Y-90 is a significant component of several commercially available products. These products use radiopharmaceutical grade Y-90 derived using manufacturing methods and techniques that conform to current cGMP (current Good Manufacturing Practices), allowing them to be used invasively in commercially available healthcare products.

We intend to initially target the clinical trial market. Currently there are several clinical trials and medical applications involving Y-90 underway around the world that represent a potential market for Y-90. These customers hold significant growth potential, as products undergoing successful trials become approved for general use. Our strategy will be to attempt to develop exclusive sales arrangements with companies that are close to FDA approval or foreign companies authorized to commercially sell their products in various overseas markets.

Y-90 is a pure-beta particle emitter with a physical half-life of 64.1 hours (2.7 days) that decays to stable Zirconium-90. The average energy of the beta emissions from Y-90 is 2.37 MeV, with an effective path-length in tissue of 5.3 mm. This means that 90% of the energy is absorbed within a 5.3-mm radius.

Y-90 is manufactured by chemical separation from a long-lived Strontium-90 (Sr-90) generator stock. We intend to purchase or lease the Sr-90 feedstock from the U.S. DOE and international suppliers. Due to the radiological characteristics of Sr-90, initial processing will occur under stringent radiological controls in a highly shielded isolator or "hot cell" using remote manipulators. Following preliminary separation, the Y-90 may be further purified and converted to pharmaceutical grade material in a shielded environmentally-controlled glove box. After completing the separation process (e.g., collecting or "milking" the therapeutic Y-90), the residual Sr-90 generator is recycled for subsequent separations. In theory, the Sr-90 generator can continue to generate Y-90 for decades. However, the process periodically requires infusion of new Sr-90. In addition to acquiring Sr-90, we will need to acquire equipment and develop manufacturing procedures for the Y-90 isotope that meet cGMP criteria. While we initially plan to produce solely radiochemical purity Y-90, which does not need to meet the more stringent manufacturing standards required for radiopharmaceutical purity Y-90, we intend to develop our manufacturing methods to this higher level and produce radiopharmaceutical purity Y-90 in the future.

IsoRay Medical has identified four principal suppliers of Y-90: MDS Nordion (a division of MDS, Inc.), Perkin-Elmer, Inc., Amersham (part of General Electric Company) and Iso-Tex Diagnostics, Inc. If we begin marketing Y-90, these companies will be our principal competitors within this market.

Cs-131 Manufacturing Process

Cs-131 is a radioactive isotope that can be produced by the neutron bombardment of Barium-130. When Ba-130 is put into a nuclear reactor it becomes Ba-131, the radioactive material that is the parent of Cs-131. The process includes the following:

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Isotope Generation. The radioactive isotope Cs-131 is normally produced by placing a quantity of stable non-radioactive barium (ideally pure Ba-130) into the neutron flux of a nuclear reactor. The irradiation process converts a small fraction of this material into a radioactive form of barium (Ba-131). The Ba-131 decays by electron capture to the radioactive isotope of interest (Cs-131). IsoRay Medical has evaluated several international nuclear reactors and a few potential facilities in the United States. Due to the short half-life of both the Ba-131 and Cs-131 isotopes, these facilities must be capable of removing irradiated materials from the reactor core on a routine basis. Reactor personnel will ship the irradiated barium on a pre-determined schedule to our facilities for subsequent separation, purification and seed assembly. The Company has identified more than five reactors in the U.S., Europe and the former Soviet Union that are capable of meeting these requirements. This routine isotope generation cycle at supplier reactors will allow significant quantities of Ba-131 to be on hand at our facilities for the completion of the rest of the manufacturing process. To ensure reliability of supply, we intend to seek agreements with multiple facilities to produce Ba-131. As of the date of this Prospectus, IsoRay Medical has agreements in place with two suppliers of irradiated Ba-131. The Company’s agreement with Russia’s Institute of Nuclear Materials for irradiated Ba-131 has a seven year term (which commenced as of August 25, 2005 and ends August 25, 2012) and allows the Company to purchase irradiated Ba-131 for $300.00 per Curie of the isotope. The projected value of the agreement over its term is $30,000,000, with $300,000 worth of irradiated Ba-131 projected to be delivered in the first year, although neither of these amounts are obligations to purchase any given quantity of the isotopes in a particular time period. Through March 31, 2006, the Company had paid approximately $30,000 to the Institute of Nuclear Materials. In addition, the Company continues to engage in the development of a barium enrichment device that, if successful, should reduce the cost of producing Cs-131 while maintaining the purity and consistency required in the end product.

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Isotope Separation and Purification. Upon irradiation of the barium feedstock, the Ba-131 begins decaying to Cs-131. At pre-determined intervals the Cs-131 produced is separated from the barium feedstock and purified using a proprietary radiochemical separations process (patent applied for). Due to the high-energy decay of Ba-131, this process is performed under stringent radiological controls in a highly shielded isolator or "hot cell" using remote manipulators. After separating Cs-131 from the energetic Ba-131, subsequent seed processing may be performed in locally shielded fume hoods or glove boxes. If enriched barium feedstock is used, the residual barium remaining after subsequent Cs-131 separation cycles ("milkings") will be recycled back to the reactor facility for re-irradiation. This material will be recycled as many times as economically feasible, which should make the process more cost effective. As an alternative to performing the Cs-131 separation in our own facilities, IsoRay may enter into agreements with other entities to supply "raw" Cs-131 by performing the initial barium/cesium separation at their facilities, followed by final purification at IsoRay's facility.

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Internal Seed Core Technology. The purified Cs-131 isotope will be incorporated into an internal assembly that contains a binder, spacer and X-ray marker. This internal core assembly is subsequently inserted into a titanium case. The dimensional tolerance for each material is extremely important. Several carrier materials and placement methods have been evaluated, and through a process of elimination, we have developed favored materials and methods during our laboratory testing. The equipment necessary to produce the internal core includes accurate cutting and gauging devices, isotope incorporation vessels, reaction condition stabilization and monitoring systems, and tools for placing the core into the titanium tubing prior to seed welding.

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Seed Welding. Following production of the internal core and placement into the titanium capsule, a seed is hermetically sealed to produce a sealed radioactive source and biocompatible medical device. This manufacturing technology requires: accurate placement of seed components with respect to the welding head, accurate control of welding parameters to ensure uniform temperature and depth control of the weld, quality control assessment of the weld integrity, and removal of the finished product for downstream processing or rejection of unacceptable materials to waste. Inspection systems are capable of identifying and classifying these variations for quality control ensuring less material is wasted. Finally, the rapid placement and removal of components from the welding zone will affect overall product throughput.

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Quality Control. We have established procedures and controls to meet all FDA and ISO 9001:2000 Quality Standards. Product quality and reliability will be secured by utilizing multiple sources of irradiation services, feedstock material, and other seed manufacturing components. An intensive production line preventive maintenance and spare parts program will be implemented. Also, an ongoing training program will be established for customer service to ensure that all regulatory requirements for the FDA, DOT and applicable nuclear radiation and health authorities are fulfilled.

The Company intends to implement a just-in-time production capability that is keenly responsive to customer input and orders to ensure that individual customers receive a higher level of customer service from us than from existing seed suppliers who have the luxury of longer lead times due to longer half-life products. Time from order confirmation to completion of product manufacture can be reduced to several working days, including receipt of irradiated barium (from a supplier's reactor), separation of Cs-131 (at our facilities), isotope labeling of the core, and loading of cores into pre-welded titanium "cans" for final welding, testing, quality assurance and shipping.

It is up to each physician to determine the dosage necessary for implants and acceptable dosages vary among physicians. Many of the physicians who order our seeds order more seeds than necessary but wish to assure themselves that they have a sufficient amount. Upon receipt of an order, the Company either delivers the seeds from its facility directly to the physician using Federal Express or sends the order to an independent third party with expertise in seed delivery who delivers the seeds prior to implant. If the implant is postponed or rescheduled, the short half-life of the seeds makes them unsuitable for use and therefore they must be re-ordered. The Company's historical profit margin on seeds has been sufficient to justify unusable inventory and management has monitored the amount of unused inventory carefully to review its calculations of wastage in its business plans.

Automated Manufacturing Process

IsoRay Medical has held discussions with a leading designer and manufacturer of automated seed manufacturing equipment that has manufactured, installed and deployed automated production lines in Europe and the United States. In addition, IsoRay Medical engaged in preliminary discussions with another seed manufacturer regarding obtaining an existing automated seed production line. Based on technical evaluations and on-site reviews of both lines, IsoRay elected to automate its current manufacturing process in phases. Current production rates with IsoRay’s semi-automated seed welding equipment exceed those attainable with the fully automated lines. Phased implementation of automation is expected to be less costly than fully automated production lines and will benefit IsoRay by reducing labor costs and helping to ensure consistent manufacturing quality.

Manufacturing Facility

The initial production of the IsoRay Cs-131 brachytherapy seed commenced at PNNL in 2004. IsoRay Medical began operations in its new interim leased production facility in Richland, Washington on November 30, 2005. The Company is also considering another state as a location for a future facility, either as the Company's sole manufacturing facility or as a secondary facility. No agreements have been reached for any possible facilities outside of Washington.

Isotope Testing in Idaho

On December 14, 2005, IsoRay and Idaho's Advanced Test Reactor entered into a collaboration and partnership agreement for the design, analysis and fabrication of a capsule containing barium carbonate, which will be irradiated at the Advanced Test Reactor and then shipped to IsoRay for processing and analysis of the 131Cs product. If testing of this production method is successful, it would further enhance IsoRay's production capabilities. The testing has commenced and is expected to be completed by August 2006. As an adjunct to the testing, IsoRay and the Pocatello Development Authority entered into an Economic Development Agreement, dated December 14, 2005, under which the Pocatello Development Authority provided IsoRay with $200,000 (subject to repayment under certain conditions) to use toward the costs of the testing at the Advanced Test Reactor.

Repackaging/Preloading Services

Most brachytherapy manufacturers offer their seed product to the end user packaged in four principal packing configurations provided in a sterile or non-sterile package depending on the customer's preference. These include:

•	Loose seeds

•	Pre-loaded needles (loaded with 3 to 5 seeds and spacers)

•	Strands of seeds (consists of seeds and spacers in a biocompatible "shrink wrap")

•	Pre-loaded Mick cartridges (fits the Mick applicator)

No single package configuration dominates the market at this point. Market share estimates, based on internal management studies of the market, for each of the four packaging types are: loose seeds (negligible amount) Mick cartridges (30%), pre-loaded needles (20%) and strands (50%). Market trends indicate significant movement toward the stranded configuration, as there are some clinical data suggesting less potential for post-implant seed migration when a stranded configuration is used.

The role of the repackaging service is to package, assay and certify the contents of the final product configuration shipped to the customer. A commonly used method of providing this service is through independent radiopharmacies such as Anazao Healthcare and Advanced Care Medical Inc.. Manufacturers send loose seeds along with the physician's instructions to the radiopharmacy who, in turn, loads needles and/or strands the seeds according to the doctor's instructions. These pharmacies then sterilize the product and certify the final packaging prior to shipping directly to the end user.

IsoRay Medical has held discussions with the major independent radiopharmacies and determined the additional time required for delivery of loose seeds to an off-site radiopharmacy for subsequent assay, preloading and sterilization creates additional loss of our isotope due to decay and is prohibitive on a long-term basis. However, to increase sales in the near-term we are using these services until our own custom preloading operation comes fully on-line in 2006. On March 1, 2006, the Company entered into a Service Agreement with Advanced Care Medical, Inc. for radiopharmacy services. The term of the Service Agreement is one year, with automatic one year extensions unless terminated, and prices vary from $6-18 per seed depending on how the seeds are packaged. In late March, 2006, the Company’s stranding service became operational and our first stranded order was shipped from the facility on April 5, 2006.

We currently load Mick cartridges in our own facility which in recent months accounted for more than 50% of total seed orders. The Company has retained experienced consultants to assist with implementation of the custom preloading service and expects to begin offering its seeds in all four of the commonly used packaging configurations to the rest of its customer base within forty-five to sixty days, pending FDA 510(k) clearance of selected preloaded seed configurations. Providing this service in-house will reduce the current cycle time for any given customer order by three to four days by eliminating the need to ship loose seeds to a third party provider and also accommodate the constraints of our customer’s production schedules. This reduction in cycle time will eliminate approximately 25% loss in isotope activity due to material decay. The cost of priority overnight shipment of each order of seeds to a third party provider is also eliminated. Management believes that performing this service in-house will provide a per seed cost savings of approximately 35%. However, we will continue to utilize the independent radiopharmacies in the future both as a backup to our own preloading operation and to handle periodic increases in demand.

Independent radiopharmacies usually provide the final packaging of the product delivered to the end user. This negates an opportunity for reinforcing the "branding" of our seed product. By providing its own repackaging service, the Company preserves the product branding opportunity and eliminates any concerns related to the handling of its product by a third party prior to delivery to the end user.

Providing different packaging configurations adds significant value to the product while providing an additional revenue stream and incremental margins to the Company through the pricing premiums that can be charged. The end users of these packaging options are willing to pay a premium because of the savings they realize by eliminating the need for loose seed handling and loading capabilities on site, eliminating the need for additional staffing to load and sterilize seeds and needles, and eliminating the expense of additional assaying of the seeds.

Management estimates the cost of establishing the custom preloading service in its new, leased facility to be approximately $250,000, most of which has already been spent on capital equipment. The custom preloading area has been created in the facility the necessary equipment has been delivered and installed. Operating procedures are in place, staff have been trained, and process validation activities have been completed. Technicians have been added to the staff to handle the seed loading and stranding operations. PNNL will continue to provide independent third party assay of the seeds for the foreseeable future. Our customer service staff will provide assistance with shipping, documentation and tracking of all orders from the repackaging service to the end user.

Barium Enrichment Device

Barium-130 is the original source material for Cs-131. When Ba-130 is put into a nuclear reactor it becomes Ba-131, the radioactive material that is the parent of Cs-131. Barium metal found in nature contains only 0.1% of Ba-130 with six other isotopes making up the other 99.9%. As part of its manufacturing process the Company intends to develop a barium enrichment device that should create "enriched barium" with a higher concentration of the Ba-130 isotope than is found in naturally occurring barium. In addition to creating a higher purity Ba-130, which translates into higher purity Cs-131, a barium enrichment device will result in higher yields of Cs-131. The Company has identified sources of enriched barium, including in the former Soviet Union, that we believe we can use until the barium enrichment device is developed.

Marketing and Sales

Marketing Strategy

The Company intends to position Cs-131 as the isotope of choice for prostate brachytherapy. Based on preliminary clinical studies, management believes there is no apparent clinical reason to use other isotopes when Cesium-131 is available. The advantages associated with a high energy and short half-life isotope are generally accepted within the clinical community and the Company intends to help educate potential patients about the clinical benefits a patient would experience from the use of Cs-131 for his brachytherapy seed treatment. The potential negative effects of the prolonged radiation times associated with the long half-life of Iodine-125 make this isotope less attractive than Cesium-131.

We target competing isotopes as our principal competition rather than the various manufacturers and distributors of these isotopes. In this way, the choice of brachytherapy isotopes will be less dependent on the name and distribution strengths of the various iodine and palladium manufacturers and distributors and more dependent on the therapeutic benefits of Cs-131. The Company focuses the purchasing decision on the advantages and functionality of the Cs-131 isotope while seeking to educate the prostate cancer patient about these clinical benefits.

The professional and patient market segments each play a role in the ultimate choice of prostate cancer treatment and the specific isotope chosen for seed brachytherapy treatment. The Company is tailoring its marketing message to each audience. IsoRay Medical has retained an advertising agency in the Seattle area to assist with its marketing communication program. The agency is coordinating the creation and distribution of all advertising material and work with the print and visual media.

The advantages of Cs-131's unique combination of high energy and short half-life are heavily promoted within the clinical market. Because we believe there is no apparent clinical reason to choose other isotopes over cesium, we have and will continue to target those high volume users of other isotopes as our first implant sites. We also emphasize the prolonged radiation times and the high doses of radiation given to the patient by the iodine isotope and the possible negative effects of this prolonged radiation to the adjacent healthy tissues. We believe that this is an important marketing message because clinicians generally agree the radiation given by Iodine has little or no clinical benefit after 120 to 150 days.

To promote our products to the clinical and professional audience, we use a combination of marketing messages to appear in print and visual media. Past and planned marketing activities include: attendance at the major brachytherapy-related clinical conferences to exhibit our products and provide marketing information for annual meetings, conferences and other forums of the various professional societies; print advertising in brachytherapy clinical journals; and promoting clinical presentations by experts in the field at major conferences.

In today's U.S. health care market patients are more informed and involved in the management of their health and any treatments required. Many physicians relate incidents of their patients coming for consultations armed with articles researched on the Internet and other sources describing new treatments and medications. In many cases, these patients are demanding a certain therapy or drug and the physicians are complying when medically appropriate.

Because of this market factor, we also promote our products directly to the general population. The audience targeted will be the prostate cancer patient, his spouse, family and care givers. The marketing message to this segment of the market emphasizes the specific advantages of Cs-131, including fewer side effects, less total radiation, and shorter period of radiation. The Company plans to reach this market through its website, located at www.isoray.com, advertising in magazines read by prostate cancer patients and their caregivers, and through patient advocacy efforts.

Another key element of our strategy is to validate and support all product claims with well-designed and executed clinical studies that support the efficacy and positive patient outcomes of our Cs-131 seed. We intend to sponsor physician-directed studies that will compare the performance of our seeds to Pd-103 and I-125 seeds. During 2006, IsoRay Medical plans to continue its collaboration with leading physicians to develop clinical data on the efficacy of Cs-131 seeds. Noted contributors from the medical physics community will be consulted regarding the benefits of brachytherapy using shorter half-life, improved dosimetry, and higher decay energy seeds. Articles will be submitted to professional journals such as Medical Physics and the International Journal of Radiation Oncology, Biology, and Physics.

Sales and Distribution

According to a recent industry survey, approximately 2,000 hospitals and free standing clinics are currently offering radiation oncology services in the United States. Not all of these facilities offer seed brachytherapy services. These institutions are staffed with radiation oncologists and medical physicists who provide expertise in radiation therapy treatments and serve as consultants for urologists and prostate cancer patients. We target the radiation oncologists and the medical physicists as well as urologists as key clinical decision makers in the type of radiation therapy offered to prostate cancer patients.

IsoRay Medical has started to build a direct sales organization to introduce Cs-131 to radiation oncologists and medical physicists. In August 2004 IsoRay Medical hired two highly successful sales professionals from the brachytherapy industry that bring well established relationships with key radiation oncologists and medical physicists, and in 2005, IsoRay Medical expanded its sales force to four experienced individuals. By hiring experienced and successful brachytherapy sales people, the Company reduces the risk of delay in penetrating the market due to a lack of knowledge of the industry or unfamiliarity with the key members of the brachytherapy community.

The initial response to our new isotope from prominent radiation oncologists, medical physicists and urologists in the US has been very positive. As of May 24, 2006, forty cancer therapy centers located across the United States have received licenses from state and federal authorities to provide Cesium-131 seed implants for their prostate cancer patients. States where cancer treatment centers were offering Cesium-131 seed implants as of May 24, 2006 include Washington, California, Arizona, Texas, Illinois, Wisconsin, Michigan, Pennsylvania, Tennessee, New York, Massachusetts, Maryland, Florida, Arkansas and North Carolina. Additional centers will be added as the Company's manufacturing capacity increases. Preliminary reported clinical outcomes for patients receiving Cesium-131 indicate a normal level of toxicity related to radiation but a much faster resolution of side effects associated with seed brachytherapy. These results are not statistically significant nor are they large enough to make any definitive conclusions, however, they are consistent with what clinicians might expect from a high-energy, short half-life isotope.

The Company will expand its U.S. sales force as it increases production capacity and expands the customer base. If the Company expands outside the U.S. market, it plans to use established distributors in the key markets in these other countries. This strategy should reduce the time and expense required to identify, train and penetrate the key implant centers and establish relationships with the key opinion leaders in these markets. Using established distributors also should reduce the time spent acquiring the proper radiation handling licenses and other regulatory requirements of these markets.

Pricing

Payment for IsoRay Medical products comes from third-party payors including Medicare/Medicaid and private insurance groups. These payors reimburse the hospitals and clinics via well-established payment procedures. On October 31, 2003, as a result of IsoRay Medical's predecessor's filing for an Additional Device Category, CMS approved a HCPCS/CPT code for Cs-131 brachytherapy seeds of $44.67 per seed. We have never sold a seed at this price. This is the same price as awarded to Pd-103 seeds, and compares favorably to the $37.34 price granted to I-125 seeds. Medicare is the most significant U.S. payor for prostate brachytherapy services, and is the payor in close to 70% of all U.S. prostate brachytherapy cases. CMS reviews and adjusts outpatient reimbursement on a periodic and ad hoc basis, but no changes are expected for 2006. As of April 30, 2006, the price for our loose seeds was $55 per seed.

Prostate brachytherapy is typically performed in the outpatient setting, and as such, is covered by the CMS Outpatient Prospective Payment System. In January 2004, brachytherapy procedure prices were unbundled by CMS, allowing itemized invoicing for seeds with no limit on the number of seeds used per procedure, and CMS currently reimburses hospitals and clinics for their seed purchases on a cost basis. Other insurance companies have followed these CMS changes. With the new reimbursement structure and industry consolidation, prices of brachytherapy seeds are expected to stabilize and increase over the next few years.

Pricing premiums for pre-loaded needles, strands and pre-loaded Mick cartridges will be added as these packaging alternatives are offered to our customers. When charges for the seeds are correctly submitted in the appropriate format to CMS, 100% of the total cost of the seeds is reimbursed to the hospital or clinic by CMS.

Other Information

Customers

Customers representing ten percent or more of total Company sales for the three months ended March 31, 2006 include:

Eisenhower Medical Center	Rancho Mirage, CA	25% of revenue
Mills Peninsula Health Services	San Mateo, CA	19% of revenue
Community Hospital of Los Gatos	Los Gatos, CA	18% of revenue

Customers representing ten percent or more of total Company sales for the nine months ended March 31, 2006 include:

Chicago Prostate Cancer Center	Chicago, IL	23% of revenue
Community Hospital of Los Gatos	Los Gatos, CA	13% of revenue
Eisenhower Medical Center	Rancho Mirage, CA	10% of revenue
Mills Peninsula Health Services	San Mateo, CA	10% of revenue

The loss of any of these significant customers would have a temporary adverse effect on the Company’s revenues, which would continue until the Company located new customers to replace them.

Proprietary Rights

The Company relies on a combination of patent, copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect its proprietary rights. Some of the Company's proprietary information may not be patentable.

The Company intends to vigorously defend its proprietary technologies, trademarks, and trade secrets. Members of management, employees, and certain equity holders have previously signed non-disclosure, non-compete agreements, and future employees, consultants, and advisors, with whom the Company engages, and who are privy to this information, will be required to do the same. A patent for the Cesium separation and purification process has been granted on May 23, 2000 by the U.S. Patent and Trademark Office (USPTO) under Patent Number 6,066,302, with an expiration date of May 23, 2020. The process was developed by Lane Bray, a shareholder of the Company, and has been assigned exclusively to IsoRay Medical. IsoRay Medical's predecessor also filed for patent protection in four European countries under the Patent Cooperation Treaty. Those patents have been assigned to IsoRay Medical.

Our management believes that certain aspects of the IsoRay seed design and construction techniques are patentable innovations. These innovations have been documented in IsoRay laboratory records, and a patent application was filed with the USPTO on November 12, 2003. Certain methodologies regarding isotope production, separation, and seed manufacture are retained as trade secrets and are embodied in IsoRay Medical's procedures and documentation. In June and July of 2004, three patent applications were filed relating to methods of deriving Cs-131 and Y-90 developed by IsoRay Medical employees. The Company is currently working on developing and patenting additional methods of deriving Cs-131 and Y-90, and other isotopes.

There are specific conditions attached to the assignment of the Cs-131 patent from Lane Bray. In particular, the associated Royalty Agreement provides for 1% of gross profit payment from seed sales (gross seed sales price minus direct production cost) to Lane Bray and 1% of gross profit from any use of the Cs-131 process patent for non-seed products. If IsoRay Medical reassigns the Royalty Agreement to another company, these royalties increase to 2%. The Royalty Agreement has an anti-shelving clause which requires IsoRay Medical to return the patent if IsoRay Medical permanently abandons sales of products using the invention.

Effective August 1, 1998, Pacific Management Associates Corporation (PMAC) transferred its entire right, title and interest in an exclusive license agreement with Donald Lawrence to IsoRay, LLC in exchange for a membership interest. The license agreement was transferred to IsoRay, Inc. (WA domiciled) effective May 1, 2002 in connection with the tax-free reorganization.

The terms of the license agreement require the payment of a royalty based on the Net Factory Sales Price, as defined in the agreement, of licensed product sales. Because the licensor’s patent application was ultimately abandoned, only a 1% “know-how” royalty based on Net Factory Sales Price, as defined, remains applicable. To date, there have been no product sales incorporating the licensed technology and there is no royalty due pursuant to the terms of the agreement. Management believes that because this technology is not presently being used and believes it will not be used in the future that no royalties will be paid under this agreement.

Research And Development

From inception (December 17, 2001) through March 31, 2006, IsoRay Medical and its predecessor companies incurred approximately $2 million in costs related to research and development activities. The Company expects to continue to have employees working on activities that will be classified as research or development for the foreseeable future.

Government Regulation

The Company's present and future intended activities in the development, manufacture and sale of cancer therapy products are subject to extensive laws, regulations, regulatory approvals and guidelines. Within the United States, the Company's therapeutic radiological devices must comply with the U.S. Federal Food, Drug and Cosmetic Act, which is enforced by the FDA. The Company is also required to adhere to applicable FDA regulations for Good Manufacturing Practices, including extensive record keeping and periodic inspections of manufacturing facilities. IsoRay Medical's predecessor obtained FDA 510(k) clearance in March 2003 to market the IsoRay 131Cs seed for the treatment of localized solid tumors. The Company has not applied for clearance from the FDA to market its second product (currently in development), Yttrium-90, but management believes that it will not be difficult to obtain clearance for Y-90, since other manufacturers of this product have already obtained clearance for it.

Specifically, in the United States, the FDA regulates, among other things, new product clearances and approvals to establish the safety and efficacy of these products. We are also subject to other federal and state laws and regulations, including the Occupational Safety and Health Act and the Environmental Protection Act.

The Federal Food, Drug, and Cosmetic Act and other federal statutes and regulations govern or influence the research, testing, manufacture, safety, labeling, storage, record keeping, approval, distribution, use, reporting, advertising and promotion of such products. Noncompliance with applicable requirements can result in civil penalties, recall, injunction or seizure of products, refusal of the government to approve or clear product approval applications, disqualification from sponsoring, or conducting clinical investigations, prevent us from entering into government supply contracts, withdrawal of previously approved applications and criminal prosecution.

Approval of new medical devices is a lengthy procedure and can take a number of years and the expenditure of significant resources. There is a shorter FDA review and clearance process, the premarket notification process, or the 510(k) process, whereby a company can market certain medical devices that can be shown to be substantially equivalent to other legally marketed devices. We have been able to achieve market clearance for our 131Cs seed using the 510(k) process.

In the United States, medical devices are classified into three different categories over which FDA applies increasing levels of regulation: Class I, Class II and Class III. Most Class I devices are exempt from premarket notification (510(k)); most Class II devices require premarket notification (510(k)) and most Class III devices require premarket approval. Our 131Cs seed is a Class II device and has received 510(k) clearance.

As a registered medical device manufacturer with the FDA, we are subject to inspection to ensure compliance with their current Good Manufacturing Practices, or cGMP. These regulations require that we and any of our contract manufacturers design, manufacture and service products and maintain documents in a prescribed manner with respect to manufacturing, testing, distribution, storage, design control and service activities. Modifications or enhancements that could significantly affect the safety or effectiveness of a device or that constitute a major change to the intended use of the device require a new 510(k) notice for any product modification. Management has no current intent to modify the 131Cs seed such that a new 510(k) notice would be required, but if management in the future determines that it would be beneficial to substantially modify the 131Cs seed or use a delivery device not previously approved by the FDA, we would be prohibited from marketing the modified product until the 510(k) notice is cleared by the FDA.

The Medical Device Reporting regulation requires that we provide information to the FDA on deaths or serious injuries alleged to be associated with the use of our devices, as well as product malfunctions that are likely to cause or contribute to death or serious injury if the malfunction were to recur. Labeling and promotional activities are regulated by the FDA and, in some circumstances, by the Federal Trade Commission.

As a medical device manufacturer, we are also subject to laws and regulations administered by governmental entities at the federal, state and local levels. For example, our facility is licensed as a medical product manufacturing facility in the State of Washington and is subject to periodic state regulatory inspections. Our customers are also subject to a wide variety of laws and regulations that could affect the nature and scope of their relationships with us.

In the United States, as a manufacturer of medical devices and devices utilizing radioactive by product material, we are subject to extensive regulation by not only federal governmental authorities, such as the FDA, but also by state and local governmental authorities, such as the Washington State Department of Health, to ensure such devices are safe and effective. In Washington State, the Department of Health, by agreement with the federal Nuclear Regulatory Commission ("NRC"), regulates the possession, use, and disposal of radioactive byproduct material as well as the manufacture of radioactive sealed sources to ensure compliance with state and federal laws and regulations. Our 131Cs brachytherapy seeds constitute both medical devices and radioactive sealed sources and are subject to these regulations.

Moreover, our use, management and disposal of certain radioactive substances and wastes are subject to regulation by several federal and state agencies depending on the nature of the substance or waste material. We believe that we are in compliance with all federal and state regulations for this purpose.

Washington voters approved Initiative 297 in late 2004, which may impose additional restrictions on sites at which mixed radioactive and hazardous wastes are generated and stored, including PNNL, as it prohibits additional mixed radioactive and hazardous waste from being brought to sites, such as PNNL, until the existing on-site waste conforms to all state and federal environment laws. The constitutionality of this initiative has been challenged, but if it were enforced it could impact our ability to manufacture our seeds, whether at PNNL or elsewhere in the State of Washington.

Seasonality

The Company is not aware of any significant seasonal influences on its business. The composition of certain products and services changes modestly with shifts in weather with no material impact on total revenues.

Employees

IsoRay, Inc. has one full-time employee. As of March 31, 2006, IsoRay Medical employed thirty-three full-time individuals, one occasional individual and two part-time individuals. The Company's future success will depend, in part, on its ability to attract, retain, and motivate highly qualified technical and management personnel. From time to time, the Company may employ independent consultants or contractors to support its research and development, marketing, sales and support and administrative organizations. Neither the Company's nor IsoRay Medical's employees are represented by any collective bargaining unit. IsoRay Medical estimates that successful implementation of its growth plan would result in up to 37 additional employees by the end of 2006.

Competition

The Company competes in a market characterized by technological innovation, extensive research efforts and significant competition. In general, the IsoRay seed competes with conventional methods of treating localized cancer, including, but not limited to, radical prostatectomy and external beam radiation therapy which includes intensity modulated radiation therapy, as well as competing permanent brachytherapy devices. RP has historically represented the most common medical treatment for early-stage, localized prostate cancer. EBRT is also a well-established method of treatment and is widely accepted for patients who represent a poor surgical risk or whose prostate cancer has advanced beyond the stage for which surgical treatment is indicated. Management believes that if general conversion from these treatment options (or other established or conventional procedures) to the IsoRay seed does occur, such conversion will likely be the result of a combination of equivalent or better efficacy, reduced incidence of side effects and complications, lower cost, quality of life issues and pressure by health care providers and patients.

History has shown the advantage of being the first to market a new brachytherapy product. For example, ONCURA, now part of General Electric Company, currently claims nearly 50% of the market with the original I-125 seed. Theragenics Corp., which introduced the original Pd-103 seed, is second with a nearly 30% market share. The Company believes it will obtain a similar and significant advantage by being the first to introduce a Cs-131 seed.

The Company's patented Cs-131 separation process is likely to provide us a sustainable competitive advantage in this area. Production of Cs-131 also requires specialized facilities (hot cells) that represent high cost and long lead time if not readily available. In addition, a competitor would need to develop a method for isotope attachment and seed assembly, would need to conduct testing to meet NRC and FDA requirements, and would need to obtain regulatory approvals before marketing a competing device.

Several companies have obtained regulatory approval to produce and distribute Palladium-103 and Iodine-125 seeds, which compete directly with our seed. Nine of those companies represent nearly 100% of annual brachytherapy seed sales worldwide: Oncura (part of General Electric Company), Theragenics Corp., North American Scientific, Inc., Mentor Corp., Implant Sciences Corp., International Brachytherapy S.A., Cardinal Health, Inc., C.R. Bard, Inc., and Best Medical International, Inc. The top three - ONCURA, Theragenics, and North American Scientific - currently garner nearly 90% of annual sales.

It is possible that three or four of the current I-125 or Pd-103 seed manufacturers (i.e., ONCURA, Theragenics, North American Scientific, etc.) are capable of producing and marketing a Cs-131 seed, but none have reported efforts to do so. Best Medical obtained a seed core patent in 1992 that named 10 different isotopes, including Cs-131, for use in their seeds. Best Medical received FDA 510(k) approval to market a Cs-131 seed on June 6, 1993 but has failed to produce any products for sale.

Additional Growth Opportunities

The Cs-131 isotope has the performance characteristics to be a technological platform for sustained long-term growth. The most immediate opportunities are introducing Cs-131 to Canada, Europe and other international markets, introducing Cs-131-based therapies for other forms of solid tumors focusing first on breast tumors, and through the marketing of other radioactive isotopes. These growth initiatives are in the early stages of planning and appear to be significant incremental opportunities.

The Company plans to introduce Cs-131 initially into Europe and later into other international markets through partnerships and strategic alliances with channel partners for manufacturing and distribution. Another advantage of the Cs-131 isotope is its potential applicability to other cancers and other diseases. Cs-131 has FDA approval to be used for treatments for a broad spectrum of cancers including breast, brain, lung, and liver cancer, and the Company believes that a major opportunity exists as an adjunct therapy for the treatment of breast cancer. Preliminary discussions have begun with prominent physicians regarding the use of Cs-131-based therapies for the treatment of lung, pancreatic and brain cancer. In addition to Y-90, there is the opportunity to develop and market other radioactive isotopes to the US market, and to market the Cs-131 isotope itself, separate from its use in our seeds. The Company is also in the preliminary stages of exploring alternate methods of delivering our isotopes to various organs of the body, as it may be advantageous to use delivery methods other than a titanium-encapsulated seed to deliver radiation to certain organs.

DESCRIPTION OF PROPERTY

The Company's executive offices are located at 350 Hills Street, Suite 106, Richland, WA 99354, (509) 375-1202, where IsoRay Medical currently leases approximately 3,100 square feet of office and laboratory space for $4,282 per month from Energy Northwest. The lease expires December 31, 2006. The Company is not affiliated with its lessor. Additional office space will be needed as employees are hired, and is currently available at this location. The Company recently added approximately 650 square feet of space to this lease at $1.138 per square foot per month. The Company believes that its current facilities will be adequate until late Summer 2006, at which time we will need to add administrative facilities. In the future, due to business growth, the Company may elect to combine administrative services and production in one building which we may lease or build depending on market conditions.

In April 2004, IsoRay Medical's predecessor signed a contract with PNNL, permitting IsoRay Medical to subcontract certain of its manufacturing needs to PNNL, use PNNL facilities to produce the Cs-131 brachytherapy seeds, and ship them to customers from the PNNL facilities. Using PNNL's facilities has reduced the immediate need for IsoRay Medical to purchase specialized capital-intensive equipment. The contract allows it to manufacture Cs-131 seeds in PNNL until it expires in December 2006. Management believes that IsoRay will have sufficient time prior to this contract's expiration to shift production to IsoRay's new facility, described below.

We have entered into a lease, which commenced as of regulatory licensing approval on October 6, 2005, for a facility located in Richland, Washington that management believes will provide adequate space to manufacture the Cs-131 product for the prostate cancer markets until late 2007, with a maximum manufacturing capacity of approximately 60,000 seeds per month and total square footage of 4,400 feet. The lease is for a term of twelve months following regulatory licensing approval, with a twelve-month extension option. Payment for the lease term is the issuance of 24,007 shares of IsoRay, Inc. common stock annually. The lease may be extended on a month-to-month basis by mutual agreement of the parties. The lessor is Pacific EcoSolutions Incorporated (PEcoS), and the Company is not affiliated with this lessor. Equipment installed at this facility includes a hot cell, a glove box, three fume-hoods, laser welders and laser welding tooling, which complete the laser sealing of the seeds; sophisticated testing equipment that allows us to test materials used at several stages of the production process and assay the completed seeds prior to shipment; and sterilizing and packaging systems that allow the seeds to be pre-loaded into delivery systems according to customer specifications. We believe we will need to add to the capital production equipment installed at this facility within the next six to twelve months to meet increasing demand for our product, and have adequate room at the facility to install equipment that would approximately double the production capacity up to 60,000 seeds per month; approximately 600 patient treatments. If additional production space is needed it is available at the PEcoS facility.

On December 14, 2005, IsoRay and Idaho's Advanced Test Reactor entered into a collaboration and partnership agreement for the design, analysis and fabrication of a capsule containing barium carbonate, which will be irradiated at the Advanced Test Reactor and then shipped to IsoRay for final analysis. This agreement is part of management's plan to possibly expand the Company's manufacturing capabilities in the future through the construction of an additional facility in Idaho. If a facility is constructed in the future, it could provide additional capacity to meet increased demand for our products.

The Company's management believes that all facilities occupied by the Company are adequate for present requirements, and that the Company's current equipment is in good condition and is suitable for the operations involved.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding. Management is not aware of any threatened litigation, claims or assessments.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is certain information regarding our directors and executive officers, each of whom took office in July 2004, except for Mr. Babcock and Mr. Smith, who took office on March 31, 2006. Our Board of Directors is comprised of five directors. There are no family relationships between any of our directors or executive officers. Each of our directors is elected to serve until our next annual meeting of our shareholders and until his successor is elected and qualified or until such director's earlier death, removal or termination. Our Board of Directors appoints our officers, and their terms of office are at the discretion of the Board of Directors, except to the extent governed by an employment contract.

Name	Age	Position

Roger E. Girard	62	CEO, President, Chairman
Michael K. Dunlop	54	CFO, Treasurer
David J. Swanberg	49	Exec. VP- Operations, Secretary, Director
Robert R. Kauffman	65	Director
Thomas C. Lavoy	46	Director
Stephen R. Boatwright	42	Director
Dwight Babcock	58	Director
Albert Smith	62	Director

Roger E. Girard: In addition to serving as President, Chairman and CEO for the Company, Mr. Girard is also the CEO, President and Chairman of the Board of IsoRay Medical, Inc., and has served in these positions since the formation of IsoRay Medical, Inc. Mr. Girard was CEO and Chairman of IsoRay Medical's predecessor company from August of 2003 until October 1, 2004. Mr. Girard has been actively involved in the management and the development of the management team at IsoRay Medical, and his experienced leadership has helped drive IsoRay's development to date. From June 1998 until August of 2003, Mr. Girard served as President of Strategic Financial Services, a business consulting company based in Seattle, Washington designed to help wealthy individuals and companies with strategic planning and financial strategy. Strategic Financial Services had annual revenues under $500,000 and previously provided its services to a medical device company. Mr. Girard served as its sole employee. Mr. Girard also served as the managing partner for the Northwest office of Capital Consortium, another business consulting company based in Seattle, during this time. Capital Consortium employed four people and analyzed business market potential for start-ups and early stage companies. Mr. Girard has knowledge, experience and connections to private, institutional and public sources of capital and is experienced in managing and designing capital structures for business organizations as well as organizing and managing the manufacturing process, distribution, sales, and marketing, based on his 35 years of experience.

Michael K. Dunlop: Mr. Dunlop has been responsible for IsoRay Medical and its predecessor companies' financial and accounting operations and administrative services in his position as CFO since April 2001. Mr. Dunlop has over 18 years of financial and administrative experience in the healthcare industry. As Director of Contracting and Marketing for Community Choice, Physician Hospital Community Organization, an organized healthcare delivery system, from October 1997 to December 2003, he assisted in developing the strategic direction and business plan of the PHCO, negotiated and maintained contractual relations with state-wide major health insurance plans, increased compensation for 80+ independent providers and 6 area hospitals, and enhanced PHCO provider membership through development of programs that lowered clinic and hospital operating costs. He was granted the Pentad Industry Council, Chelan-Douglas Counties' Employer of the Year award in 1996, while administrator of Lake Chelan Clinic. Mr. Dunlop holds an M.B.A. from California State University and B.M. Education from Walla Walla College.

David J. Swanberg: Mr. Swanberg has more than 22 years experience in engineering and materials science, nuclear waste and chemical processing, aerospace materials and processes, and environmental technology development and environmental compliance. Beginning in November 1995 and until January 2004, Mr. Swanberg was employed full time as Sr. Chemical/Environmental Engineer for Science Applications International Corporation working on a variety of projects including nuclear waste research and development. Mr. Swanberg joined IsoRay Medical's predecessor company in March of 1999 on a part-time basis and has held management positions in the IsoRay companies since 2000. Mr. Swanberg began full-time employment with IsoRay Medical in February 2004. He has been instrumental in development of IsoRay Medical's initial product, the Cs-131 brachytherapy seed, including interfaces with technical, regulatory, and quality assurance requirements. With IsoRay Medical and its predecessor companies, he has managed the development and production of radioactive seeds to support testing to meet NRC and FDA requirements, provided technical guidance for characterization of the IsoRay seed to meet AAPM Task Group 43 protocols, and coordinated production and testing of non-radioactive seeds to conform to ISO standards for brachytherapy devices. He is President of the Nuclear Medicine Research Council. He holds an MS in Chemical Engineering, is a licensed Chemical Engineer, and a certified Level II Radiation Worker.

Robert R. Kauffman: Mr. Kauffman has served as Chief Executive Officer and Chairman of the Board of Alanco Technologies, Inc. (NASDAQ: ALAN), an Arizona-based information technology company, since July 1, 1998. Mr. Kauffman was formerly President and Chief Executive Officer of NASDAQ-listed Photocomm, Inc., from 1988 until 1997 (since renamed Kyocera Solar, Inc.). Photocomm was the nation's largest publicly owned manufacturer and marketer of wireless solar electric power systems with annual revenues in excess of $35 million. Prior to Photocomm, Mr. Kauffman was a senior executive of the Atlantic Richfield Company (ARCO) whose varied responsibilities included Senior Vice President of ARCO Solar, Inc., President of ARCO Plastics Company and Vice President of ARCO Chemical Company. Mr. Kauffman earned an M.B.A. in Finance at the Wharton School of the University of Pennsylvania, and holds a B.S. in Chemical Engineering from Lafayette College, Easton, Pennsylvania.

Thomas C. Lavoy: Mr. Lavoy has served as Chief Financial Officer of SuperShuttle International, Inc., since July 1997 and as Secretary since March 1998. SuperShuttle is one of the largest providers of shuttle services in major cities throughout the West and Southwest regions of the United States. He has also served as a director of Alanco Technologies, Inc. (NASDAQ: ALAN) since 1998. From September 1987 to February 1997, Mr. Lavoy served as Chief Financial Officer of NASDAQ-listed Photocomm, Inc. Mr. Lavoy was a Certified Public Accountant with the firm of KPMG Peat Marwick from 1980 to 1983. Mr. Lavoy has a Bachelor of Science degree in Accounting from St. Cloud University, Minnesota, and is a Certified Public Accountant.

Stephen R. Boatwright: Mr. Boatwright has been a member of Keller Rohrback, PLC in Phoenix, Arizona since January 2005. From 1997 through January 2005 Mr. Boatwright was a partner at Gammage & Burnham, PLC, also in Phoenix, Arizona. Throughout his career, he has provided legal counsel to both private and public companies in many diverse industries. In recent years, Mr. Boatwright's legal practice has focused on representing technology, biotechnology, life science and medical device companies for their securities, corporate and intellectual property licensing needs. Mr. Boatwright earned both a J.D. and an M.B.A. from the University of Texas at Austin, and holds a B.A. in Philosophy from Wheaton College.

Dwight W. Babcock: Mr. Babcock has served as Chairman and Chief Executive Officer of Apex Data Systems, Inc. an information technology company, since 1975. Apex Data Systems automates the administration and claims adjudication needs of insurance companies both nationally and internationally. Mr. Babcock was formerly President and CEO of Babcock Insurance Corporation (BIC) from 1974 until 1985. BIC was a nationally recognized Third Party Administrator operating within 35 states. Mr. Babcock has knowledge and experience in the equity arena and has participated in various activities within the venture capital, private and institutional capital markets. Mr. Babcock studied marketing and economics at the University of Arizona where he currently serves on the University of Arizona Astronomy Board.

Albert Smith: Mr. Smith was the co-founder of and served as Vice Chairman of CSI Leasing, Inc., a private computer leasing company from 1972 until March 2005. He founded Extreme Video, LLC a private video conferencing company in Scottsdale, Arizona in December 2005 where he presently serves as CEO and President. Mr. Smith presently serves as a director for Center for Arizona Policy (Scottsdale) and Doulos Ministries (Denver). Mr. Smith has extensive experience in marketing and sales having managed a national sales force of over fifty people while at CSI Leasing, Inc. Mr. Smith has a BS in Business Administration from Ferris State College.

Significant Employees

Certain significant employees of our subsidiary, IsoRay Medical, Inc., and their respective ages as of the date of this report are set forth in the table below. Also provided is a brief description of the experience of each significant employee during the past five years.

Name	Age	Position with IsoRay Medical, Inc.
Lane Bray	77	Chief Chemist
Garrett Brown	43	Chief Technology Officer
Oleg Egorov	36	Director of Radiochemical Development
Lisa Mayfield	37	Director of Operations
Keith Welsch	59	Chief Quality Officer

Lane Bray: Mr. Bray is known nationally and internationally as a technical expert in separations, recovery, and purification of isotopes and is a noted authority in the use of cesium and strontium ion exchange for Department of Energy's West Valley and Hanford nuclear waste cleanup efforts. In 2000, Mr. Bray received the 'Radiation Science and Technology' award from the American Nuclear Society. Mr. Bray has authored or co-authored over 110 research publications, 12 articles for 9 technical books, and holds 24 U.S. and foreign patents. Mr. Bray patented the USDOE/PNNL process for purifying medical grade Yttrium-90 that was successfully commercialized in 1999. Mr. Bray also recently invented and patented the proprietary isotope separation and purification process that is assigned to IsoRay. Mr. Bray was elected 'Tri-Citian of the Year' in 1988, nominated for 'Engineer of the Year' by the American Nuclear Society in 1995, and was elected 'Chemist of the Year for 1997' by the American Chemical Society, Eastern Washington Section. Mr. Bray retired from the Pacific Northwest National Laboratory in 1998. Since retiring in 1998, Mr. Bray worked part time for PNNL on special projects until devoting all of his efforts to IsoRay in 2004. Mr. Bray has been a Washington State Legislator, a Richland City Councilman, and a Mayor of Richland. Mr. Bray has a B.A. in Chemistry from Lake Forest College.

Garrett Brown: Dr. Brown was Manager of Radiochemistry - Hot Cell Operations for International Isotopes, Inc., a major radiopharmaceutical and medical device startup company, from January 1998 until May 1999 and was instrumental in bringing a new brachytherapy seed implant device to commercialization. Dr. Brown's responsibilities included hands-on radiological work in fume hoods, glove boxes and remote manipulator hot cells, process definition, research, development, installation, optimization, waste minimization, procedure documentation, facility design and training. Dr. Brown also served as the technical interface to executive management for business development, shipping/receiving, QA/QC, facilities and marketing/sales. Prior to that, Dr. Brown, as a Senior Research Scientist at the Pacific Northwest National Laboratory, was responsible for the weekly production of multi-Curie quantities of medical grade Y-90, and research programs to develop high tech sorbents for separation of Cs-137, Sr-90 and Tc-99 from high-level radioactive wastes stored at the Hanford Nuclear Reservation. From May 1999 to the present, Dr. Brown has been a technical consultant with GNB Technical Consultants. Dr. Brown has co-authored numerous technical publications in the field. Dr. Brown has a Ph.D. in Analytical Chemistry and BS in Chemistry, cum laude. He has served as IsoRay Medical's Chief Technical Officer since May of 2000. In March 2004, Dr. Brown was certified as a Radiological Safety Officer.

Oleg Egorov: Dr. Egorov is recognized nationally and internationally for his work in radiochemistry, radioanalytical chemistry, analytical chemistry and instrumentation. Prior to joining IsoRay in December of 2005 as Director of Radiochemical Development, Dr. Egorov worked from May 1998 as a Senior Research Scientist at the Pacific Northwest National Laboratory (PNNL). Prior to that time, he served the Environmental Molecular Sciences Laboratory at PNNL as a Graduate Research Fellow, from August 1994 to May 1998, and as a Graduate Research Assistant to the University of Washington’s Center for Process Analytical Chemistry from September 1992 to August 1993. Former positions included a tenure as a Research Engineer at the Department of Radiochemistry at the Moscow State University, Moscow, Russia between September 1998 to August 1992, and Field Chemist at the Institute of Volcanology, at the Russian Academy of Science at Petropavlovsk-Kamchatsky, Russia, during the summers of 1989 and 1990 concurrent to studies that lead to his acquisition of Master of Science in Radiochemistry from the Moscow State University. During his tenure at PNNL, Dr. Egorov had led world-class basic and applied R&D programs directed at new chemistries and instrumentation for automated production of short-lived medical isotopes for the treatment of cancer, automated process monitoring, radionuclide sensors for groundwater monitoring, and laboratory automation. Dr. Egorov pioneered the application of flow-based techniques for automating radiochemical analyses of nuclear wastes, renewable surface sensing and separations, and equilibration-based radionuclide sensing. He has authored/co-authored numerous peer-reviewed publications in these areas, including several book chapters. Dr. Egorov holds four U.S./international patents, three of which have been licensed to industry. Dr. Egorov was a recipient of numerous outstanding performance and key contributor awards. In 2003, Dr. Egorov was nominated for the American Chemical Society Arthur F. Findeis Award for Achievements by a Young Analytical Scientist. In 2004, Dr. Egorov was a recipient of a Federal Laboratory Consortium Award for Excellence in Technology Transfer for “Alpha Particle Immunotherapy for Treating Leukemia and Solid-Tumor Metastases”. Dr. Egorov holds a M.S. in Radiochemistry from Moscow State University, Moscow, Russia; a M.S. in Environmental and Analytical Chemistry and a Ph.D. in Analytical Chemistry from the University of Washington.

Lisa Mayfield: Lisa Mayfield comes to IsoRay with over ten years of commercial healthcare sales, marketing and business development experience. Between December 1993 and August 2004, Ms. Mayfield has held senior management positions in the pharmaceutical and medical device and diagnostics sectors of Johnson & Johnson as well as at J&J Corporate. During her time at J&J and prior to joining IsoRay in December 2005, Ms. Mayfield was responsible for implementing positive business results in over 11 different therapeutic markets. After leaving J&J and prior to joining IsoRay, Ms. Mayfield worked as a consultant to various healthcare companies in the radioisotope and oncology markets. As a result of her exposures, Ms. Mayfield has built a wealth of knowledge about the healthcare marketplace as a whole and complements this knowledge with a comprehensive understanding of internal operations. Ms. Mayfield has been responsible for best practices for product development, branding, forecasting, regulatory compliance, reimbursement and strategic planning. During her time at IsoRay, Ms. Mayfield has been able to successfully implement new policies and procedures that facilitate growth as well as provide top level guidance over strategic business operations. Currently Ms. Mayfield is acting Director of Operations at IsoRay. Ms. Mayfield holds a Bachelors of Science in Economics from the University of Washington.

Keith Welsch: Mr. Welsch is a quality control professional with experience in a wide range of organizations and disciplines including the nuclear, aerospace, environmental restoration, construction, tubing, steel and aluminum industries. Mr. Welsch managed the registration of a plant to ISO 9002:1994 and subsequently transitioned the facility to ISO 9001:2000 and conducted continuous improvement actions. These included statistical process control, six sigma, lean manufacturing, and total preventive maintenance programs. Mr. Welsch's other significant achievements include facilitation of quality improvement and stand down teams, innovative education training manager, management of records review for two nuclear sites, management of audit programs and corrective-action systems, and teaching safety, technical, and quality courses. He has earned the Certified Quality Auditor, Certified Quality Technician and Certified Quality Improvement Associate certifications from the American Society for Quality. Prior to joining IsoRay in 2004, Mr. Welsch served as Quality Assurance Manager for Kaiser Aluminum Products of Richland, Washington since 1997. Mr. Welsch received a BA in Business Administration from Washington State University.

Executive Compensation

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during our past three fiscal years awarded to, earned by or paid to each of the following executive officers (the "Executive Officers"). None of the Company's executive officers, other than those listed below, received compensation in fiscal year 2004 in excess of $100,000.

			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year(1)	Annual Compensation Salary	Restricted Stock Awards	Securities Underlying Options	All Other Compensation

Roger Girard, Chief Executive Officer(2)	2005	$113,958	--	--	--
	2004	$71,031	$9,900	513,840	--
	2003	$4,000	$49,900	--	--

Thomas Scallen, Former Chief Executive Officer(3)	2005	--	--	--	$50,000	(4)
	2004	--	$7,871	--	--
	2003	--	--	--	--

(1) Fiscal year 2005 consisted of the period from October 1, 2004 through June 30, 2005; fiscal year 2004 consisted of the year ended September 20, 3004; and fiscal year 2003 consisted of the year ended September 30, 2003.
(2) Mr. Girard did not begin serving as our CEO until July 28, 2005, but he has served as CEO of our subsidiary and its predecessor company since August 2003. The compensation listed was paid to Mr. Girard by IsoRay Medical or its predecessor company.
(3) Mr. Scallen served as our CEO during the listed fiscal years and until his resignation effective July 28, 2005.
(4) Represents a $50,000 cash payment in June 2005 to Mr. Scallen in settlement of all accrued but unpaid compensation.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth the number of shares covered by unexercised stock options held by the Executive Officers as of June 30, 2005, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option or warrant and the market price of the shares subject to such option or warrant as of June 30, 2005.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the- Money Options at Fiscal Year- End($)
Name	Number of Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Roger Girard(1)	0	0	513,841	0	$39,650	n/a
Thomas Scallen	0	0	0	0	n/a	n/a

(1) Mr. Girard held options to acquire 513,841 IsoRay Medical, Inc. shares at June 30, 2005. He held no options in the Registrant at June 30, 2005.

Employment Agreements

The Company entered into an employment agreement with Roger Girard, its Chief Executive Officer, effective October 6, 2005 (the "Girard Agreement"). The term of the Girard Agreement is through October 6, 2009, and will automatically extend for an additional one year term on each anniversary date unless the term is modified or terminated in accordance with the terms of the Girard Agreement at least ninety days prior to a given anniversary date. The Girard Agreement provides for a base salary of $180,000, an automatic increase to $220,000 effective January 1, 2006, and an increase to $300,000 effective July 1, 2006 at the discretion of the Board of Directors. Mr. Girard is also entitled to participate in any benefit plans provided to key executives of the Company, and to a bonus at the discretion of the Board of Directors.

Equity Compensation Plans

On July 28, 2005, the Company adopted the Amended and Restated 2005 Stock Option Plan (the "Option Plan") and the Amended and Restated 2005 Employee Stock Option Plan (the "Employee Plan"), pursuant to which it may grant equity awards to eligible persons. The Option Plan allows the Board of Directors to grant options to purchase up to 1,800,000 shares of common stock to directors, officers, key employees and service providers of the Company, and the Employee Plan allows the Board of Directors to grant options to purchase up to 2,000,000 shares of common stock to officers and key employees of the Company. Options granted under either Plan have a ten year maximum term, an exercise price equal to at least the fair market value of the Company’s common stock (based on the trading price on the OTC Bulletin Board) on the date of the grant, and with varying vesting periods as determined by the Board. IsoRay Medical, Inc.’s option plans were cancelled and replaced in the merger with the Plans described above, and new options were issued without any change in the material terms of the options, other than acceleration of all unvested options (other than those issued to Mr. Griffiths, Mr. Hrobsky and Mr. Hutchinson which retained their original vesting terms). As of March 31, 2006, options to purchase 1,630,472 shares had been granted under the Option Plan and options to purchase 1,420,511 shares had been granted under the Employee Plan. Of these options, 93,284 had been exercised as of March 31, 2006.

Compensation of Non-Employee Directors

We pay our directors who are not employees of the Company a director's fee of $1,000 per meeting attended plus expenses. We granted Robert Kauffman, Thomas Lavoy and Stephen Boatwright (three of our non-employee directors) immediately exercisable options to purchase 100,000 shares of our common stock on July 28, 2005 with an exercise price of $2.00 per share. Dwight Babcock and Albert Smith, our other non-employee directors, were granted immediately exercisable options to purchase 50,000 shares of our common stock at an exercise price of $6.30 per share on March 31, 2006.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Articles of Incorporation provide to directors and officers indemnification to the full extent provided by law, and provide that, to the extent permitted by Minnesota law, a director will not be personally liable for monetary damages to the Company or its shareholders for breach of his or her fiduciary duty as a director, except for liability for certain actions that may not be limited under Minnesota law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of May 24, 2006 for (a) each person known by the Company to be a beneficial owner of five percent or more of the outstanding common stock of the Company, (b) each executive officer, director and nominee for director of the Company, and (c) all directors and executive officers of the Company as a group. As of May 24, 2006, the Company had 14,722,686 shares of common stock and 181,248 shares of preferred stock outstanding. No director or officer of the Company owns any shares of preferred stock.

COMMON STOCK SHARE OWNERSHIP AS OF MAY 24, 2006

Name and Address of Beneficial Owner(1)	Amount of Common Shares Owned	Derivative Securities Exercisable or Convertible Within 60 Days of May 24, 2006	Total Common Shares Beneficially Owned	Percent of Common Shares Owned(2)

Roger Girard, Chief Executive Officer, President and Chairman	338,460	513,841	852,301	5.59%

Michael Dunlop, Chief Financial Officer	141,618	145,000	286,618	1.93%

David Swanberg, Exec. Vice President and Director	314,327	165,500	479,827	3.22%

Robert Kauffman, Director	43,801	100,000	143,801	0.97%

Thomas Lavoy, Director	8,426	100,000	108,426	0.73%

Stephen Boatwright, Director	0	184,236	184,236	1.24%

Albert Smith, Director	108,947	50,000	158,947	1.08%

Dwight Babcock, Director	50,802	50,000	100,802	0.68%

Thomas Scallen, Former Chief Executive Officer(4)	329,942	0	329,942	2.24%

Lawrence Family Trust(5)	888,529	0	888,529	6.04%

Anthony Silverman(6)	604,699	321,391	926,090	6.16%

All Officers and Directors as a group (8 persons)	1,006,381	1,308,577	2,314,958	14.44%

(1)	Except as otherwise noted, the address for each of these individuals is c/o IsoRay, Inc., 350 Hills St., Suite 106, Richland, WA 99354.
(2)
Percentage ownership is based on 14,722,686 shares of Common Stock outstanding on May 24, 2006. Shares of Common Stock subject to stock options, warrants or convertible debentures which are currently exercisable/convertible or will become exercisable/convertible within 60 days after May 24, 2006 are deemed outstanding for computing the percentage ownership of the person or group holding such options, but are not deemed outstanding for computing the percentage ownership of any other person or group.

(3)	Mr. Scallen's address is 4701 IDS Center, Minneapolis, MN 55402.
(4)	The address of the Lawrence Family Trust is 285 Dondero Way, San Jose, CA 95119.

(5)
Mr. Silverman’s address is 2747 Paradise Road, #903, Las Vegas, NY 98109. 64,876 of the shares of common stock and 37,500 of the derivative securities beneficially owned by Mr. Silverman are held of record by Katsinam Partners, LP, an entity of which Mr. Silverman is a member of the general partner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

IsoRay Medical's patent rights to its Cesium-131 process were acquired from Lane Bray, a shareholder of the Company, and are subject to a 1% royalty on gross profits and certain contractual restrictions.

In exchange for consulting services including providing advice to IsoRay Medical as to the structure of organization and compensation arrangements with employees and also in connection with developing various policies and procedures, Quatsch Ventures, LLC, an entity controlled by Stephen Boatwright, one of the Company's directors, received options to purchase 84,236 shares of our common stock in 2004. Mr. Boatwright is a member of Keller Rohrback, PLC, which provides legal services to the Company and IsoRay Medical. During IsoRay Medical's fiscal year ended June 30, 2005, IsoRay Medical paid Keller Rohrback, PLC and Gammage & Burnham, PLC (of which Mr. Boatwright was a partner) approximately $285,000 for legal services. During the three and nine months ended March 31, 2006, IsoRay Medical paid Keller Rohrback, PLC approximately $126,300 and $363,200 for legal services, respectively.

Through June 30, 2005, the Company's former Chief Executive Officer, Thomas K. Scallen, advanced the Company an aggregate of approximately $44,400 to support operations, settle outstanding trade accounts payable and provide working capital. The advance was repayable upon demand and was non-interest bearing and unsecured. Effective June 30, 2005, with the anticipation of the consummation of the reverse acquisition transaction with IsoRay Medical, Inc., these advances were forgiven and reclassified as additional paid-in capital in the accompanying financial statements of the Company as of that date.

Through December 31, 2004, the Company owed the Company's Chief Executive Officer, Thomas K. Scallen, approximately $354,500 for cumulative accrued salary. During the quarter ended March 31, 2005, the Company's former Chief Executive Officer forgave approximately $304,500 in accrued salary for prior periods.

On January 16, 2005, in addition to certain other shareholders, the following officers and directors of the Company were awarded shares of common stock for guaranteeing a loan with Benton Franklin Economic Development District ("BFEDD") in the amount of $230,000, which was funded in December 2004, and a line of credit with Columbia River Bank in the amount of $395,000: Michael Dunlop guaranteed $15,000 of the BFEDD loan and $30,000 of the Columbia River Bank line of credit, for which he received 12,888 shares; Roger Girard guaranteed $20,000 of the BFEDD loan, for which he received 5,728 shares; John Hrobsky (former officer) guaranteed $15,000 of the Columbia River Bank line of credit, for which he received 4,296 shares; and David Swanberg guaranteed $30,000 of the Columbia River Bank line of credit, for which he received 8,592 shares. No additional consideration will be paid for the continuing guarantees of the renewed $375,000 Columbia River Bank Line of Credit. However, as two previous guarantors are not included in the renewed $375,000 line of credit, the shares of common stock originally issued to those former guarantors will be canceled and re-issued to individuals who have increased the level of their guarantee in the renewed line of credit. Accordingly 30,073 shares of common stock previously issued to certain guarantors will be canceled and re-issued to Roger Girard, and 1,432 shares of common stock previously issued to certain guarantors will be canceled and re-issued to Michael Dunlop.

On May 27, 2005, the Company, Century Park Transitory Subsidiary, Inc., a Delaware corporation, Thomas Scallen and Anthony Silverman (shareholders of the Company), and IsoRay Medical, Inc., a Delaware corporation, entered into a Merger Agreement. Pursuant to the Merger Agreement, Century Park Transitory Subsidiary, Inc. was merged with and into IsoRay Medical, Inc. and IsoRay Medical, Inc. became a wholly-owned subsidiary of the Company. The Merger Agreement was subject to the satisfaction of certain conditions, including the granting of certain "piggy-back" and demand registration rights to the purchasers of certain convertible debentures of IsoRay Medical, Anthony Silverman and certain other affiliates of the Company; the agreements of the officers and directors of IsoRay Medical, Inc. to lock-up the shares of common stock of the Company they received in the merger for a period of one year from the closing of the merger; the agreements of Thomas Scallen and Anthony Silverman to escrow certain shares of common stock of the Company; and the receipt by IsoRay Medical from Anthony Silverman or his associates of one million dollars as the purchase price of certain securities of IsoRay Medical before the closing. These conditions were satisfied prior to the closing of the merger, which occurred on July 28, 2005.

On July 28, 2005, the Registrant’s Board of Directors granted 100,000 options to purchase common stock to each of its three independent Directors: Thomas Lavoy, Stephen Boatwright, and Robert Kauffman. On March 31, 2006, the Registrant’s Board of Directors granted 50,000 options to purchase common stock to its two newly-appointed independent Directors: Dwight Babcock and Albert Smith. Additionally, the Board voted on July 28, 2005 to compensate each of the independent Directors $1,000 per meeting for their attendance at the Board meetings. Directors who are also serving as management of the Company were not granted stock options for Director service, and will not be paid for attendance at Board meetings.

      During 2005, IsoRay Medical, Inc. paid or accrued $5,600 for accounting services performed by a company owned by a member of the Board of Directors of IsoRay Medical, Inc.

In September 2003, IsoRay Products LLC issued 100,000 of its Class B member shares, for services rendered, to Roger Girard, the IsoRay, Inc. President, who was also a Director of IsoRay, Inc. Based on an estimate of the fair value of the Class B shares, as determined by reference to cash sales of Class A member shares, IsoRay Products LLC recorded $50,000 of compensation expense in connection with the issuance of these shares. The 100,000 Class B member shares were exchanged for 168,798 IsoRay Medical, Inc. common shares in connection with the merger transaction, which were subsequently exchanged for 142,189 shares of IsoRay, Inc. common stock.

In June 2004, IsoRay Medical, Inc. issued 10,000 of its common shares to Mr. Girard for services rendered and $100 cash. The Company recorded $9,900 of compensation expense in connection with the issuance of these shares. These shares were subsequently exchanged for 8,423 shares of IsoRay, Inc. common stock.

During 2003, IsoRay Products LLC granted warrants for the purchase of 100,000 of its Class A member shares to a financial services company for consulting services. These warrants were exercisable at $1.00 per share and are set to expire on October 30, 2006. The financial services company was a shareholder of IsoRay Products LLC. Because the exercise price was equal to the estimated fair value at the date of grant, no compensation was recognized associated with these warrants. In connection with the business combination of the IsoRay companies, IsoRay Medical, Inc. granted warrants for the purchase of 168,799 of its Series B Preferred shares, exercisable at $.59 per share, in exchange for the warrants granted by IsoRay Products LLC. Subsequent to the merger with the Registrant, these shares were exchanged for 142,189 shares of IsoRay, Inc. common stock.

During 2003 and 2002, IsoRay, Inc. (WA domiciled) contracted with a consultant. Under the terms of the agreement, the consultant, who was a director of IsoRay, Inc. (WA domiciled), was paid a monthly retainer of $1,500 plus out-of-pocket expenses. During 2003 and 2002, IsoRay, Inc. (WA domiciled) paid the consultant $15,398 and $12,681, respectively.

During 2003, IsoRay, Inc. (WA domiciled) paid or accrued $17,500 to a consultant, who was also an officer of IsoRay, Inc. (WA domiciled), for certain consulting services.

During 2003, IsoRay, Inc. (WA domiciled) paid or accrued $23,000 to a financial services company, which has owned by an officer of IsoRay, Inc. (WA domiciled), for financial consulting services.

During 2002, IsoRay, Inc. (WA domiciled) issued 35,200 shares of its common stock to certain shareholders, including five directors of that predecessor entity, as compensation for their guarantee of notes payable to Benton-Franklin Economic Development District. The transaction was recorded at the fair value of the shares, estimated to be $35,200, as management considered it to be more readily determinable than the value of the guarantees. The following directors of IsoRay, Inc. (WA domiciled) received shares of common stock, which have been exchanged for shares of the Company’s common stock: Lane Bray, 4,936 Company shares; Michael Dunlop, 5,265 Company shares; Karen Thompson, 5,265 Company shares; Donald Segna, 5,265 Company shares; and David Swanberg, 3,291 Company shares.

Effective July 12, 1999, Lane Bray, a Member of IsoRay, LLC (and also a shareholder and Director of IsoRay, Inc.), assigned his right, title and interest in an invention (including the U.S. patent application therefore and any associated patent rights) to IsoRay, LLC in exchange for a royalty equal to 1% of the Gross Profit, as defined, from the sale of “seeds” incorporating the technology. IsoRay, LLC also agreed to pay all remaining costs associated with obtaining the patent. In January 2000, IsoRay, LLC applied for the patent, which was subsequently granted effective May 23, 2000. The patent and associated royalty obligation were transferred to IsoRay, Inc. (WA domiciled) effective May 1, 2002 in connection with a tax-free reorganization whereby IsoRay LLC ceased operations, and assigned all assets and liabilities to IsoRay, Inc. (WA domiciled).

IsoRay Inc. assigned this patent to IsoRay Products LLC, who assigned the patent to IsoRay Medical, Inc. who, pursuant to the royalty agreement must also pay a royalty of 2% of Gross Sales, as defined, for any sub-assignments of the aforesaid patented process to any third parties. The royalty agreement will remain in force until the expiration of the patents on the assigned technology, unless earlier terminated in accordance with the terms of the underlying agreement. To date, there have been no product sales incorporating the technology and there is no royalty due pursuant to the terms of the agreement.

Patent and Know-How Royalty License Agreement

Effective August 1, 1998, Pacific Management Associates Corporation (PMAC) transferred its entire right, title and interest in an exclusive license agreement with Donald Lawrence to IsoRay, LLC in exchange for a membership interest. The license agreement was transferred to IsoRay, Inc. (WA domiciled) effective May 1, 2002 in connection with the tax-free reorganization.

The terms of the license agreement require the payment of a royalty based on the Net Factory Sales Price, as defined in the agreement, of licensed product sales. Because the licensor’s patent application was ultimately abandoned, only a 1% “know-how” royalty based on Net Factory Sales Price, as defined, remains applicable. To date, there have been no product sales incorporating the licensed technology and there is no royalty due pursuant to the terms of the agreement. Management believes that because this technology is not presently being used and believes it will not be used in the future that no royalties will be paid under this agreement.

SELLING SHAREHOLDERS

The following table details the name of each selling shareholder (including, for entity shareholders, the name of the natural person controlling the selling shareholder in parentheses), the number of shares owned by that selling shareholder, and the number of shares that may be offered by each selling shareholder for resale under this prospectus.  The selling shareholders may sell up to 4,637,100 shares of our common stock from time to time in one or more offerings under this prospectus, of which 4,004,264 are shares of common stock currently held by the selling shareholders, 43,219 are shares of common stock issuable upon the conversion of preferred stock held by the selling shareholders (including 6,967 shares of common stock issuable upon the conversion of preferred stock receivable upon the exercise of warrants to purchase preferred stock), 371,163 are shares of common stock issuable upon the exercise of warrants held by the selling shareholders, and 218,454 are shares of common stock issuable upon the exercise of options held by the selling shareholders. Because each selling shareholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling shareholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling shareholders. Except as indicated below, no selling shareholder nor any of their affiliates have held a position or office, or had any other material relationship, with us.

	Beneficial Ownership Before the	Percentage of Common Stock Owned Before	Shares of Common Stock Included in		Shares of Common Stock Issuable Upon Conversion or Exercise of Preferred Stock, Options or Warrants Included in	Exercise Price of Option or Warrant Included in	Grant Date of Option or Warrant Included in	Term of Option or Warrant Included in	Total Shares of Common Stock Included in	Beneficial Ownership After the	Percentage of Common Stock Owned After
Name	Offering (1)	Offering	Prospectus (2)		Prospectus (3)	Prospectus	Prospectus	Prospectus	Prospectus	Offering (4)	Offering (4)
Agger Capital	3,832	*			3,832	.59-2.37	3/25/2005	3/25/2007	3,832	0	*
Alan E. Waltar and Anna E. Waltar, Trustees of the Alan E. and Anna E. Waltar Trust U/A DTD 7/3/98	57,982	*	7,480		-				7,480	50,502	*
All Seasons Painting Co. (Richard Rusch)	21,327	*	4,265		-				4,265	17,062	*
Anastassatos, Efthimios Christopher	14,819	*	4,819		-				4,819	10,000	*
Babcock, Dwight W.	102,207	*	22,962		-				22,962	79,245	*
Babcock, Elaine	2,695	*	539		-				539	2,156	*
Bales, Matt	5,178	*	1,036		-				1,036	4,142	*
Bartholomew, Richard & Suzanne	17,772	*	3,554		-				3,554	14,218	*
Bates, Christopher Matthew	4,265	*	853		-				853	3,412	*
Bates, Robert and Lisa	47,873	*	16,335		-				16,335	31,538	*
Bavispe Limited Partnership (Robert Caylor)	126,283	*	14,235		-				14,235	112,048	1.28%
Bear Stearns Securities Corporation Custodian
Michael Eric Jacobson IRA(11)	10,950	*	10,950		-				10,950	0	*
Bear Stearns Securities Corporation Custodian Mishawn Marie Nelson IRA	10,950	*	10,950		-				10,950	0	*
Bear Stearns Securities Corporation Custodian Steven Mark Nelson IRA(11)	10,950	*	10,950		-				10,950	0	*
Berglin, Bruce D. and Doneda E.	15,475	*	5,475		-				5,475	10,000	*
Berglund, Greg	35,769	*	15,769		-				15,769	20,000	*
Betty McCormick Trust	7,108	*	1,422		-				1,422.	5,686	*
Bock, Daniel	18,072	*	18,072		-				18,072	0	*
Boesel, John(11)	1,084	*			1,084	$0.59-2.37	3/25/2005	3/25/2007	1,084	0	*
Boggess, Thomas S. IV and Jonette D. JTROS	36,145	*	36,145		-				36,145	0	*
Boland, John C.	28,437	*	5,687		-				5,687	22,750	*
Boland, John L.	116,098	*	10,384		7,109				17,493	98,605	1.13%
Bonanza, LLC (David and Donna Whitehead)	39,672	*	25,454		-				25,454	14,218	*
Boster, Gary	29,399	*	29,399		-				29,399	0	*
Bragdon, George and Barbara	2,105	*	421		-				421	1,684	*
Brown Larsen, Pamela	14,218	*			2,844				2,844	11,374	*
Brown, Alexis and Alan	4,211	*	842		-				842	3,369	*
Brown, Anne J.	14,218	*	2,844		-				2,844	11,374	*
Brown, Garrett N. (6)	552,237	4.13%	31,546	(7)	-				31,546	520,691	5.97%
Bunting, Brandt E. & Collen M.	38,435	*	5,687		-				5,687	32,748	*
Burstein, Fred	290,016	2.17%	290,016		-				290,016	0	*
Burstein, Fred IRA	16,425	*	16,425		-				16,425	0	*
Cangiane, Lorraine and Gilson, Bernard	10,950	*	10,950		-				10,950	0	*
Carroll, Bridget M.	14,218	*	14,218		-				14,218	0	*
Chapman, Milton A	48,782	*	9,756		-				9,756	39,026	*
Clark, R. Jeanne	25,541	*	4,878		230				5,108	20,433	*
Clement, James H.	20,046	*	7,642		747	$1.06	2/28/2005	2/28/2007	8,388	11,657	*
Clerf, Craig	1,300	*	260		-				260	1,040	*
Clerf, Robert	1,950	*	390		-				390	1,560	*
Clerf, Roger	3,251	*	650		-				650	2,601	*
Cohen, Loren	26,426	*	16,426		-				16,426	10,000	*
Collier Living Trust	44,885	*	7,545		-				7,545	37,340	*
Cone-Gilreath Law Firm(Douglas Nicholson)	48,782	*	9,756		-				9,756	39,026	*
Conner III, Thomas E.	33,698	*	4,740		-				4,740	28,958	*
Craddock, Steven Lee	7,229	*	7,228		-				7,228	1	*
Daniels, Frederic R. & Anita C. Family Trust	72,477	*	9,597		2,488	$1.06	2/28/2005	2/28/2007	12,085	60,391	*
Daswick, Gregory	10,663	*	2,133		-				2,133	8,530	*
Daswick, Michael and Kimberly	62,943	*	8,589		-				8,589	54,354	*
DFC 401(k) Profit Sharing Plan FBO Benjamin J. Schwartz	24,882	*	5,564		-				5,564	19,318	*
Douglas D. Thornton Family Trust	308,957	2.31%	61,791		-				61,791	247,166	2.83%
Dunlop, Michael(5) (6)	286,618	2.14%	24,746	(7)	-				24,746	261,872	3.00%
Ecclestone, Andrew	59,842	*	59,842		-				59,842	0	*
Edmund, Robert	3,369	*	674		-				674	2,695	*
Engels, Kevin F.	18,423	*	1,685		-				1,685	16,738	*
Fabri, Jon	43,423	*	1,685		-				1,685	41,738	*
Falls Rd LLC (Paul Hatch)	23,698	*	4,740		-				4,740	18,958	*
Feder, Dr. Henry	14,218	*	2,844		-				2,844	11,374	*
Feidelberg, Steven O. and Codini, Anna-Maria, Trustees of the Feidelberg-Codini Family Trust U/T/A dated April 15, 2003	6,024	*	6,024		-				6,024	0	*
Fernandez, Leslie	3,688	*			738				738	2,950	*
Ferrick, Patrick N.	9,479	*	1,896		-				1,896	7,583	*
Fookes, Larry	46,529	*	3,577		22,914	$1.19	8/1/2005	7/31/2015	26,491	20,038	*
Fookes, Sharon	3,553	*	711		-				711	2,842	*
Forest Ridge Properties, Ltd. (Beverly Unger)	12,441	*	1,244		1,244	$1.40	2/28/2005	2/28/2007	2,488	9,953	*
Forsman, John Arvid	14,218	*			2,844				2,844	11,374	*
Freeman, Kevin	22,440	*	2,488		-				2,488	19,952	*
Gainer, Ronald G. & Linda J.	14,218	*	2,844		-				2,844	11,374	*
Gaines, Ira J.	30,950	*	10,950		-				10,950	20,000	*
Galanty, Thomas M.	10,950	*	10,950		-				10,950	0	*
Giammattei, Shawn and Peggy	252	*	50		-				50	202	*
Girard, Roger E. (5) (6)	852,301	6.38%	73,285	(7)	-				73,285	779,016	8.92%
Gold Trust Co FBO Don Goeckner IRA	86,733	*	17,346		-				17,346	69,387	*
Goldsmith, Hugh G.	18,959	*			3,792				3,792	15,167	*
Goodrich, Daniel A	10,950	*	10,950		-				10,950	0	*
Granger, Jamie	10,529	*			2,106				2,106	8,423	*
Griffith, Richard and Barbara	17,772	*	3,554		-				3,554	14,218	*
Harry and Adeline Silverman Foundation	20,000	*	20,000		-				20,000	0	*
Hartley, James N.	9,479	*			1,896				1,896	7,583	*
Hedstrom, Gary A.	12,527	*	505		-				505	12,022	*
Hernandez, Jesus and Melissa	16,955	*	5,581		-				5,581	11,374	*
Holcomb, Sr,, Hampton A.	10,950	*	10,950		-				10,950	0	*
Hostetler Living Trust	18,957	*	1,896		1,896				3,791	15,166	*
Huls, Michael, Roth IRA	33,000	*	33,000		-				33,000	0	*
Intellegration, LLP(Christopher Smith)	35,526	*	25,526		-				25,526	10,000	*
Jackson, John J. & Ellen K.	14,218	*	2,844		-				2,844	11,374	*
James J. Minder & Susan A. Davis Family Trust	10,950	*	10,950		-				10,950	0	*
Johnson, Carolyn M.	8,422	*	1,684		-				1,684	6,738	*
Johnson, Tom and Lindsay	8,422	*	1,684		-				1,684	6,738	*
Kaiser, James S.	10,950	*	10,950		-				10,950	0	*
Kalos, Shaun and Cathy	2,105	*	421		-				421	1,684	*
Kang, Dr. Young S.	16,260	*	3,252		-				3,252	13,008	*
Kaser, Kathryn and John Clark Kaser	710	*	142		-				142	568	*
Kaser, Kathryn and John Lucas Kaser	1,065	*	213		-				213	852	*
Kaser, Kathryn and Jordan Rae Emmil	1,065	*	213		-				213	852	*
Kaser, Kathryn and Kenneth Tyler Emmil	1,065	*	213		-				213	852	*
Kaser, Kathryn and Laura Kaser Emmil	710	*	142		-				142	568	*
Kaser, Kathryn and Levi Clark Kaser	1,065	*	213		-				213	852	*
Kauffman, Robert R. (5)	110,950	*	10,950		-				10,950	100,000	1.15%
Kelly, Gerald	4,211	*	842		-				842	3,369	*
Kelly, Richard	1,675	*			1,675	$.59-2.37	3/25/2005	3/25/2007	1,675	0	*
Kemeny, Matthias D.	10,950	*	10,950		-				10,950	0	*
Kennedy, Patrick H. & Bonnie M. (6)	54,506	*	10,941	(7)	-				10,941	43,565	*
Klostermann, Bill and Donna	16,425	*	16,425		-				16,425	0	*
Kocherer, Rosalee	2,105	*	421		-				421	1,684	*
Konietzko, Neil	198,423	1.48%	1,685		-				1,685	196,738	2.25%
Korb, Leroy J. MD	248,368	1.86%	45,530		20,716	$1.19	8/1/2005	7/31/2015	66,246	182,122	2.09%
Koslowski, Barbara	8,129	*	1,626		-				1,626	6,503	*
Kryszek, Jakob	40,522	*	8,104		-				8,104	32,418	*
Lambert, Pat(11)	113,195	*	33,000		14,674	$.59-2.37	3/25/2005	3/25/2007	47,674	65,521	*
Lane A. & Gwen M. Bray Trust(6)	386,997	2.90%	71,142	(7)	-				71,142	315,855	3.62%
Lanza, Costantio IRA Charles Schwab & Co., Inc. Custodian	10,950	*	10,950		-				10,950	0	*
Larson, Damian	14,320	*	2,864		-				2,864	11,456	*
Lavoy, Thomas(5)	108,423	*	1,685		-				1,685	106,738	1.22%
Lawrence Family Trust(6)	888,529	6.65%	177,706	(7)	-				177,706	710,823	8.14%
Lebowitz Living Trust	142,188	1.06%	28,438		-				28,438	113,750	1.30%
Little, John W. and Marina Zeiber	9,639	*	6,024		-				6,024	3,615	*
Livingston, James P. & Keri Segna	24,218	*	2,844		-				2,844	21,374	*
Lord, Brandon	421	*	84		-				84	337	*
Lord, Leonard L. and Patricia G.	4,211	*	842		-				842	3,369	*
MacKay, Daniel P	18,015	*	3,603		-				3,603	14,412	*
Madsen, James L.	166,706	1.25%	27,130		-	$1.19	8/1/2005	7/31/2015	27,130	139,576	1.60%
Majchrowski, Thomas	75,401	*	15,080		-				15,080	60,321	*
Marlin Hull LLC (Michael Huls)	169,422	1.27%	169,422		-				169,422	0	*
Martin, Leslie A	14,218	*			2,844				2,844	11,374	*
Matsock, Mark	113,721	*	10,950		25,271	$4.15	7/15/2005	7/15/2007	36,221	77,500	*
McInnis, Greg and Cynthia Family Trust	7,229	*	7,228		-				7,228	1	*
McKenna, Jean	16,260	*	3,252		-				3,252	13,008	*
Mebesius, William	10,950	*	10,950		-				10,950	0	*
Meyers Associates LP (10)	47,828	*			14,674	$.59-2.37	3/25/2005	3/25/2007	14,674	33,154	*
Miller, Thomas F.	289,159	2.16%	289,159		-				289,159	0	*
Moore, Terry R	15,426	*	7,464		-				7,464	7,962	*
Moseley, Gerard F.	9,526	*	1,905		-				1,905	7,621	*
Moss, Lynette F.	44,438	*	15,249		-				15,249	29,189	*
Mountain View Asset Management (Andrew Eccleston)	24,096	*	24,096		-				24,096	0	*
MountainView Opportunistic Growth Fund LP (Andrew Eccleston)	94,223	*	30,745		-				30,745	63,478	*
Muldoon, William G and Janet L	126,854	*	26,022		2,488	$1.06	2/28/2005	2/28/2007	28,510	98,344	1.13%
Murphy, Tom	3,369	*	674		-				674	2,695	*
Newman, Bruce W. & Jeannie G.	16,587	*	3,318		-				3,318	13,269	*
Nichols, Dale and Kathyrn E. Kaser	17,772	*	3,554		-				3,554	14,218	*
Oak Ridge Financial Group Inc. (10)	3,285	*			3,285	$.59-2.37	3/25/2005	3/25/2007	3,285	0	*
Oliver, Marlene	58,322	*			44,002	$1.19	8/1/2005	7/31/2015	44,002	14,320	*
Olson, Claire A & Mary Ann	14,218	*	2,844		-				2,844	11,374	*
Onwuegbusi, Charles	10,950	*	10,950		-				10,950	0	*
Ott, Suzann J & Dennis L.	40,546	*	7,109		-				7,109	33,437	*
Palitz, Louis and Ruth	17,772	*	3,554		-				3,554	14,218	*
Peterson, Jerry	38,326	*	38,326		-				38,326	0	*
Pinnacle International Holdings LLC (Cliff Aaron)	177,736	1.33%	7,109		28,438	$0.70	11/29/2005	10/30/2006-03/30/2007	35,547	142,189	1.63%
Press, Richard	227,652	1.70%	45,530		-				45,530	182,122	2.09%
Quatsch Ventures, LLC (Stephen Boatwright) (5)	84,236	*			84,236	$1.19	8/1/2005	7/31/2015	84,236	0	*
Reynolds, J. Scott	6,024	*	6,024		-				6,024	0	*
Roberts, Cory B.	1,263	*	253		-				253	1,010	*
Roberts, Donald	4,211	*	842		-				842	3,369	*
Roberts, Elizabeth	1,263	*	253		-				253	1,010	*
Roberts, Joshua	2,947	*	589		-				589	2,358	*
Roberts, Leslie and Rex Armstrong	10,950	*	10,950		-				10,950	0	*
Rogers, Philip and Stephanie(9)	8,245	*	8,245		-				8,245	0	*
Roman, Patrick and Nichole	1,052	*	210		-				210	842	*
Ronald L and Susan R. Kathren Trust	5,171	*			5,170	$1.19	8/1/2005	7/31/2015	5,170	1	*
Root, R. William, Jr.	176,157	1.32%	37,131		-				37,131	139,026	1.59%
Roozen, Richard and Jaynie	5,474	*	5,474		-				5,474	0	*
Rothstein, Alan F.	35,546	*	7,109		-				7,109	28,437	*
Rothstein, Lawrence R. and Deborah E.	74,096	*	24,096		-				24,096	50,000	*
Rowland, Chris C.	10,475	*	5,475		-				5,475	5,000	*
Rowland, Joseph Perry Jr.	5,475	*	5,475		-				5,475	0	*
Ruth Schwartz Trust	60,716	*	12,143		-				12,143	48,573	*
Safdi Investments Limited Partnership (Rosemary Safdi)	62,921	*	34,484		-				34,484	28,437	*
Saito, Dr. Robert N.	14,218	*	2,844		-				2,844	11,374	*
Sanders Family Limited Partnership III (Vernon Sanders)	54,166	*	20,472		-				20,472	33,694	*
Scallen, Thomas K. (9)	329,942	2.47%	329,942		-				329,942	0	*
Schatzmair, Ralph	46,057	*	4,211		-				4,211	41,846	*
Schenter, Robert	218,860	1.64%	35,489		41,416	$1.19	8/1/2005	7/31/2015	76,905	141,955	1.63%
Schipfer, John D., Jr.	5,263	*	1,053		-				1,053	4,210	*
Schloz Family 1998 Trust	10,950	*	10,950		-				10,950	0	*
Schloz, Stanley	33,000	*	33,000		-				33,000	0	*
Schreifels, Donald B	140,943	1.05%	27,465		-				27,465	113,478	1.30%
Schwartz, Jacob	15,950	*	10,950		-				10,950	5,000	*
Segna, Donald R & Joan F. (6)	511,213	3.82%	96,515	(7)	-				96,515	414,698	4.75%
Segna, Jan M	14,218	*	2,844		-				2,844	11,374	*
Segna, Todd D. & Deborah L.J. Chew	21,327	*	4,265		-				4,265	17,062	*
Selma Teicher Trust, Stuart Teicher, Trustee	4,819	*	4,819		-				4,819	0	*
Shukov, George	227,652	1.70%	45,530		-				45,530	182,122	2.09%
Siddall, John W.	104,752	*	54,752		-				54,752	50,000	*
Sidibe, Aissata	35,546	*			7,109				7,109	28,437	*
Silverman, Anthony	743,961	5.56%	347,570	(8)	139,391	$4.15	7/15/2005	7/15/2007	486,961	257,000	2.94%
Silverman, Anthony IRA Rollover	54,753	*	54,753		-				54,753	0	*
Silverman, Jeff	72,776	*			6,110	$.59-2.37	3/25/2005	3/25/2007	6,110	66,666	*
Silverman, Kay	24,096	*	24,096		-				24,096	0	*
Silverman, Kay S. Revocable Trust	32,851	*	32,851		-				32,851	0	*
Smith, Albert(5)	171,447	1.28%	21,789		12,500	$0.0008	10/14/2005	10/13/2007	34,289	137,158	1.57%
Source Capital Group, Inc.(10)	10,584	*			1,084	$0.59-2.37	3/25/2005	3/25/2007	1,084	9,500	*
Stack, Peter R and Judy J	10,950	*	10,950		-				10,950	0	*
Stealth Investments, Inc. (James Scannell)	44,876	*	27,376		-				27,376	17,500	*
Stenson, Calvin B.	8,423	*	1,685		-				1,685	6,738	*
Sterne Agee and Leach, Inc. C/F Jill Ryan IRA	5,474	*	5,474		-				5,474	0	*
Sterne Agee and Leach, Inc. C/F Robert Ryan IRA	10,950	*	10,950		-				10,950	0	*
Sterne Agee Leach FBO Barry K Griffith IRA	10,950	*	10,950		-				10,950	0	*
Stewart, James P. and Patricia A.	10,950	*	10,950		-				10,950	0	*
Stiller, David L & Bonita L.	54,740	*	10,451		498	$1.06	2/28/2005	2/28/2007	10,949	43,792	*
Stokes, William J.	78,052	*	15,610		-				15,610	62,442	*
Strain, Audrey	4,975	*	995		-				995	3,980	*
Swanberg, Daniel L. & Joni A.	9,479	*	1,896		-				1,896	7,583	*
Swanberg, David J. & Janet C. (5) (6)	448,827	3.36%	58,047	(7)	-				58,047	390,780	4.48%
TEC Ministries	10,000	*	10,000		-				10,000	0	*
The Alan Gess Living Trust	36,327	*	4,265		-				4,265	32,062	*
The Anderson Family Trust UTD 12/20/93	21,059	*	4,212		-				4,212	16,847	*
The Bates Revocable Trust, Fred and Linda Bates, Trustees	37,144	*	6,283		-				6,283	30,861	*
The Lanzer Revocable Living Trust	18,072	*	18,072		-				18,072	0	*
The Nancy R. McCormick Family Trust U/A dated June 14,2002, John E McCormick, Trustee	4,819	*	4,819		-				4,819.	0	*
The Smart Family Trust	15,450	*	6,469		-				6,469	8,981	*
Thomas, Cam	56,875	*	11,375		-				11,375	45,500	*
Thompson, April	4,975	*	995		-				995	3,980	*
Thompson, Randy	4,975	*	995		-				995	3,980	*
Thompson, William and Karen Trust (6)	14,218	*			2,844				2,844	11,374	*
Turchetta, Anthony J	14,218	*	2,844		-				2,844	11,374	*
Turnbull, Timothy L.	8,530	*	1,706		-				1,706	6,824	*
UBS Financial Services IRA FBO Robert R
Kauffman (5)	32,851	*	32,851		-				32,851	0	*
Vencore LLC	5,692	*			5,692	$4.15	5/10/2004	5/10/2008	5,692	0	*
Weber, Ronald	4,211	*	842		-				842	3,369	*
Weinstein, Ronald A 2004 Living Trust	9,479	*	1,896		-				1,896	7,583	*
Weinstein, Ronald Alan and Cathy Lynn	99,765	*	9,953		-				9,953	89,812	1.03%
West, Ron H.	4,211	*	842		-				842	3,369	*
Whalen, Ryan and Jennifer	1,052	*	210		-				210	842	*
Wilkie, David J	8,423	*	1,685		-				1,685	6,738	*
William Wesley Thompson & Karen Louise Thompson
Revocable Trust Dated January 6, 1999 (6)	21,464	*	4,293		-				4,293	17,171	*
Wynnjam Corp. (Michael Huls)	107,057	*	10,950		96,107	$4.15	7/15/2005	7/15/2007	107,057	0	*
Zaragosa, Ernesto	26,847	*			16,847	$4.15	7/15/2005	7/15/2007	16,847	10,000	*
Zielke, David C. and Diane M.	34,123	*	6,825		-				6,825	27,298	*
Zimmerman, Paul	21,327	*	4,265		-				4,265	17,062	*

Totals	13,365,905	73.66%	4,004,264		632,835				4,637,100	8,728,806	70.73%

*	Less than one percent.
(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares that the selling shareholder has the right to acquire within 60 days.

(2)
The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the preferred stock and exercise of the options and warrants, as applicable, by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933, as amended.

(3)	This column includes all shares of common stock issuable upon conversion of preferred stock and exercise of options and warrants, as applicable, held by the named selling shareholder.
(4)	Assumes that all securities registered will be sold.
(5)	These selling shareholders are our executive officers and directors, or are entities controlled by our executive officers and directors.
(6)	These selling shareholders are executive officers and directors of our subsidiary, or are entities controlled by the executive officers and directors of our subsidiary.
(7)	Indicates shares subject to lock-up through July 28, 2006.
(8)	233,333 of these shares are subject to lock-up through July 28, 2006.
(9)	These selling shareholders are our former executive officers and directors.
(10)	These selling shareholders are broker/dealers.
(11)	These selling shareholders are affiliates of broker/dealers.

We are registering certain of the shares listed above pursuant to contractual registration obligations. We entered into a Registration Rights Agreement dated June 30, 2005 with certain shareholders and debenture holders, which provided demand and piggyback registration rights. Our subsidiary entered into a Registration Rights Agreement dated October 15, 2004, the obligations of which we have assumed, pursuant to which certain shareholders (then shareholders of our subsidiary) were granted piggyback registration rights. In addition to these contractual registration obligations, our Board of Directors, at its October 5, 2005 meeting, voted in favor of registering 20% of all shares of common stock acquired by former IsoRay Medical shareholders on or before October 1, 2004, 20% of all other securities that could be converted or exercised into common stock and were acquired by former IsoRay Medical shareholders on or before October 1, 2004, and 100% of all options granted under the Amended and Restated 2005 Stock Option Plan that were not registered in the Company's Form S-8 filed on August 19, 2005. In certain instances shareholders are required to affirmatively elect to have their shares included in this registration statement, and we may amend the above list of selling shareholders (through an amendment to this prospectus) to remove shareholders who elect not to register their shares.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling shareholders.  The common stock may be sold or distributed from time to time by the selling shareholders directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers' transactions,

•	through brokers, dealers, or underwriters who may act solely as agents,

•	"at the market" into an existing market for the common stock,

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

•	in privately negotiated transactions, and

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by a selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares or warrants, from the purchaser) in amounts to be negotiated.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling shareholders who are affiliates of a broker-dealer will be deemed to be underwriters in connection with their resale of the shares registered hereunder.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling shareholders and related persons against specified liabilities, including liabilities under the Securities Act.

While they are engaged in a distribution of the shares included in this prospectus the selling shareholders are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution, from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

The selling shareholders may also sell shares under Rule 144 promulgated under the Securities Act of 1933, as amended, rather than selling under this prospectus, if eligible to do so. This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling shareholders or are eligible for sale under Rule 144(k).  In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has owned shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of shares of our common stock then outstanding (which is equal to approximately 146,156 shares of common stock as of the date of this filing) or (ii) the average weekly trading volume of our shares of common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has owned the shares proposed to be sold for at least two years, is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

DESCRIPTION OF SECURITIES

The Company's Articles of Incorporation provide that the Company has the authority to issue 200 million shares of capital stock, which are currently divided into two classes as follows: 194 million shares of common stock, par value of $0.001 per share; and 6 million shares of preferred stock, also with a par value of $0.001 per share. As of June 2, 2006, the Company had 14,722,686 shares of common stock and 181,248 shares of Series B preferred stock outstanding. The Company also had options to purchase 2,952,698 shares of common stock, warrants to purchase 3,073,560 shares of common stock, warrants to purchase 34,836 shares of preferred stock, and $445,000 in principal amount of convertible debentures (convertible into common stock at $4.15 per share) outstanding on that date.

The Common Stock

Voting. Holders of the common stock are entitled to one vote per share on all matters to be voted on by the Company's shareholders. The Company's bylaws provide that a majority of the outstanding shares of the corporation entitled to vote constitute a quorum at a meeting of the shareholders.

Dividends. The Company's Board of Directors, in its sole discretion, may declare and pay dividends on the common stock, payable in cash or other consideration, out of funds legally available, if all dividends due on the preferred stock have been declared and paid. The Company has not paid any cash dividends on its common stock and does not plan to pay any cash dividends on its common stock for the foreseeable future.

Liquidation, Subdivision, or Combination. In the event of any liquidation, dissolution or winding up of the Company or upon the distribution of its assets, all assets and funds remaining after payment in full of the Company's debts and liabilities, and after the payment to holders of any then outstanding preferred stock of the full preferential amounts to which they were entitled, would be divided and distributed among holders of the common stock.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation. The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of IsoRay that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with IsoRay's Board of Directors' desires. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

The Preferred Stock

The Company’s preferred stock is divided into two series - Series A and Series B - designated as follows:

•
1,000,000 shares of Series A are authorized and 5,000,000 shares of Series B are authorized. As of June 2, 2006 there were no shares of Series A issued and outstanding; there were 181,248 Series B preferred shares issued and outstanding. The Company has no plans to issue any Series A shares for the foreseeable future.

•
The Series A shares are entitled to a 10% dividend annually on the stated value per share ($1.20) of the Series A, while the Series B shares are entitled to a cumulative 15% dividend annually on the stated value per share ($1.20) of the Series B. Such dividends will be declared and paid at the discretion of the Board to the extent funds are legally available for the payment of dividends.

•
Both series of preferred shares vote equally with the common stock, with each share of preferred having the number of votes equal to the voting power of one share of common stock, except that the vote or written consent of a majority of the outstanding preferred shares is required for any changes to the Company’s Articles of Incorporation, Bylaws or Certificate of Designation or for any bankruptcy, insolvency, dissolution or liquidation of the company.

•
Shares of either series of preferred stock may be converted at the option of the holder into shares of common stock at a rate of one share of common stock for each share of preferred stock being converted, subject to adjustment for stock splits, stock combinations, reorganization, merger, consolidation, reclassification, exchange or substitution.

•
Both series of preferred stock are subject to automatic conversion into common stock upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Act, covering the offer and sale of common stock in which the gross proceeds to the Company are at least $4 million.

•
The Board of Directors has approved the cancellation of the Series A Preferred Stock, given that there are no Series A shares issued, and this cancellation will occur in the near future. The Board of Directors has no plans at this time to issue additional series of preferred stock.

Warrants

We are registering 371,163 shares of common stock underlying warrants as part of this Prospectus. The warrants vary in exercise price from $0.70 to $4.15 (excluding a warrant issued at an exercise price of $10.00 for 12,500 shares of common stock) and have terms expiring from March 26, 2007 to May 10, 2008. The number of shares and price at which the warrants are exercisable is subject to adjustment in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. If one of these events occurs, the number of shares into which the warrants may be converted and the exercise price will be adjusted as needed to ensure that the warrant holder continues to have the right to receive a comparable number of shares or cash consideration as the holder would have received had the holder already exercised its warrant prior to the event. The warrants have no price protection features, and may not be redeemed by the Company.

Although not included in this Registration Statement, the Company also has warrants outstanding entitling the holder to purchase one share of Common Stock at any time until expiration (varying from October 2007 to February 2008) for $6.00. The total number of shares of common stock issuable upon conversion of these warrants is 1,768,899 shares. The number of shares and price at which these warrants are exercisable is subject to adjustment in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. At any time after the closing bid price for the Common Stock on the NASDAQ (or, if the Common Stock is not then traded on the NASDAQ, then on the principal exchange on which the Common Stock is traded) has equaled or exceeded $9.00 per share for any consecutive two month period, upon 30 days’ written notice, the Company may redeem any unexercised outstanding warrants for $0.01 per warrant. Holders of these warrants will have the right to exercise the warrants after such notification and through the redemption date of the warrants. These warrants have no price protection features.

Options

We are registering certain shares of common stock underlying options as part of this Prospectus. The options vary in exercise price from $1.19 to $2.00 per share and have ten year terms expiring in July of 2015. These options were granted under the Option Plan and consist of options that were not included in the Company's Form S-8 registration statement. Each of these options vested in full immediately upon their grant in July of 2005, and they were issued in exchange for IsoRay Medical, Inc. options that were granted prior to the Company's merger.

LEGAL MATTERS

Keller Rohrback, PLC, Phoenix, Arizona will issue an opinion with respect to the validity of the shares of common stock being offered hereby. In exchange for consulting services, Quatsch Ventures, LLC, an entity controlled by Stephen Boatwright, one of the Company's directors, received options to purchase 84,236 shares of our common stock in 2004. Mr. Boatwright is a member of Keller Rohrback, PLC, which provides legal services to the Company and IsoRay Medical. During IsoRay Medical's fiscal year ended June 30, 2005, IsoRay Medical paid Keller Rohrback, PLC and Gammage & Burnham, PLC (of which Mr. Boatwright was a partner) approximately $285,000 for legal services.

EXPERTS

Our audited financial statements for the fiscal years ended June 30, 2005 and September 30, 2004 have been audited by S.W. Hatfield, CPA.  Our subsidiary's audited financial statements for the fiscal years ended June 30, 2005 and June 30, 2004 have been audited by DeCoria, Maichel & Teague, P.S., independent public accountants.  The report of each of these registered public accounting firms, which appears elsewhere herein, includes an explanatory paragraph as to our ability to continue as a going concern.  Our financial statements are included in reliance upon such reports and upon the authority of such firms as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

The Company’s Board of Directors engaged DeCoria, Maichel & Teague, P.S., the independent auditor for the Company’s wholly-owned subsidiary, to be its new independent auditor effective November 15, 2005, which was also the effective date of S.W. Hatfield, CPA’s dismissal as the Company’s certifying accountant by the Board.

Except for an expression of doubt about our ability to continue as a going concern, S.W. Hatfield's audit reports on the Company’s financial statements as of June 30, 2005 and September 30, 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended June 30, 2005 and September 30, 2004, and through November 15, 2005 there were no disagreements with S.W. Hatfield on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of S.W. Hatfield would have caused it to make a reference to the subject matter of the disagreements in connection with its report; and there were no reportable events as described in Item 304(a)(1)(iv)(B) of Regulation S-B promulgated by the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended.

During the Company’s two most recent fiscal years and through November 15, 2005, the Company did not consult DeCoria, Maichel & Teague with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events listed in Item 304(a)(2) of Regulation S-B. However, IsoRay Medical, the Company’s wholly-owned subsidiary, has consulted with DeCoria, Maichel & Teague, its independent auditor, during these time periods solely in connection with IsoRay Medical’s financial statements.

FURTHER INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission.  These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices.  You can obtain copies of these materials from the Public Reference Section of the Securities and Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission.  You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.  The address of that site is www.sec.gov.

IsoRay, Inc.
(formerly Century Park Pictures Corporation)

Index to Financial Statements

Page

Report of Registered Independent Certified Public Accounting Firm	F-2

Financial Statements

Balance Sheets
as of June 30, 2005, September 30, 2004 and 2003	F-3

Statements of Operations and Comprehensive Income (Loss)
for the nine months ended June 30, 2005 and
for the years ended September 30, 2004 and 2003	F-4

Statement of Changes in Shareholders' Equity
for the nine months ended June 30, 2005 and
for the years ended September 30, 2004 and 2003	F-5

Statements of Cash Flows
for the nine months ended June 30, 2005 and
for the years ended September 30, 2004 and 2003	F-6

Notes to Financial Statements	F-7

Unaudited Financial Statements	F-21

Consolidated Balance Sheets
as of March 31, 2006	F-22

Consolidated Statements of Operations
for the three and nine months ended March 31, 2006	F-23

Consolidated Statements of Cash Flows
for the nine months ended March 31, 2006	F-24

Notes to Financial Statements	F-25

REPORT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
IsoRay, Inc.
(formerly Century Park Pictures Corporation)

We have audited the accompanying balance sheets of IsoRay, Inc. (formerly Century Park Pictures Corporation) (a Minnesota corporation) as of June 30, 2005, September 30, 2004 and 2003 and the related statements of operations and comprehensive loss, changes in shareholders' equity and cash flows for the nine months ended June 30, 2005 and for each of the years ended September 30, 2004 and 2003, respectively. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IsoRay, Inc. (formerly Century Park Pictures Corporation) as of June 30, 2005, September 30, 2004 and 2003 and the results of its operations and its cash flows for the nine months ended June 30, 2005 and for each of the years ended September 30, 2004 and 2003, respectively, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company completed a reverse acquisition transaction in July 2005. At the commencement of the reverse acquisition transaction, the target enterprise was in the process of implementing its respective business plan to achieve a sustainable revenue stream. Due to the uncertainty of the ultimate success of the target enterprise, this circumstance creates substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not contain any adjustments that might result from the outcome of these uncertainties.

/s/ S. W. Hatfield, CPA

S.W. HATFIELD, CPA
Dallas, Texas
September 16, 2005

IsoRay, Inc.
(formerly Century Park Pictures Corporation)
Balance Sheets
June 30, 2005, September 30, 2004 and 2003
	(Restated) June 30, 2005	September 30, 2004	September 30, 2003
Assets
Current Assets
Cash on hand and in bank	$32,587	$-	$-
Total current assets	32,587	-	-

Other Assets	-	926	926
Rent deposits

Total Assets	$32,587	$926	$926

Liabilities and Shareholders' Equity (Deficit)

Current Liabilities
Notes payable	$-	$-	$100,000
Accounts payable – trade	21,355	395	-
Accrued officer compensation	-	354,500	354,500
Accrued interest payable	-	-	73,714
Other accrued expenses	-	-	9,027
Advances from shareholder	-	37,744	27,887
Total current liabilities	21,355	392,639	565,128

Commitments and contingencies

Shareholders' Equity (Deficit)
Preferred stock - $0.001 par value
6,000,000 shares authorized
1,000,000 shares allocated to Series A	-	-	-
5,000,000 shares allocated to Series B	-	-	-
Common stock - $0.001 par value.
194,000,000 shares authorized.
2,498,319, 2,414,985 and 2,099,554 shares issued and outstanding, respectively	2,498	2,415	2,099
Additional paid-in capital	7,307,600	6,874,610	6,778,194
Accumulated deficit	(7,298,866)	(7,268,738)	(7,344,495)

Total shareholders' equity (deficit)	11,232	(391,713)	(564,202)

Total Liabilities and Shareholders' Equity (Deficit)	$32,587	$926	$926

The accompanying notes are an integral part of these financial statements.

IsoRay, Inc.
(formerly Century Park Pictures Corporation)
Statements of Operations and Comprehensive Loss
Nine months ended June 30, 2005 and
Years ended September 30, 2004 and 2003

	(Restated) Nine months ended June 30, 2005	(Restated) Year ended September 30, 2004	Year ended September 30, 2003

Revenues	$-	$-	$-

Expenses
General and administrative expenses	30,128	9,095	19,022
Statutory cancellation of notes payable and accrued interest	-	(86,956)	-
Total expenses	30,128	(77,861)	19,022

Income (Loss) from operations	(30,128)	77,861	(19,022)

Other Expense
Interest expense	-	(2,104)	(41,005)

Income (Loss) before provision for income taxes	(30,128)	75,757	(60,027)

Provision for income taxes	-	-	-

Net Income (Loss)	(30,128)	75,757	(60,027)

Other Comprehensive Income	-	-	-

Comprehensive Income (Loss)	$(30,128)	$75,757	$(60,027)

Income (Loss) per weighted-average share of common stock outstanding, computed on Net Loss - basic and fully diluted	$(0.01)	$(0.03)	$(0.07)

Weighted-average number of shares of common stock outstanding	2,429,027	2,360,690	804,619

The accompanying notes are an integral part of these financial statements.

IsoRay, Inc.
(formerly Century Park Pictures Corporation)
Statement of Changes in Shareholders' Equity
Nine months ended June 30, 2005 and
Years ended September 30, 2004 and 2003

	Common Stock		Additional paid-in	Accumulated
	Shares	Amount	capital	deficit	Total

Balances at October 1, 2002	9,886,641	$9,887	$6,191,566	$(7,284,468)	$(1,083,015)
Effect of April 29, 2005 1-for-30 reverse stock split	(9,557,317)	(9,558)	9,558	-	-

Balances at October 1, 2002, as reset	329,324	329	6,201,124	(7,284,468)	(1,083,015)
Conversion of notes payable and accrued interest payable to common stock	1,770,230	1,770	529,299	-	531,069
Forgiveness of accrued interest	-	-	6,766	-	6,766
Contribution of imputed interest on suspended interest on notes payable	-	-	41,005	-	41,005
Net loss for the year	-	-	-	(60,027)	(60,027)

Balances at September 30, 2003	2,099,554	2,099	6,778,194	(7,344,495)	(564,202)

Conversion of notes payable and accrued interest payable to common stock	289,194	290	86,468	-	86,758
Contribution of imputed interest on suspended interest on notes payable	-	-	2,104	-	2,104
Common stock issued for debt conversion services	26,237	26	7,844	-	7,870
Net income for the year	-	-	-	75,757	75,757

Balances at September 30, 2004	2,414,985	2,415	6,874,610	(7,268,738)	(391,713)

Sale of common stock for cash	83,334	83	84,917	-	85,000
Contributed capital	-	-	43,573	-	43,573
Contribution of forgiven accrued officer's compensation	-	-	304,500	-	304,500
Net income for the nine months	-	-	-	(30,128)	(30,128)

Balances at June 30, 2005	2,498,319	$2,498	$7,307,600	$(7,298,866)	$11,232

The accompanying notes are an integral part of these financial statements.

IsoRay, Inc.
(formerly Century Park Pictures Corporation)
Statements of Cash Flows
Nine months ended June 30, 2005 and
Years ended September 30, 2004 and 2003

	(Restated) Nine months ended June 30, 2005	Year ended September 30, 2004	Year ended September 30, 2003

Cash Flows from Operating Activities
Net Income (Loss)	$(30,128)	$75,757	$(60,027)
Adjustments to reconcile net income to net cash provided by operating activities
Extinguishment of notes payable and accrued interest	-	(86,956)	-
Consulting fees paid with common stock	-	7,870	-
Contribution of interest expense related to suspended interest payable on notes payable	-	2,104	41,005
Increase (Decrease) in Accounts payable and other accrued expenses	(29,040)	(8,632)	-
Net cash used in operating activities	(59,168)	(9,857)	(19,022)

Cash Flows from Investing Activities	-	-	-

Cash Flows from Financing Activities
Proceeds from sale of common stock	85,000	-	-
Funds advanced by officer/shareholder	6,735	9,857	19,022
Net cash provided by financing activities	91,755	9,857	19,022

Increase (Decrease) in Cash and Cash Equivalents	32,587	-	-

Cash and cash equivalents at beginning of period	-	-	-

Cash and cash equivalents at end of period	$32,587	$-	$-

Supplemental Disclosures of Interest and Income Taxes Paid
Interest paid during the period	$-	$-	$-
Income taxes paid (refunded)	$-	$-	$-

Supplemental Disclosure of Non-cash Investing and Financing Activities
Conversion of forgiven unpaid accrued officers compensation to accrued capital	$304,500	$-	$-
Conversion of advances from shareholder to contributed capital	$44,500	$-	$-

The accompanying notes are an integral part of these financial statements.

IsoRay, Inc.
(formerly Century Park Pictures Corporation)

Notes to Financial Statements

Note A - Organization and Description of Business

Century Park Pictures Corporation (Company) was incorporated in 1983 in accordance with the Laws of the State of Minnesota.

In prior periods, the Company developed, produced and marketed various entertainment properties, including without limitation, the intellectual product(s) of entities engaged in the motion picture, television, and theatrical state productions, such as creative writers, producers and directors, for the motion picture, pay/cable and commercial television markets.

The Company had no operations, assets or liabilities since its fiscal year ended September 30, 1999 through May 27, 2005.

On May 27, 2005, the Company's Board of Directors reallocated the Company's authorized capital stock into 2 categories with the designation of preferred stock. The effect of this action was to allocate the authorized aggregate 200,000,000 shares of capital stock into 194,000,000 shares of $0.001 par value Common Stock and 6,000,000 shares of $0.001 par value Preferred Stock. As filed with the State of Minnesota on June 29, 2005, the Board of Directors allocated the 6,000,000 shares of Preferred Stock as follows: 1,000,000 shares as $0.001 par value Class A Convertible Preferred Stock and 5,000,000 shares as $0.001 par value Class B Convertible Preferred Stock. The effect of this action is reflected in the accompanying financial statements as of the first day of the first period presented.

On May 27, 2005, the Company; a newly-formed, wholly-owned subsidiary, Century Park Transitory Subsidiary, Inc., a Delaware corporation (Merger Subsidiary) , Thomas Scallen and Anthony Silverman, shareholders of the Company, and IsoRay Medical, Inc., a Delaware corporation (IsoRay) entered into a Merger Agreement. Pursuant to the Merger Agreement, the Merger Subsidiary will be merged with and into IsoRay and IsoRay will become a wholly-owned subsidiary of the Company (Merger). In the Merger, the IsoRay stockholders are entitled to receive approximately 82% of the then outstanding shares of common stock of the Company. The Merger Agreement is subject to the satisfaction of certain conditions, including the approval of the Merger by stockholders of IsoRay representing a majority of the outstanding shares of common stock of IsoRay entitled to vote, which occurred on June 28, 2005, the granting of certain "piggy-back" and demand registration rights to the purchasers of the certain debentures of IsoRay, Anthony Silverman and certain other affiliates of the Company, the agreements of the officers and directors of IsoRay to lock-up the shares of the Company received in the Merger for a period of one year from the closing of the Merger, the agreements of Thomas Scallen and Anthony Silverman to escrow certain shares of common stock of the Company, and the receipt by IsoRay from Anthony Silverman or his associates of One Million Dollars as the purchase price of certain securities of IsoRay before the closing.

On July 28, 2005, the Merger contemplated by the Merger Agreement dated May 27, 2005 was completed with the filing of a Certificate of Merger with the Secretary of State of Delaware, merging Century Park Transitory Subsidiary, Inc. into IsoRay Medical, Inc. As a result of the Merger and pursuant to the Merger Agreement, IsoRay Medical, Inc. became a wholly-owned subsidiary of the Company. The Company concurrently changed its name to IsoRay, Inc.

IsoRay, Inc.
(formerly Century Park Pictures Corporation)

Notes to Financial Statements - Continued

Note A - Organization and Description of Business - Continued

The Company issued shares of its common stock and shares of its preferred stock to holders of common and preferred stock of IsoRay Medical, Inc. at a rate of 0.842362 share of the Company's common stock for each share of IsoRay Medical, Inc. stock. Options and warrants to purchase common and preferred stock of IsoRay Medical, Inc. will also be converted at the same rate into options and warrants to purchase common and preferred stock of the Company. At the time of the Merger and following its recent 1:30 reverse stock split, the Company had 2,498,319 shares of common stock outstanding. Following the Merger, the Company has approximately 10,237,797 shares of common and preferred stock outstanding. The total amount of shares outstanding, on a fully-diluted basis, post merger will be 13,880,822, which includes not only shares of common stock, but also shares of preferred stock, warrants, options and convertible debentures that could be exercised or converted into shares of common stock. Following the Merger, on a fully diluted basis, the shareholders of IsoRay Medical, Inc. own 82% of the Company's outstanding securities.

Note B - Preparation of Financial Statements

The acquisition of IsoRay on July 28, 2005, by the Company effected a change in control and was accounted for as a "reverse acquisition" whereby IsoRay is the accounting acquirer for financial statement purposes. Accordingly, for all periods subsequent to July 28, 2005, the financial statements of the Company reflect the historical financial statements of IsoRay from the inception of each respective entity composing IsoRay Medical, Inc. at the July 28, 2005 change in control transaction and the operations of the Company subsequent to the July 28, 2005 transaction.

The Company originally had a September 30 year-end. As a result of the July 28, 2005 reverse acquisition transaction, the Company's Board of Directors changed IsoRay, Inc.'s (formerly Century Park Pictures Corporation) year-end to June 30 to correspond to the year end of its then-newly acquired subsidiary, IsoRay Medical, Inc.

The Company and its subsidiaries follow the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

For segment reporting purposes, the Company operated in only one industry segment during the periods represented in the accompanying financial statements and makes all operating decisions and allocates resources based on the best benefit to the Company as a whole.

Note C - Going Concern Uncertainty

The Company has effectively had no operations, assets or liabilities since its fiscal year ended September 30, 1999.

IsoRay, Inc.
(formerly Century Park Pictures Corporation)

Notes to Financial Statements - Continued

Note C - Going Concern Uncertainty - Continued

The Company had no operations, assets or liabilities since its fiscal year ended September 30, 1999 through June 28, 2005.

The Company formed a new wholly-owned subsidiary, Century Park Transitory Subsidiary, Inc., (a Delaware corporation) (Merger Corporation) to function as a merger subsidiary for the reverse acquisition of IsoRay Medical, Inc., a Delaware corporation (IsoRay). On May 27, 2005, the Company, the Merger Subsidiary and IsoRay entered into a Merger Agreement, dated May 27, 2005. On July 28, 2005, the May 27, 2005 Merger Agreement was consummated with the filing of a Certificate of Merger with the Secretary of State of Delaware, merging Century Park Transitory Subsidiary, Inc. into IsoRay Medical, Inc. As a result of the Merger and pursuant to the Merger Agreement, IsoRay Medical, Inc. became a wholly-owned subsidiary of the Company.

IsoRay Medical, Inc., on the date of the reverse acquisition transaction was classified as a development stage enterprise which was in the process of implementing its respective business plan to achieve a sustainable revenue stream. At the date of the reverse merger transaction, IsoRay Medical, Inc. has a limited operating history and its future success was subject to the expenses, risks and uncertainties frequently encountered by companies in similar stages of development. These potential risks include failure to acquire adequate financing to fund further development of its products; failure to obtain and operate a production facility; failure to successfully create a market for its products; and other risks and uncertainties.

Management's plans to raise additional financing include the sale of additional equity or borrowings. Management expects to obtain the necessary financing, however, no assurance can be given that such financing will be completed on terms acceptable to the Company. If the Company is not able to obtain additional financing, the development of the Company's products could be delayed or suspended.

Note D - Summary of Significant Accounting Policies

1. Cash and cash equivalents

For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

2. Property and equipment

Property and equipment consists of furniture and fixtures and is stated at the lower of depreciated cost or net realizable value.

3. Income Taxes

The Company uses the asset and liability method of accounting for income taxes. At June 30, 2005, September 30, 2004 and 2003, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

IsoRay, Inc.
(formerly Century Park Pictures Corporation)

Notes to Financial Statements - Continued

Note D - Summary of Significant Accounting Policies - Continued

As of June 30, 2005, September 30, 2004 and 2003, the deferred tax asset related to the Company's net operating loss carryforward is fully reserved. Due to the provisions of Internal Revenue Code Section 338, the Company may have limited net operating loss carryforwards available to offset financial statement or tax return taxable income in future periods as a result of any future change in control involving 50 percentage points or more of the issued and outstanding securities of the Company.

4. Income (Loss) per share

Basic earnings (loss) per share is computed by dividing the net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the respective period presented in our accompanying financial statements.

Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).

Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company's net income (loss) position at the calculation date.

At June 30, 2005, September 30, 2004 and 2003, the Company has no outstanding stock warrants, options or convertible securities which could be considered as dilutive for purposes of the loss per share calculation.

Note E - Correction of an Error and Financial Statement Restatement

In April 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections(SFAS 145”). FAS 145 amended Accounting Principles Board Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB 30), by deleting the phrase, “(1) Classifications of gains or losses from extinguishment of debt pursuant to paragraph 8 of FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt. In deleting this phrase, the FASB obviated the customary classification of material aggregations of extinguishment of debt as extraordinary items. However Paragraph 4 of the SFAS 145 Summary, leaves open the possibility of classifying the extinguishment of debt as an extraordinary item if these items meet the criteria in APB 30.

During the three-month period ended December 31, 2003, the Company was in the process of converting all outstanding debt into shares of the Company's common stock, and had continually attempted to contact specific noteholders. Certain specific noteholders were unresponsive to the Company's continued inquiries related to the conversion of the debts into common stock, as discussed in detail in the Company's contemporaneously filed financial statements, and the Company’s Board of Directors, relying on legal counsel, at the time, acted to create a “technical forgiveness” of the notes and accrued interest. It was the then-management's position and interpretation, after reviewing the requirements of both APB 30 and FAS 145 that the failure to timely convert or post a timely claim for repayment by these specific noteholders, with concurrence of the Company's then-legal counsel, and independent auditor, met both of the required criteria of “unusual nature” (it is extraordinary that a note holder would not respond to numerous requests to change the nature of an investment), and “infrequency of occurrence (as no similar event had occurred previously, and none has occurred subsequently, including the redirection of the Company with the July 28, 2005 aforementioned reverse merger transaction) and should be stated as an “extraordinary item.”

IsoRay, Inc.
(formerly Century Park Pictures Corporation)

Notes to Financial Statements - Continued

Note E - Correction of an Error and Financial Statement Restatement - Continued

The SEC staff has taken recent exception to former management's interpretation, and requested reclassification of this item from “extraordinary item” to a component of operating income, and the Company is restating the accompanying financial statements to comply with that request.

Additionally, we have also revised our treatment of the forgiveness of debt owed to our former CEO in the amount of $304,500 revising it from a reduction of operating expenses to a contribution of capital.

The effect of any and all changes are reflected in the accompanying restated financial statements as of the respective date of the transaction and the effect of the corrections are summarized below by fiscal period and cumulatively.

	Nine months ended June 30, 2005	Year ended September 30, 2004	Year ended September 30, 2003	Cumulative effect of changes
Net Income (Loss),
as previously reported	$274,372	$75,757	$(60,027)

Effect of the correction of an error
Reclassification of statutory
cancellation of notes payable
and accrued interest from
extraordinary item to
“ordinary” expense	-	-	-	-
Contribution of forgiven
accrued officer’s compensation
as contributed capital	(304,500)	-	-	(304,500)
Total effect of changes
on Income (Loss) from
Operations and Net
Income (Loss)	(304,500)	-	-	$(304,500)

Net Income (Loss), as restated	$(30,128)	$75,757	$(60,027)

IsoRay, Inc.
(formerly Century Park Pictures Corporation)

Notes to Financial Statements - Continued

Note E - Correction of an Error and Financial Statement Restatement - Continued

	Nine months ended June 30, 2005	Year ended September 30, 2004	Year ended September 30, 2003	Cumulative effect of changes

Earnings per share,
as previously reported	$(0.11)	$0.03	$(0.07)

Total effect of changes	0.10	-	-

Earnings per share, as restated	$(0.01)	$0.03	$(0.07)

Note F - Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Interest rate risk is the risk that the Company's earnings are subject to fluctuations in interest rates on either investments or on debt and is fully dependent upon the volatility of these rates. The Company does not use derivative instruments to moderate its exposure to interest rate risk, if any.

Financial risk is the risk that the Company's earnings are subject to fluctuations in interest rates or foreign exchange rates and are fully dependent upon the volatility of these rates. The company does not use derivative instruments to moderate its exposure to financial risk, if any.

Note G - Notes Payable

On July 31, 2002, the Company's Board of Directors and the respective noteholders approved the extension of the ultimate maturity date of the notes through December 3, 2003. In conjunction with the extension, the noteholders agreed to discontinue the accrual of interest subsequent to July 31, 2002.

The effect of the discontinuance of interest accruals subsequent to July 31, 2002 will be charged to operations as a component of interest expense with an offset to contributed additional paid-in capital to recognize the economic effect of the suspended and forgiven interest on these notes in the respective future period.

On June 25, 2003, noteholders aggregating $300,000 in outstanding principal and $231,900 in accrued interest payable exercised their respective conversion rights and received an aggregate 53,106,900 pre-reverse split shares of restricted, common stock upon conversion.

On December 3, 2003, the final ultimate maturity date, one remaining noteholder exercised his conversion rights and converted approximately $50,000 in principal and $36,758 in accrued interest payable into 8,675,800 pre-reverse split shares of restricted, unregistered common stock.

On December 3, 2003, upon the failure to timely convert or post a timely claim for repayment, the Company's Board of Directors, acting upon the advice of legal counsel, voided the remaining outstanding unconverted notes payable of approximately $50,000 and the associated accrued interest of approximately $36,956 and recognized a one-time gain on the technical cancellation of these debts.

For the respective years ended September 30, 2004 and 2003, the Company has recognized approximately $2,104 and $41,005 in additional paid-in capital for imputation of suspended interest on these notes.

IsoRay, Inc.
(formerly Century Park Pictures Corporation)

Notes to Financial Statements - Continued

Note H - Related Party Transactions

Through June 30, 2005, the Company's former Chief Executive Officer advanced the Company approximately $44,500 to support operations, settle outstanding trade accounts payable and provide working capital. The advance was repayable upon demand and is non-interest bearing and is unsecured. Effective June 30, 2005, with the anticipation of the consummation of the reverse acquisition transaction with IsoRay Medical, Inc., as previously discussed, these advances were forgiven and reclassified as additional paid-in capital in the accompanying financial statements as of that date.

Through December 31, 2004, the Company owed the Company's Chief Executive Officer approximately $354,500 for accrued salary incurred during the Company’s operational periods prior to September 30, 1999. In periods subsequent to September 30, 1999, management of the Company required significantly less time than in prior periods due to a lessening of the Company's operations. As the Company's officer and directors did not devote a significant portion of their time to the Company, no officer or director compensation was accrued subsequent to September 30, 1999.

During the quarter ended March 31, 2005, the Company's former Chief Executive Officer forgave approximately $304,500 in accrued salary for prior periods and this forgiveness was credited as "additional paid-in capital" to reflect the contribution effect of this action.

Note I - Income Taxes

The components of income tax (benefit) expense for the nine months ended June 30, 2005 and for each of the years ended September 30, 2004 and 2003, respectively, are as follows:

	Nine months ended June 30, 2005	Year ended September 30, 2004	Year ended September 30, 2003

Federal:
Current	$-	$-	$-
Deferred	-	-	-
		-	-
State:
Current	$-	$-	$-
Deferred	-	-	-
		-	-
Total	$-	$-	$-

As of June 30, 2005, the Company has a Federal net operating loss carryforward of approximately $3,900,000 and a State net operating loss carryforward of approximately $1,200,000 to offset future taxable income. Subject to current regulations, these carryforwards expire, if unused, through 2015. Due to the July 2005 business combination transaction, the utilization of these carryforwards, if any, will be governed by the appropriate Federal and State statutes.

IsoRay, Inc.
(formerly Century Park Pictures Corporation)

Notes to Financial Statements - Continued

Note I - Income Taxes - Continued

The Company's income tax expense (benefit) for the nine months ended June 30, 2005 and for each of the years ended September 30, 2004 and 2003, respectively, differed from the statutory federal rate of 34 percent as follows:

	Nine months ended June 30, 2005	Year ended September 30, 2004	Year ended September 30, 2003

Statutory rate applied to earnings (loss) before income taxes	$10,200	$25,750	$(20,400)
Increase (decrease) in income taxes resulting from:
State income taxes	-	-	-
Other, including reserve for deferred tax asset	(10,200)	(25,750)	20,400

Income tax expense	$-	$-	$-

Temporary differences, consisting primarily of statutory differences between the financial statement carrying amounts and tax bases of assets and liabilities give rise to deferred tax assets and liabilities as of the nine months ended June 30, 2005 and each of the respective years ended September 30, 2004 and 2003.

	Nine months ended June 30, 2005
	Federal	State	Total
Deferred tax assets:
Other (current)	$96,000	$35,000	$131,000
Net operating loss carryforwards (non-current)	932,000	77,000	1,009,000
	1,028,000	112,000	1,140,000
Valuation allowance	(1,028,000)	(112,000)	(1,140,000)

Net Deferred tax asset	$-	$-	$-

Deferred tax liabilities	$-	$-	$-

	Year ended September 30, 2004
	Federal	State	Total
Deferred tax assets:
Other (current)	$96,000	$35,000	$131,000
Net operating loss carryforwards (non-current)	932,000	77,000	1,009,000
	1,028,000	112,000	1,140,000
Valuation allowance	(1,028,000)	(112,000)	(1,140,000)

Net Deferred tax asset	$-	$-	$-

Deferred tax liabilities	$-	$-	$-

	Year ended September 30, 2003
	Federal	State	Total
Deferred tax assets:
Other (current)	$96,000	$35,000	$131,000
Net operating loss carryforwards (non-current)	932,000	77,000	1,009,000
	1,028,000	112,000	1,140,000
Valuation allowance	(1,028,000)	(112,000)	(1,140,000)

Net Deferred tax asset	$-	$-	$-

Deferred tax liabilities	$-	$-	$-

IsoRay, Inc.
(formerly Century Park Pictures Corporation)

Notes to Financial Statements - Continued
Note I - Income Taxes - Continued

During the nine months ended June 30, 2005 and for each of the years ended September 30, 2004 and 2003, respectively, the valuation allowance increased (decreased) by approximately $-0-, $-0- and $-0-. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

Note J - Preferred Stock Transactions

On May 27, 2005, and filed with the State of Minnesota on July 27, 2005, the Company's Board of Directors created two series of shares of Preferred Stock designated as Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. The Series A Convertible Preferred Stock (the Series A Stock) consists of an aggregate of 1,000,000 shares, $0.001 par value, and the Series B Convertible Preferred Stock (Series B Stock) consists 5,000,000 shares, $0.001 par value (collectively, Preferred Stock). The Preferred Stock has preferences, limitations and relative rights in preference to the holders of any other stock of the Company (Junior Stock).

Dividends

Dividends shall be paid, out of funds legally available for that purpose, with respect to all outstanding shares of Series A Stock in an amount equal to ten percent (10%) per annum of the stated value per share of the Series A Stock, which shall be $1.20 per share. Such dividends shall only be paid or accrue through March 31, 2007. Beginning April 1, 2007, no dividends shall be paid with respect to the outstanding shares of Series A Stock.

Dividends shall be paid, out of funds legally available for that purpose, with respect to all outstanding shares of Series B Stock in an amount equal to fifteen percent (15%) per annum of the stated value per share of the Series B Stock, which shall be $1.20 per share (Dividend Payment Amount). Such dividends shall be payable in full on or before December 31st of each year the Series B Stock is outstanding (Dividend Payment Date). Each such dividend shall be paid to the holders of record of the Series B Stock as their names appear on the share register of the Company on the date which is fifty (50) days preceding December 31st of each year (Record Date). If, on the Dividend Payment Date, the holders of the Series B Stock shall not have received the full dividends provided for, then such dividends shall cumulate, at the rate of 15% per annum on the Dividend Payment Amount, beginning to accrue on the Dividend Payment Date whether or not earned or declared, with additional dividends thereon for each succeeding year during which dividends shall remain unpaid. Unpaid dividends for any period less than a full year shall cumulate on a day-to-day basis and shall be computed on the basis of a 360-day year.

The Company shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid), nor shall the Company make any distribution on any Junior Stock, unless all dividends to which the holders of Preferred Stock shall have been entitled shall have been paid or declared and a sum of money sufficient for the payment thereof set apart.

Voting Rights

IsoRay, Inc.
(formerly Century Park Pictures Corporation)

Notes to Financial Statements - Continued

Note J - Preferred Stock Transactions - Continued

Except as otherwise provided herein or by contract, or as required by law, the Preferred Stock shall be voted equally with the shares of the Common Stock and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each share of Preferred Stock shall be entitled to such number of votes as shall be equal to the voting power of one (1) share of Common Stock at the time of the vote.

Notwithstanding anything to the contrary in the Company's Articles of Incorporation or Bylaws, for so long as any shares of Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least fifty percent (50%) of the outstanding Preferred Stock shall be necessary for effecting or validating the following actions:

(i) Any amendment, alteration, waiver or repeal of any provision of the Articles of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation); or

(ii) Any bankruptcy, insolvency, dissolution or liquidation of the Company.

In addition to the vote or consent required above, the Company may not amend, alter, waive or repeal any provisions of the Articles of Incorporation or Certificate of Designation which would have a material adverse effect on the rights, privileges or preferences granted to either the Series A Stock or the Series B Stock without the vote or written consent of the holders of at least fifty percent (50%) of the outstanding affected shares.

Liquidation Rights

Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets of the Company legally available for distribution, if any, shall be distributed ratably first, to the holders of the Series A Stock, second, to the holders of the Series B Stock and third, to the holders of the Common Stock.

The following events shall be considered a liquidation under this Section:

(i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company (Acquisition); or

(ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (Asset Transfer).

In the event of any liquidation event as defined, if the consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange or through the NASDAQ National Market, the value shall be deemed to be the average closing price of the securities on such quotation system for the ten days prior to and including the date of closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the closing bid or sale price (whichever is applicable) as of the date of closing; and

IsoRay, Inc.
(formerly Century Park Pictures Corporation)

Notes to Financial Statements - Continued

Note J - Preferred Stock Transactions - Continued

(C) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined, as defined above, to reflect the approximate fair market value thereof, as determined by the Board.

Conversion

The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (Conversion Rights):

Optional Conversion

Any outstanding shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be one (1) share of Common Stock for each share of Preferred Stock being converted (Preferred Stock Conversion Rate). Such initial Preferred Stock Conversion Rate shall be adjusted from time to time as defined in the Certificate of Designation.

Automatic Conversion

Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Preferred Stock Conversion Rate, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross proceeds to the Company are at least $4,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the appropriate provisions of Certificate of Designation.

No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

Reservation of Stock Issuable Upon Conversion

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Adjustment for Stock Splits and Combinations

IsoRay, Inc.
(formerly Century Park Pictures Corporation)

Notes to Financial Statements - Continued

Note J - Preferred Stock Transactions - Continued

If the Company shall at any time or from time to time after the filing date of the Certificate of Designation (the Original Issue Date) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Preferred Stock Conversion Rate in effect immediately before that subdivision shall be proportionately adjusted. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Preferred Stock Conversion Rate in effect immediately before the combination shall be proportionately adjusted. Any adjustment shall become effective at the close of business on the date the subdivision or combination becomes effective.

Adjustment for Reclassification, Exchange and Substitution

If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets as otherwise provided for), in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

Reorganizations, Mergers or Consolidations

If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares as otherwise provided for), as a part of such capital reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the appropriate provisions with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the various conversion provisions (including adjustment of the Preferred Stock Conversion Rate then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

Certificate of Adjustment

In each case of an adjustment or readjustment of the Preferred Stock Conversion Rate or the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, if the Preferred Stock is then convertible, as previously defined, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (I) the Preferred Stock Conversion Rate at the time in effect, and (ii) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

IsoRay, Inc.
(formerly Century Park Pictures Corporation)

Notes to Financial Statements - Continued

Note J - Preferred Stock Transactions - Continued

Notices of Record Date

Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

No Dilution or Impairment

Without the consent of the holders of then outstanding Preferred Stock, as required, the Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

Note K - Common Stock Transactions

On April 29, 2005, the Company's Board of Directors approved and authorized a 1-for-30 reverse split of the then issued and outstanding common stock of the Company. The reverse stock split did not change the number of authorized shares of common stock or the par value of the Company's common stock. Except for any changes as a result of the treatment of fractional shares, each shareholder holds the same percentage of common stock outstanding immediately following the reverse stock split as such shareholder did immediately prior to the reverse stock split. The effect of this action is reflected in the accompanying financial statements as of the first day of the first period presented.

On June 25, 2003, the Company issued an aggregate 1,770,230 post-reverse split shares of restricted, unregistered common stock (53,106,900 pre-reverse split shares) in redemption of various outstanding notes payable in the face amount of approximately $300,000 and accrued interest payable of approximately $237,835, pursuant to the conversion terms of the respective notes. The valuation of this transaction was equal to the "fair value" of the Company's common stock on the conversion date.

IsoRay, Inc.
(formerly Century Park Pictures Corporation)

Notes to Financial Statements - Continued

Note K - Common Stock Transactions - Continued

On December 3, 2003, the Company issued 289,194 post-reverse split shares of restricted, unregistered common stock (8,675,800 pre-reverse split shares) in redemption of two (2) notes payable in the face amount of approximately $50,000 and accrued interest payable of approximately $36,758, pursuant to the conversion terms of the respective notes. The valuation of this transaction was equal to the "fair value" of the Company's common stock on the conversion date. The Company relied upon Section 4(2) of The Securities Act of 1933, as amended, for an exemption from registration of these shares and no underwriter was used in this transaction.

On December 3, 2003, the Company issued 26,237 post-reverse split shares of restricted, unregistered common stock (787,100 pre-reverse split shares) as compensation for fees associated with the conversion of the outstanding notes payable and accrued interest payable. This transaction was valued at approximately $7,871, which was equal to the "fair value" of the Company's common stock on the conversion date. The Company relied upon Section 4(2) of The Securities Act of 1933, as amended, for an exemption from registration of these shares and no underwriter was used in this transaction.

On or about May 2, 2005, the Company sold an aggregate 83,334 post-reverse split shares of unregistered, restricted common stock (2,500,000 pre-reverse split shares) for cash proceeds of approximately $85,000 to three (3) separate individuals, including 148,000 shares to the Company's former President. The Company relied upon Section 4(2) of The Securities Act of 1933, as amended, for an exemption from registration of these shares and no underwriter was used in this transaction. The Company granted "piggy-back" registration rights to the holders of the shares of common stock which would entitle a holder to request that the Company register the common stock if the Company files a registration statement at any time prior to three years from the date the Company sold such shares of common stock. The Company has agreed to keep such registration statement current for up to 270 days. The Company has agreed to pay all expenses associated with any registration of the common stock except any underwriter's commissions or fees or any fees of others employed by a selling shareholder, including attorneys' fees; which shall be the responsibility of the selling shareholder.

On July 28, 2005, the Company issued approximately 7,739,478 post-reverse split shares of restricted, unregistered common stock for 100.0% of the issued and outstanding shares of IsoRay Medical, Inc. This transaction made IsoRay a wholly-owned subsidiary of the Company.

Note L - Commitments and Contingencies

The Company, prior to the July 2005 change in control transaction, leased office space under a noncancellable operating lease that expired on August 31, 2002. The space was sub-leased to a separate company owned by the Company's then-CEO. The Company incurred no expense related to this lease during any period reflected in the accompanying financial statements.

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IsoRay, Inc.

Consolidated Unaudited
Financial Statements
for the nine months
ended March 31, 2006

IsoRay, Inc. and Subsidiary
Consolidated Balance Sheets

	(Unaudited)
	March 31,	June 30,
	2006	2005

ASSETS

Current assets:
Cash and cash equivalents	$2,472,218	$1,653,144
Accounts receivable, net	593,310	49,969
Inventory	311,340	81,926
Prepaid expenses	174,999	181,266

Total current assets	3,551,867	1,966,305

Fixed assets, net of accumulated depreciation and amortization	1,575,040	842,323
Other assets, net of accumulated amortization	960,936	793,756

Total assets	$6,087,843	$3,602,384

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$392,383	$695,588
Accrued payroll and related taxes	286,692	157,924
Accrued interest payable	-	41,325
Notes payable, due within one year	44,992	43,116
Capital lease obligations, due within one year	181,185	9,604

Total current liabilities	905,252	947,557

Notes payable, due after one year	275,333	562,224
Capital lease obligations, due after one year	240,257	19,584
Convertible debentures payable, due after one year	455,000	3,587,875

Total liabilities	1,875,842	5,117,240

Shareholders' equity:
Preferred stock, $.001 par value; 6,000,000 shares authorized:
Series A: 1,000,000 shares allocated; no shares issued and outstanding	-	-
Series B: 5,000,000 shares allocated; 292,328 and no shares issued and outstanding	181	1,589
Common stock, $.001 par value; 194,000,000 shares authorized; 13,383,139 and
7,317,073 shares issued and outstanding	14,716	7,317
Subscriptions receivable (Note 8)	(6,227,067)	-
Additional paid-in capital	21,351,085	3,804,369
Accumulated deficit	(10,926,914)	(5,328,131)

Total shareholders' equity	4,212,001	(1,514,856)

Total liabilities and shareholders' equity	$6,087,843	$3,602,384

The accompanying notes are an integral part of these financial statements.

IsoRay, Inc and Subsidiary
Consolidated Statements of Operations
Three and Nine Months Ended March 31, 2006 and 2005 (Unaudited)

	For the three months ended		For the nine months ended
	March 31,	March 31,	March 31,	March 31,
	2006	2005	2006	2005

Product sales	$479,225	$50,565	$1,176,387	$74,735
Cost of product sales	791,457	571,872	2,427,897	958,923

Gross profit (loss)	(312,232)	(521,307)	(1,251,510)	(884,188)

Operating expenses:
Research and development	86,194	30,030	208,813	58,061
Sales and marketing expenses	325,858	25,220	981,429	420,762
General and administrative expenses	738,494	41,924	2,374,887	806,042

Total operating expenses	1,150,546	97,174	3,565,129	1,284,865

Operating loss	(1,462,778)	(618,481)	(4,816,639)	(2,169,053)

Non-operating income (expense):
Interest income	25,472	234	35,624	529
Financing expense	(81,149)	(37,496)	(432,257)	(58,285)
Loss on disposal of fixed assets	-	(68,571)	-	(120,890)
Debt conversion expense (Note 7)	(141,414)	-	(385,511)	-

Non-operating income (expense), net	(197,091)	(105,833)	(782,144)	(178,646)

Net loss	$(1,659,869)	$(724,314)	$(5,598,783)	$(2,347,699)

Net loss per weighted-average share of common stock	$(0.11)	$(0.10)	$(0.49)	$(0.36)

Basic weighted average shares outstanding	14,567,672	7,193,735	11,502,400	6,509,762

The accompanying notes are an integral part of these financial statements.

IsoRay, Inc. and Subsidiary
Consolidated Statements of Cash Flows
Nine Months Ended March 31, 2006 and 2005 (Unaudited)

	For the nine months ended
	March 31,	March 31,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,598,783)	$(2,347,699)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization of fixed assets
Amortization of deferred financing costs and other assets	174,751	98,824
Loss on disposal of fixed assets	185,634	-
Compensation recorded in connection with issuance of common stock	-	120,890
Rent expense paid by issuance of common stock	60,018	-
Repair and maintenance expense paid by issuance of common stock	14,752	-
Debt conversion expense (Note 7)	385,511	-
Changes in operating assets and liabilities:
Accounts receivable, net	(543,341)	(21,238)
Inventory	(229,414)	19,451
Prepaid expenses	66,285	(436,282)
Accounts payable	(324,560)	450,751
Accrued payroll and related taxes	128,768	114,553
Accrued interest payable	(41,325)	-

Net cash used by operating activities	(5,366,704)	(2,000,750)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(376,549)	(112,127)
Additions to other assets	(352,815)	(100,072)

Net cash used by investing activities	(729,364)	(212,199)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net advances on bank line of credit	-	200,000
Proceeds from issuance of notes payable	450,000	280,000
Proceeds from sales of convertible debentures payable	550,000	495,000
Principal payments on notes payable	(689,331)	(6,946)
Principal payments on capital lease obligations	(113,417)	(122)
Proceeds for shares of sales for cash pursuant to private placements, net of offering costs	6,518,773	1,399,964
Proceeds from cash sales of common stock, pursuant to exercise of warrants	56,936	-
Proceeds from cash sales of common stock, pursuant to exercise of options	110,058	-
Payments to common shareholders in lieu of issuing fractional shares	(734)	(100)

Net cash provided by financing activities	6,882,285	2,367,796

Net increase (decrease) in cash and cash equivalents	786,217	154,847

Cash and cash equivalents, beginning of period	1,686,001	100

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,472,218	$154, 947

Supplemental disclosures of cash flow information:
Cash paid for interest	$318,173	$33,312

Non-cash investing and financing activities:
Exchange of convertible debentures payable for shares of common stock	$3,682,875	$-

Fixed assets acquired by capital lease obligations	$505,671	$25,559
Issuance of common shares as compensation for guarantee of debt	$-	$348,381
Issuance of common shares as partial payment for production equipment	$25,248	$50,000
Issuance of common shares as partial payment of notes payable	$45,684	$-
Prepaid rent paid by issuance of common stock	$120,036	$-

The accompanying notes are an integral part of these financial statements.

NOTE 1— ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization:

The accompanying consolidated financial statements are those of IsoRay, Inc. (“the Company”), formerly known as Century Park Pictures Corporation, and its subsidiary operating company, IsoRay Medical, Inc. (“IsoRay Medical”). Both companies are headquartered in Richland, Washington.

The accompanying consolidated financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto as of June 30, 2005, and for the nine months then ended, as contained in the Company’s transitional report on Form 10-KSB filed on October 11, 2005, as amended, and with the audited financial statements of IsoRay Medical as of June 30, 2005 and 2004, and for the years then ended, filed on Form 8-K on November 3, 2005.

Segment Reporting and Major Customers:

IsoRay Medical operates in a single segment: isotope-based medical devices. IsoRay Medical began production and sales of its initial FDA approved product, the IsoRay 131Cs brachytherapy seed, in October 2004 for the treatment of prostate cancer. Sales of the 131Cs brachytherapy seed comprise all operating revenues of the combined companies. Three customers individually comprised more than 10% of product sales for the three month period ended March 31, 2006: Community Hospital of Los Gatos, CA, Eisenhower Medical Center, Rancho Mirage, CA, and Mills Peninsula Health Services, San Mateo, CA .

Summary of Significant Accounting Policies:

Basis of presentation - The accompanying unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect all normal recurring adjustments which, in the opinion of management of the Company, are necessary for a fair presentation of the results for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period.

Basis of consolidation - The accompanying unaudited consolidated financial statements reflect the balance sheets of IsoRay, Inc. and its subsidiary as of March 31, 2006, and the results of operation and statements of cash flows for the three and nine months then ended net of all adjustments for inter-company transactions.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions and affect the amounts reported in the financial statements.

Cash and cash equivalents - Such assets consist of demand deposits, including interest-bearing money market accounts, held in one financial institution. These amounts are potentially subject to concentration of credit risk. The accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At March 31, 2006, uninsured cash balances totaled approximately $2,400,000.

Inventory - Inventory is reported at the lower of cost, determined using the weighted average method, or net realizable value.

Revenue recognition - The Company applies the provisions of SEC Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” SAB No. 104, which supersedes SAB No. 101, “Revenue Recognition in Financial Statements”, provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for the disclosure of revenue recognition policies. The Company recognizes revenue related to product sales when (i) persuasive evidence of an arrangement exists, (ii) shipment has occurred, (iii) the fee is fixed or determinable, and (iv) collectibility is reasonably assured.

Revenue for the three and nine months ended March 31, 2006 was derived solely from sales of the 131Cs brachytherapy seed, which is used in the treatment of cancer. The Company recognizes revenue once an order has been received and shipped to the customer. Prepayments, if any, received from customers prior to the time that products are shipped are recorded as deferred revenue. In these cases, when the related products are shipped, the amount recorded as deferred revenue is recognized as revenue. The Company accrues for sales returns and other allowances at the time of shipment.

Stock-based compensation - The Company currently provides stock-based compensation under two equity incentive plans approved by the Board of Directors on July 28, 2005: the Amended And Restated 2005 Employee Stock Option Plan, and the Amended and Restated 2005 Stock Option Plan. As of March 31, 2006, there were 3,050,983 options to purchase common stock issued and approximately 749,000 options remaining available for issuance under the Company’s equity incentive plans. Under the terms of the two plans, stock option grants are required to be granted with an exercise price equal to the market value of the underlying Company common stock at the date of grant. Options granted expire ten years after the grant date, and have various vesting periods.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (“FAS 148”), which amends Statement No. 123, Accounting for Stock-Based Compensation (“FAS 123”). FAS 148 requires companies to provide expanded footnote disclosures regarding stock-based expense, but still allows companies to retain the approach set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), provided that expanded footnote disclosure is presented. As of March 31, 2006, the Company had not yet adopted the fair value method of accounting for stock-based compensation under SFAS No. 123, and accounts for stock-based compensation for employees under APB 25. No compensation expense was recognized in net earnings, as all options had an exercise price equal to, or above, the market value of the common stock on the date of grant. In accordance with SFAS No. 148, the following table presents the effect on net earnings and net earnings per share had compensation cost of the Company’s stock plans been determined consistent with fair valuation rather than intrinsic valuation:

	For the three months ended		For the nine months ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
Net loss, as reported	$(1,659,869)	$(724,314)	$(5,598,783)	$(2,347,699)

Less: Stock-based compensation expense determined
under fair value method for all stock options, net of
related tax benefit	(180,000)	-	$(336,000)	-

Profoma net loss	$(1,839,869)	$(724,314)	$(5,934,783)	$(2,347,699)

Basic net loss per common share:
As reported	$(0.11)	$(0.10)	$(0.49)	$(0.36)
Proforma	$(0.13)	$(0.10)	$(0.52)	$(0.36)

Income tax - Deferred taxes are provided, when material, on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. There were no material temporary differences for the periods presented. Deferred tax assets, subject to a valuation allowance, are recognized for future benefits of net operating losses being carried forward.

Earnings per share - Statement of Financial Accounting Standards No. 128, “Earnings per Share,” requires dual presentation of basic earnings per share (“EPS”) and diluted EPS on the face of all income statements issued after December 15, 1997 for all entities with complex capital structures. Basic EPS is computed as net loss divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. For the periods ended March 31, 2006 and 2005, the effect of the Company’s outstanding options and common stock equivalents would have been anti-dilutive. Accordingly, only basic EPS is presented, and is computed on the basis of the weighted-average number of common shares outstanding during the period presented. At March 31, 2006, the Company had 181,248 shares of preferred stock which are exchangeable, on a one-to-one basis, with common stock; debentures which could be converted into 109,638 shares of common stock; options and warrants to purchase 5,981,519 shares of common stock; and warrants to purchase 34,836 shares of preferred stock (which could be exchanged to common stock) issued and outstanding. If the Company had been profitable as of the end of the period, these 6,263,711 shares of common stock that are issuable upon conversion, exercise or exchange of the debentures, options, warrants, and preferred stock would have been included in a separate calculation for diluted EPS.

NOTE 2 -RELATED PARTY TRANSACTIONS:

On July 28, 2005, the Board of Directors granted 100,000 options to purchase common stock to each of its three independent Directors: Thomas Lavoy, Stephen Boatwright, and Robert Kauffman. The requisite Form 4 has been filed with the SEC for each grantee. Additionally, the Board voted to compensate each of the independent Directors $1,000 per meeting for their attendance at the Board meetings. Directors who are also serving as management of the Company were not granted stock options for Director service, and will not be paid for attendance at Board meetings.

Mr. Boatwright is a member of Keller Rohrback, PLC, which provides legal services to the Company and IsoRay Medical. Fees for legal services of approximately $126,300 and $363,200 have been included in expense for the three and nine months ended March 31, 2006, respectively.

NOTE 3 - INCOME TAX:

As of March 31, 2006, the deferred tax asset related to the Company’s net operating loss carryforward is fully reserved. Due to the provisions of Internal Revenue Code Section 338, the Company may have limited net operating loss carryforwards available to offset financial statement or tax return taxable income in future periods as a result of the July 28, 2005 merger which involved a change in control of more than 50 percentage points of the issued and outstanding securities of the Company.

NOTE 4 - GOING CONCERN:

The financial statements have been prepared assuming that the Company will continue as a going concern. Certain conditions indicate substantial doubt that the Company will continue as a going concern. These conditions include the Company’s cash balance of $2,465,703 at March 31, 2006, coupled with its cash expenditure rate of approximately $630,000 per month, excluding capital items that have recently been approximately $50,000 per month. Management continues to seek opportunities to obtain additional cash for the Company, and past attempts have been successful. However, although management believes the Company has enough cash on hand to continue operations until the end of the fiscal year, there is no assurance future plans will be successful in providing the Company with the cash it needs on a timely basis to support operations until it reaches profitability. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 5 - CONTINGENCIES:

On December 14, 2005, the Company entered into an Economic Development Agreement (“Agreement”) with the Pocatello Development Authority ("PDA"), an urban renewal agency formed under the laws of the State of Idaho. Pursuant to the Agreement, the PDA has provided the Company with $200,000 of funding, to be used for costs associated with testing of production methods for Cesium-131 at Idaho's Advanced Test Reactor. This agreement stipulates that, pending successful test outcomes, and approval for reactor use, the Company will attempt to construct a manufacturing facility within the city limits of Pocatello so that operations begin no later than January 1, 2008. If the Company declines to build the manufacturing facility, it will be required to repay the $200,000 funding plus 5% interest from the date of disbursement, within 30 days demand from the PDA.

NOTE 6 - INDUCEMENT TO CONVERT DEBENTURES:

On December 13, 2005, the Board of Directors announced a short-term conversion inducement to current holders of IsoRay Medical, Inc. convertible debentures, originally issued in conjunction with the January 31, 2005 Private Placement Offering. Holders were permitted two conversion options: 1) convert under the original terms of the debenture to the Company’s common stock at a $4.15 conversion price, and register the newly issued shares in the Form SB-2 Registration Statement filed with the SEC on November 10, 2005, or 2) convert under terms essentially identical to those offered to purchasers of Units in the Offering of October 17, 2005: a $4.00 conversion price and one callable warrant to purchase one share of the Company's common stock at an exercise price of $6.00 per share for each share issued upon conversion (waiving registration rights for approximately one year). As of March 31, 2006, holders of $3,682,875 of debentures had converted to common stock of the Company responding to the inducement of the second exercise method described above. As of March 31, 2006, the Company had issued 911,276 shares of common stock (including approximately 23,840 incremental shares not previously available to holders of debentures under the original terms), and 659,469 warrants to purchase shares of common, exercisable at $6.00 per share. As of March 31, 2006, the Company recognized $385,511 in non-cash short-term inducement expense, in accordance with FASB Statement of Financial Accounting Standards No. 84.

NOTE 7 -SUBSCRIPTIONS RECEIVABLE:

On December 7, 2005, the Company entered into a SICAV ONE Securities Purchase Agreement and a SICAV TWO Securities Purchase Agreement (collectively, the "Purchase Agreements") with Mercatus & Partners, Limited, a United Kingdom private limited company ("Mercatus"). The Purchase Agreements permitted Mercatus to purchase 1,778,146 shares of the Registrant's common stock at a purchase price of $3.502 per share subject to receipt of funding. On May 18, 2006, the Company requested immediate return of the certificates representing all shares of common stock to which Mercatus had previously subscribed in accordance with the terms of the Purchase Agreements. The Agreements call for return of certificates within ten days if funding is not received within two days of receipt of the notice.

NOTE 8 - EQUITY OFFERINGS:

On January 30, 2006 the Company closed an offering of Investment Units (“Units”) for sale, pursuant to a Private Placement Offering (the “Offering”) of October 17, 2005. The Offering consisted of a maximum of 200 Units, each Unit consisting of 5,000 shares of common stock and a warrant to purchase 5,000 shares of common stock at an exercise price of $6.00 per share. This maximum was increased, pursuant to the terms of the Offering, at the sole discretion of the Company, to a maximum of 300 Units. The Units were sold for $20,000 per Unit. The $6,000,000 maximum amount was fully subscribed as of January 30, 2006.

On February 1, 2006 the Company commenced an offering of Investment Units (“Units”) for sale, pursuant to a Private Placement Offering (the “New Offering”) of February 1, 2006. The New Offering consisted of a maximum of 89 Units, each Unit consisting of 5,000 shares of common stock and a warrant to purchase 5,000 shares of common stock at an exercise price of $6.50 per share. The Units were being sold for $22,500 per Unit. The Company closed this offering on February 24, 2006. As of March 31, 2006, approximately $1.2 million had been raised under the New Offering.

NOTE 9 - SUBSEQUENT EVENTS:

On April 4, 2006, the Board of Directors granted 50,000 options to purchase common stock to each of its newly added independent Directors: Albert Smith and Dwight Babcock. The requisite Form 4 has been filed with the SEC for each grantee.

On April 14, 2006, the Company retired notes payable of $71,001 with a cash payment.

On April 18, 2006, IsoRay Medical, Inc. hired Jonathan Hunt as corporate controller. Filling this staff position is a partial fulfillment of our commitment to remediate one of the material weaknesses in our internal financial controls (See Item 3).

On April 27, 2006, with a cash payment of $30,645, which included interest accrued through that date, the Company retired the balance outstanding on the $50,000 Columbia River Bank equipment loan.

On May 18, 2006, the Company requested immediate return of the certificates representing all shares of common stock to which Mercatus previously subscribed in accordance with the Purchase Agreements. In future periods, this will have the effect of reducing the number of common shares issued and outstanding by approximately 1,778,150 shares, and on subsequent balance sheets, reduce the Subscriptions Receivable contra-equity account by $6,227,067, reduce the Common stock account by 1,778, and reduce the Additional paid-in capital account by $6,225,289.

IsoRay Medical, Inc.

Index to Financial Statements

Page

Report of Independent Auditor	F-31

Financial Statements

Combined Balance Sheets
as of June 30, 2005 and 2004	F-32

Combined Statements of Operations
for the years ended June 30, 2005 and 2004	F-33

Combined Statement of Changes in Shareholders' Equity (Deficit)
for the years ended June 30, 2005 and 2004	F-34

Combined Statements of Cash Flows
for the years ended June 30, 2005 and 2004	F-35

Notes to Combined Financial Statements	F-36

Report of Independent Auditor

Board of Directors
IsoRay Medical, Inc.
Richland, Washington

We have audited the accompanying combined balance sheets of IsoRay Medical, Inc. ("the Company") (see Note 1) as of June 30, 2005 and 2004, and the related combined statements of operations, changes in shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the combined financial position of IsoRay Medical, Inc. as of June 30, 2005 and 2004, and the combined results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, certain conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DeCoria, Maichel & Teague, P.S.

Spokane, Washington
October 14, 2005

IsoRay Medical, Inc. Combined Balance Sheets June 30, 2005 and 2004
	2005	2004

ASSETS

Current assets:
Cash and cash equivalents (Note 2)	$1,653,144	$470,439
Accounts receivable, net of allowance for doubtful
accounts of $17,075	49,969	-
Inventory (Note 5)	81,926	19,726
Prepaid expenses (Note 6)	181,266	77,133

Total current assets	1,966,305	567,298

Fixed assets, net of accumulated depreciation and amortization (Note 7)	842,323	297,181
Other assets, net of accumulated amortization (Note 8)	793,756	96,295

Total assets	$3,602,384	$960,774

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$695,588	$129,021
Accrued payroll and related taxes	157,924	58,010
Accrued interest payable	41,325	8,235
Other current liabilities (Note 4)	-	91,765
Notes payable, due within one year (Note 10)	43,116	10,000
Capital lease obligations, due within one year (Note 11)	9,604	-

Total current liabilities	947,557	297,031

Notes payable, due after one year (Note 10)	562,224	350,000
Capital lease obligations, due after one year (Note 11)	19,584	-
Convertible debentures payable, due after one year (Note 12)	3,587,875	-

Total liabilities	5,117,240	647,031

Commitments and contingencies (Notes 16 and 17)

Shareholders' equity (deficit) (Notes 1, 4 and 13):
Preferred stock, $.001 par value, 10,000,000 shares authorized:
Series A: No shares issued and outstanding	-	-
Series B: 1,588,589 and no shares issued and outstanding	1,589	-
IsoRay Medical, Inc. common stock, $.001 par value; 100,000,000 shares
authorized; 7,317,073 and 10,000 shares issued and outstanding	7,317	10
IsoRay, Inc. common stock , $.001 par value; 20,000,000 shares authorized;
no shares and 2,767,700 shares issued and outstanding	-	2,768
Additional paid-in capital	3,804,369	1,369,908
Accumulated deficit	(5,328,131)	(1,058,943)

Total shareholders' equity (deficit)	(1,514,856)	313,743

Total liabilities and shareholders' equity (deficit)	$3,602,384	$960,774

IsoRay Medical, Inc. Combined Statements of Operations Years Ended June 30, 2005 and 2004
	2005	2004

Product sales	$201,731	$-
Cost of product sales (Note 5)	1,474,251	-

Gross profit (loss)	(1,272,520)	-
Operating expenses:
Research and development	137,532	42,326
Sales and marketing expenses	701,822	81,486
General and administrative expenses	1,871,325	650,161

Total operating expenses	2,710,679	773,973

Operating loss	(3,983,199)	(773,973)
Non-operating income (expense):
Interest income	2,394	1,898
Financing expense (Note 8)	(167,493)	(23,470)
Loss on disposal of fixed assets	(120,890)	-

Non-operating income (expense), net	(285,989)	(21,572)

Net loss	$(4,269,188)	$(795,545)

Net loss per share of common stock	$(0.66)	$(0.15)
Basic weighted average shares outstanding (Note 2)	6,493,700	5,174,346

IsoRay Medical, Inc. Combined Statement of Changes in Shareholders' Equity (Deficit) Years Ended June 30, 2005 and 2004
	IsoRay, Inc.		IsoRay Medical, Inc.				Additional
	Common Stock		Series B Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balances at June 30, 2003	2,607,700	$2,608	-	$-	-	$-	$181,642	$(263,398)	$(79,148)

Issuance of IsoRay, Inc. common shares as payment for prototype laser welding station (Note 13)	80,000	80					79,920		80,000
Issuance of IsoRay, Inc. common shares for cash	80,000	80					79,920		80,000
Issuance of IsoRay Products LLC member shares for cash, net of offering costs (Note 4)							1,060,201		1,060,201
Accrual of dividends payable to IsoRay Products LLC members (Note 4)							(91,765)		(91,765)
Issuance of IsoRay Products LLC member shares and IsoRay Medical, Inc. common shares to related party for cash and compensation (Note 15)					10,000	10	59,990		60,000

Net loss for the year ended June 30, 2004								(795,545)	(795,545)

Balances at June 30, 2004	2,767,700	2,768	-	-	10,000	10	1,369,908	(1,058,943)	313,743

Issuance of IsoRay, Inc. common shares pursuant to exercise of options (Note 13)	71,580	71					71,509		71,580
Issuance of IsoRay, Inc. common shares as compensation (Note 13)	57,025	57					56,968		57,025
Issuance of IsoRay Products LLC member shares for cash, net of offering costs (Note 4)							303,743		303,743

Merger transaction (Note 1)	(2,896,305)	(2,896)	1,483,723	1,484	6,167,426	6,167	(4,755)		-
Reversal of dividends accrued by IsoRay Products LLC (Note 4)							91,765		91,765
Issuance of IsoRay Medical, Inc. common shares for cash pursuant to private placement, net of offering costs (Note 4)					765,500	766	1,355,812		1,356,578
Issuance of IsoRay Medical, Inc. common shares pursuant to exercise of warrants granted in connection with private placement (Note 13)					129,750	130	64,745		64,875
Issuance of IsoRay Medical, Inc. common shares as inducement for guarantee of debt (Note 13)					211,140	211	348,170		348,381
Issuance of IsoRay Medical, Inc. common shares as partial payment for laser welding stations (Note 13)					30,303	30	49,970		50,000
Issuance of Series B preferred shares pursuant to exercise of warrants (Note 13)			107,820	108			96,634		96,742
Exchange of Series B preferred shares for IsoRay Medical, Inc. common shares			(2,954)	(3)	2,954	3			-
Payments to common shareholders in lieu of issuing fractional shares (Note 13)							(100)		(100)

Net loss for the year ended June 30, 2005								(4,269,188)	(4,269,188)

Balances at June 30, 2005	-	$-	1,588,589	$1,589	7,317,073	$7,317	$3,804,369	$(5,328,131)	$(1,514,856)

IsoRay Medical, Inc. Combined Statements of Cash Flows Years Ended June 30, 2005 and 2004
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,269,188)	$(795,545)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization of fixed assets	140,099	23,233
Amortization of deferred financing costs and other assets	82,358	5,200
Loss on disposal of fixed assets	120,890	-
Compensation recorded in connection with issuance of common stock	57,025	59,900
Changes in operating assets and liabilities:
Accounts receivable, net	(49,969)	-
Inventory	(62,200)	(19,726)
Prepaid expenses	(104,133)	(72,439)
Accounts payable	566,567	114,958
Accrued payroll and related taxes	99,914	58,010
Accrued interest payable	33,090	107

Net cash used by operating activities	(3,385,547)	(626,302)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(724,029)	(167,875)
Additions to other assets	(431,438)	(70,117)

Net cash used by investing activities	(1,155,467)	(237,992)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under notes payable	315,000	330,000
Proceeds from sales of convertible debentures payable	3,587,875	-
Principal payments on notes payable	(23,653)	(139,803)
Principal payments on capital lease obligations	(2,914)	-
Issuance of common shares and LLC member shares for cash, net of
offering costs	1,847,511	1,140,301
Payments to common and Series B preferred shareholders in lieu of
issuing fractional shares	(100)	-
Net cash provided by financing activities	5,723,719	1,330,498

Net increase in cash and cash equivalents	1,182,705	466,204

Cash and cash equivalents, beginning of period	470,439	4,235

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,653,144	$470,439

Supplemental disclosures of cash flow information:
Cash paid for interest	$57,657	$23,577
Non-cash investing and financing activities:
Fixed assets acquired by capital lease obligations	$32,102	$-
Issuance of IsoRay Medical, Inc. preferred shares for debt reduction	$46,007
Issuance of common shares as compensation for guarantee of debt	$348,381
Accrual (reversal) of dividends payable to IsoRay Products LLC members	$(91,765)	$91,765
Issuance of common shares for laser welding stations purchases	$50,000	$80,000

IsoRay Medical, Inc.
Notes to Combined Financial Statements
June 30, 2005

1. Organization

IsoRay Medical, Inc. ("the Company"), a Delaware corporation, was incorporated effective June 15, 2004 to develop, manufacture and sell isotope-based medical products and devices for the treatment of cancer and other diseases. The Company is headquartered in Richland, Washington.

The Company was formed for the purpose of combining the operations of IsoRay, Inc. and its subsidiary, IsoRay Products LLC, two companies that shared common ownership and management with the Company. The Company's management initiated a merger transaction effective October 1, 2004, in order to accomplish the combining of operations.

The provisions of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, specifically exclude transfers of net assets or exchanges of shares between entities under common control from the definition of business combinations. Accordingly, the financial statements of the Company have been reported as though the transfer of net assets and exchange of equity interests occurred at the beginning of the fiscal year.  As such, results of operations for the fiscal year ended June 30, 2005 include those of the previously separate entities as though they were combined from the beginning of the fiscal year to the effective date of the merger, and those of the combined operations from that date to the end of the fiscal year.

The transfer of assets and liabilities has been recorded at the carrying amount in the accounts of the transferring entity at the date of transfer. Intercompany transactions have been eliminated in determining the results of operations for the period prior to the combination.  The effects of intercompany transactions on current assets, current liabilities and accumulated deficit at the beginning of the year have also been eliminated.

In connection with the merger transaction, the Company issued 6,167,426 shares of its common stock to the common shareholders of IsoRay, Inc. and the Class B and C members of IsoRay Products LLC, and 1,483,723 Series B preferred shares to the Class A members of IsoRay Products LLC, in exchange for their IsoRay, Inc. common shares and their IsoRay Products LLC membership interests and all rights, title and interests, in and to the consolidated net assets of IsoRay, Inc. and IsoRay Products LLC.

The shares of IsoRay Medical, Inc. common stock and Series B preferred stock issued pursuant to the transaction bear a restrictive legend and are not freely transferable.

The balance sheets of the respective companies as of June 30, 2004, their results of operations, changes in shareholders' equity (deficit), and cash flows for the year then ended, have also been combined for purposes of enhanced comparability.

2. Summary of Significant Accounting Policies

Basis of Presentation

During the fourth quarter of fiscal year 2005, the Company's management determined that the Company had emerged from the development stage, inasmuch as its planned principal operations had commenced. Prior to that time, the Company's activities had consisted primarily of soliciting equity and debt financing, and conducting research and development. Accordingly, the Company's financial statements are no longer presented as those of a development stage enterprise as they were in prior periods, as prescribed by Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises.

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

2. Summary of Significant Accounting Policies, Continued

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of temporary cash investments which are classified as cash equivalents. The accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At June 30, 2005, uninsured cash balances totaled $1,562,904.

Accounts Receivable

Accounts receivable are stated at the amount that management of the Company expects to collect from outstanding balances. Management provides for probable uncollectible amounts through an allowance for doubtful accounts. Additions to the allowance for doubtful accounts are based on management's judgment, considering historical write-offs, collections and current credit conditions. Balances which remain outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a credit to the applicable accounts receivable. Payments received subsequent to the time that an account is written off are considered bad debt recoveries.

Inventory

Inventory is reported at the lower of cost, determined using the weighted average method, or net realizable value.

Fixed Assets

Fixed assets are carried at the lower of cost or net realizable value. Production equipment with a cost of $2,500 or greater, and other fixed assets with a cost of $1,000 or greater are capitalized. Major betterments that extend the useful lives of assets are also capitalized. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from 3 to 7 years.

The Company has adopted the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The provisions of SFAS No. 144 require that an impairment loss be recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on the estimated fair value of the asset if the asset is expected to be held and used.

Management of the Company periodically reviews the net carrying value of all of its equipment on an asset by asset basis. These reviews consider the net realizable value of each asset, as measured in accordance with the preceding paragraph, to determine whether an impairment in value has occurred, and the need for any asset impairment write-down.

Although management has made its best estimate of the factors that affect the carrying value based on current conditions, it is reasonably possible that changes could occur which could adversely affect management's estimate of net cash flows expected to be generated from its assets, and necessitate asset impairment write-downs.

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

2. Summary of Significant Accounting Policies, Continued

Other Assets

Other assets, which include deferred financing costs, deferred charges, patents and licenses, are stated at cost, less accumulated amortization. Amortization of deferred financing costs is computed using the interest method over the term of the associated debt. Amortization of patents and licenses is computed using the straight-line method over the estimated economic useful lives of the assets. The Company periodically reviews the carrying values of patents and licenses in accordance with SFAS No. 144 and any impairments are recognized when the expected future operating cash flows to be derived from such assets are less than their carrying value.

Financial Instruments

The Company discloses the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the balance sheet, for which it is practicable to estimate the fair value. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced liquidation sale.

The carrying amounts of financial instruments, including cash and cash equivalents; accounts receivable; accounts payable; notes payable; capital lease obligations; and convertible debentures payable, approximated their fair values at June 30, 2005 and 2004.

Revenue Recognition

The Company sells products for radiation therapy treatment, consisting of brachytherapy seeds used in the treatment of cancer. Product sales are recorded at the time of shipment, which is when title and risk of loss pass to the customer. Prepayments, if any, received from customers prior to the time that products are shipped are recorded as deferred revenue. In these cases, when the related products are shipped, the amount recorded as deferred revenue is recognized as revenue. The Company's sales agreements do not provide for product returns or allowances.

In determining when to recognize revenue from the sale of its products, the Company applies the provisions of SEC Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” SAB No. 104, which supersedes SAB No. 101, “Revenue Recognition in Financial Statements”, provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for the disclosure of revenue recognition policies. The Company recognizes revenue related to product sales when (i) persuasive evidence of an arrangement exists, (ii) shipment has occurred, (iii) the fee is fixed or determinable, and (iv) collectibility is reasonably assured.

Stock-Based Compensation

SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, requires companies to recognize stock-based expense based on the estimated fair value of employee stock options. Alternatively, SFAS No. 123 allows companies to retain the current approach set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), provided that expanded footnote disclosure is presented. The Company has not adopted the fair value method of accounting for stock-based compensation under SFAS No. 123, but provides the pro forma disclosure required when appropriate (see Note 13).

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

2. Summary of Significant Accounting Policies, Continued

Research and Development Costs

Research and development costs, including research materials, administrative expenses and contractor fees, are charged to operations as incurred. The cost of equipment used in research and development activities which has alternative uses is capitalized as part of fixed assets and not treated as an expense in the period acquired. Depreciation of capitalized equipment used to perform research and development is classified as research and development expense in the year computed.

Income Taxes

Income taxes are accounted for under the liability method. Under this method, the Company provides deferred income taxes for temporary differences that will result in taxable or deductible amounts in future years based on the reporting of certain costs in different periods for financial statement and income tax purposes. This method also requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment of the change.

Income (Loss) Per Common Share

The Company accounts for its income (loss) per common share according to SFAS No. 128, Earnings Per Share. Under the provisions of SFAS No. 128, primary and fully diluted earnings per share are replaced with basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding, and does not include the impact of any potentially dilutive common stock equivalents. Common stock equivalents, including warrants to purchase the Company's common stock and common stock issuable upon the conversion of notes payable, are excluded from the calculations when their effect is antidilutive. Basic weighted average shares outstanding for the year ended June 30, 2004 have been adjusted to reflect the exchange ratio contained in the merger transaction dated October 1, 2004 (see Note 1).

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those estimates and affect the amounts reported in the financial statements.

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

3. Risks and Uncertainties

The Company has a limited operating history and its prospects are subject to the expenses, risks and uncertainties frequently encountered by companies in similar stages of development. These potential risks include failure to acquire adequate financing to fund further development of its products; failure to obtain and operate a production facility; failure to successfully create a market for its products; and other risks and uncertainties. The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. Management's plans to raise additional financing include the sale of additional equity or borrowings. Management expects to obtain the necessary financing; however, no assurance can be given that such financing will be completed on terms acceptable to the Company. If the Company is unable to obtain additional financing, the further development of the Company's products could be delayed or suspended. The financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

4. Private Placement Offerings

IsoRay Products LLC October 15, 2003 Private Placement

In October 2003, IsoRay Products LLC commenced an offering ("the Products LLC October 15, 2003 Offering") of up to $2,400,000 of securities to accredited and non-accredited outside investors in a private placement, which management believes was exempt from registration under the Securities Act of 1933 ("the Act") pursuant to Section 4(2) of the Act and Rule 506 of Regulation D. The securities offered for sale consisted of Class A shares, Class C shares and "debt units."

Class A Shares. Through June 30, 2004, IsoRay Products LLC sold Class A shares for cash totaling $1,060,201, net of offering-related costs of $106,414. The net proceeds from the sales were recorded as additional paid-in capital in the balance sheet.

The Class A shareholders were entitled to a 15% annual, cumulative dividend payable quarterly. Although management, in its sole discretion, could elect to not pay dividends in any quarter, the terms of the offering required the accrual of any unpaid dividends as unsecured debt, with the same status as unsecured trade payables. Accordingly, dividends totaling $91,765 were accrued at June 30, 2004. In connection with the merger (see Note 1), the Class A shareholders were issued Series B preferred shares. The terms associated with the Series B preferred shares do not require the accrual of dividends, although they continue to accumulate in accordance with their cumulative feature. Accordingly, the dividends accrued during the year ended June 30, 2004 were reversed during 2005. Cumulative dividends in arrears at June 30, 2005 associated with the Series B preferred shares totaled $249,890.

Class C Shares. During the period from July 1, 2004 through the merger with the Company (see Note 1), IsoRay Products LLC sold Class C shares for cash totaling $303,743, net of offering costs of $7,130. The net proceeds from the sales were recorded as additional paid-in capital in the balance sheet.

Debt Units. Each debt unit consisted of a $5,000 secured note payable and two warrants. The notes payable were secured by the Company's patents, patents pending and current patent applications, bore interest at 10%, payable quarterly, and matured three years from their issue date. Each warrant entitled the holder to purchase 875 IsoRay Products LLC Class A shares. One of the warrants was exercisable through July 1, 2005, and the second warrant is exercisable through February 28, 2007. The warrant exercise prices ranged from $1.00 to $2.00 per share, depending on the IsoRay Products LLC Class A share price at the time of the debt unit sale.

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

4. Private Placement Offerings, Continued

In connection with the merger between IsoRay Medical, Inc., IsoRay, Inc. and IsoRay Products LLC (see Note 1), the note holders were issued IsoRay Medical, Inc. notes payable with substantially the same terms and conditions as their IsoRay Products LLC notes (see Note 10), and the IsoRay Products LLC warrants were exchanged for warrants to purchase 384,440 IsoRay Medical, Inc. Series B Preferred shares (see Note 13).

IsoRay Medical, Inc. October 15, 2004 Private Placement

In October 2004, the Company commenced an offering ("the October 15, 2004 Offering") of up to $2,000,000 of securities to accredited investors in a private placement, which management believes was exempt from registration under the Securities Act of 1933 ("the Act") pursuant to Section 4(2) of the Act and Rule 506 of Regulation D. The October 15, 2004 Offering consisted of up to 100 Investment Units, each unit consisting of 10,000 shares of the Company's common stock and a callable warrant to purchase 3,000 shares of common stock at an exercise price of $.50 per share, for $20,000 per Investment Unit. Simultaneous with the October 15, 2004 Offering, the officers and directors of the Company had the right to independently sell similar Investment Units pursuant to a separate private placement memorandum on substantially the same terms and conditions as the October 15, 2004 Offering.

During the year ended June 30, 2005, the Company sold 76.55 Investment Units, representing 765,500 common shares and callable warrants for the purchase of 229,650 common shares, for cash totaling $1,531,000. In connection with the sales of the Investment Units, the Company paid commissions and expense allowances totaling $119,980 to broker-dealers, and legal expenses totaling $54,442 to attorneys, which amounts have been recorded as reductions of additional paid-in capital. Additionally, the broker-dealers were granted warrants for the purchase of 4.23 Investment Units at $20,000 per Investment Unit (see Note 13).

IsoRay Medical, Inc. January 31, 2005 Private Placement

In January 2005, the Company commenced an offering ("the January 31, 2005 Offering") of up to $2,000,000 of 8% convertible debentures (see Note 12) to accredited investors in a private placement, which management believes was exempt from registration under the Securities Act of 1933 ("the Act") pursuant to Section 4(2) of the Act and Rule 506 of Regulation D. On May 27, 2005, the Company amended and restated the January 31, 2005 Offering to increase the maximum amount of the offering to $4,150,000.

Through June 30, 2005, the Company sold debentures totaling $3,587,785. In connection with the sales of these debentures, the Company paid commissions totaling $216,783 and legal expenses totaling $56,470, which amounts have been recorded as deferred financing costs.

Subsequent to June 30, 2005, the Company sold an additional $550,000 of debentures pursuant to this offering. The sale of these additional debentures was not subject to payment of commissions.

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

5. Inventory

Inventory consists of the following at June 30, 2005 and 2004:

	2005	2004
Raw materials	$27,659	$19,726
Work in process	54,267	—
	$81,926	$19,726

The cost of materials and production costs contained in inventory that is not useable due to the passage of time, and resulting loss of bio-effectiveness, is written off to cost of product sales at the time it is determined that the product is not useable. It is not possible to determine what portion of cost of product sales is represented by "spoilage."

6. Prepaid Expenses

Prepaid expenses consist of the following at June 30, 2005 and 2004:

	2005	2004
Prepaid contract work	$65,328	$69,063
Prepaid insurance	15,853	5,350
Other prepaid expenses	100,085	2,720
	$181,266	$77,133

7. Fixed Assets

Fixed assets consist of the following at June 30, 2005 and 2004:

	2005	2004
Production equipment	$399,448	$290,864
Office equipment	65,077	17,339
Furniture and fixtures	7,736	7,736
Leasehold improvements	138,692	38,368

	610,953	354,307
Less accumulated depreciation and amortization	(134,664)	(57,126)

	476,289	297,181
Construction in progress (Note 16)	366,034	--
	$842,323	$297,181

Depreciation and amortization expense related to fixed assets totaled $140,099 and $23,233 for 2005 and 2004, respectively. Office equipment includes $34,049 of assets under capital lease at June 30, 2005. Accumulated amortization of this equipment totaled $1,470 at June 30, 2005.

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

8. Other Assets

Other assets, net of accumulated amortization, consist of the following at June 30, 2005 and 2004:

	2005	2004
Deferred financing costs, net of accumulated amortization of $76,746	$548,837	$--
Deferred charges	204,649	84,683
Patents and trademarks, net of accumulated amortization of $12,318 and $9,380	21,614	9,425
Licenses, net of accumulated amortization of $2,674 and $-0-	18,656	2,187
	$793,756	$96,295

Deferred financing costs include the fair value of shares issued to certain shareholders for their guarantee of certain Company debt (see Note 13). Amortization of deferred financing costs, totaling $76,746 for the year ended June 30, 2005, is included in financing expense on the statement of operations. Deferred charges consist of prepaid legal fees for patents which have not yet been obtained, and prepayments and deposits on fixed assets and contracts. Amortization of patents and licenses was $5,612 and $5,200 for the years ended June 30, 2005 and 2004.

9. Bank Line of Credit

The Company has a $395,000 revolving line of credit with Columbia River Bank that expired September 29, 2005. Amounts outstanding under the line bear interest at the bank's reference rate (Wall Street Journal Prime Rate, which was 6.25% at June 30, 2005) plus 2.0%. The line of credit is collateralized by all accounts receivable and inventory, and is personally guaranteed by certain shareholders up to $375,000 (see Note 13). The Company had no borrowings under the line of credit at June 30, 2005. At October 14, 2005, the Company was negotiating with Columbia River Bank for the renewal and extension of the line of credit.

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

10. Notes Payable

Notes payable consist of the following at June 30, 2005:

Note payable to Tri-City Industrial Development Council (TRIDEC), non-interest bearing, due in annual installments of $10,000, maturing August 2006	$20,000
Note payable to Benton-Franklin Economic Development District (BFEDD), due in monthly installments of $2,855, including interest and servicing fee at a combined 8.0%, maturing October 2009	222,693
Note payable to Columbia River Bank, due in monthly installments of $1,551, including interest at 7.0%, maturing January 2008	43,654
Convertible notes payable to investors, interest at 10.0% payable quarterly, principal due at maturity in 2006 and 2007	318,993

605,340
Less amounts due within one year	(43,116)
$562,224

Principal maturities on notes payable are due as follows:
2006	$43,116
2007	329,685
2008	65,338
2009	21,661
2010	145,540

$605,340

The note payable to TRIDEC bears no interest, but has not been discounted because the note was exchanged solely for cash.

The note payable to BFEDD, which is collateralized by substantially all of the Company's assets, and guaranteed by certain shareholders, was executed pursuant to a Development Loan Agreement. The note contains certain restrictive covenants relating to: working capital; levels of long-term debt to equity; incurrence of additional indebtedness; payment of compensation to officers and directors; and payment of dividends. At June 30, 2005, the Company was not in compliance with certain of the covenants. The Company has obtained a waiver from BFEDD relating to these covenants, which applies at both June 30, 2005 and through June 30, 2006.

The note payable to Columbia River Bank is collateralized by certain production equipment.

The merger agreement between IsoRay Medical, Inc., IsoRay, Inc. and IsoRay Products LLC (see Note 1) provided the former note holders of IsoRay Products LLC with the option of exchanging their notes for IsoRay Medical, Inc. Series A preferred shares, or receiving IsoRay Medical, Inc. notes payable with substantially the same terms and conditions as their IsoRay Products LLC notes. None of the IsoRay Products LLC note holders elected to receive IsoRay Medical, Inc. Series A preferred shares. Accordingly, all the note holders (i.e., investors) were issued convertible notes as described above. Note holders can convert principal and accrued interest on their outstanding balances into Series B preferred shares by exercising the warrants that were issued to them in connection with the merger (see Notes 1 and 13).

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

11. Capital Lease Obligations

The Company leases certain equipment under long-term agreements that represent capital leases. Future minimum lease payments under capital lease obligations are as follows:

Year ending June 30,
2006	$13,524
2007	13,238
2008	9,819

Total future minimum lease payments	36,581
Less amount due within one year	(7,393)

Present value of net minimum lease payments	29,188
Less amount due within one year	(9,604)

Amount due after one year	$19,584

12. Convertible Debentures Payable

Through June 30, 2005, the Company had sold $3,587,875 of convertible debentures pursuant to the January 31, 2005 Offering (see Note 4). The debentures, which bear interest at 8% and mature two years from the date of issuance (through June 2007), can be converted into shares of the Company's common stock at a rate of $3.50 per share plus, at the discretion of the Company, either a cash payment for accrued interest, or that number of common shares equal to the amount of unpaid accrued interest at $3.50 per share.

After the debentures have been outstanding for six months, the Company may, at its option, prepay them, in whole or in part, by paying the principal and interest accrued through the date of the prepayment. If such prepayment occurs within one year of the date of issuance of the debenture, the Company must also pay the debenture holder 5% of the principal redeemed. If only a portion of the debenture is prepaid, a new debenture with substantially the same terms and conditions will be issued to the debenture holder for the remaining principal balance.

13. Shareholders' Equity (Deficit)

The authorized capital structure of the Company consists of 10,000,000 shares of $.001 par value preferred stock and 100,000,000 shares of $.001 par value common stock.

Preferred Stock

The Company's Certificate of Incorporation authorizes 10,000,000 shares of $0.001 par value preferred stock available for issuance with such rights and preferences, including liquidation, dividend, conversion and voting rights, as described below.

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

13. Shareholders' Equity (Deficit), Continued

Series A

Series A preferred shares are entitled to a 10% dividend annually on the stated par value per share. These shares are convertible into shares of common stock at the rate of one share of common stock for each share of Series A preferred stock, and are subject to automatic conversion into common stock upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of common stock in which the gross proceeds to the Company are at least $4 million. Series A preferred shareholders have voting rights equal to the voting rights of common stock, except that the vote or written consent of a majority of the outstanding preferred shares is required for any changes to the Company's Certificate of Incorporation, Bylaws or Certificate of Designation, or for any bankruptcy, insolvency, dissolution or liquidation of the Company. Upon liquidation of the Company, the Company's assets are first distributed ratably to the Series A preferred shareholders. At June 30, 2005, there are no Series A preferred shares outstanding.

Series B

Series B preferred shares are entitled to a cumulative 15% dividend annually on the stated par value per share. These shares are convertible into shares of common stock at the rate of one share of common stock for each share of Series A preferred stock, and are subject to automatic conversion into common stock upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of common stock in which the gross proceeds to the Company are at least $4 million. Series A preferred shareholders have voting rights equal to the voting rights of common stock, except that the vote or written consent of a majority of the outstanding preferred shares is required for any changes to the Company's Certificate of Incorporation, Bylaws or Certificate of Designation, or for any bankruptcy, insolvency, dissolution or liquidation of the Company. Upon liquidation of the Company, the Company's assets are first distributed ratably to the Series A preferred shareholders, then to the Series B preferred shareholders. At June 30, 2005, there were 1,588,589 Series B preferred shares outstanding and cumulative dividends in arrears were $249,890.

In addition to the shares of common stock and Series B preferred stock issued pursuant to the merger transaction (see Note 1), and the common shares issued pursuant to the October 15, 2004 Offering (see Note 4), the Company had the following transactions that affected shareholders' equity (deficit) during the years ended June 30, 2005 and 2004.

Issuance of IsoRay, Inc. Common Stock for Equipment Purchase

During 2004, IsoRay, Inc. issued 80,000 shares of its common in full satisfaction of the $80,000 purchase price of a prototype laser welding station. The transaction was recorded at the purchase price of the laser welding station, since management considered this amount to be more readily determinable than the value of the shares.

Issuance of Common Stock for Guarantee of Debt

During 2005, the Company issued 211,140 shares of its common stock to certain shareholders as an inducement for their guarantee of the Columbia River Bank line of credit (see Note 9) and the note payable to Benton-Franklin Economic Development District (see Note 10). The transactions were recorded at the fair value of the shares, estimated to be $348,381, since management considered this amount to be more readily determinable than the value of the guarantees. The guarantees were recorded as deferred financing costs (see Note 8).

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

13. Shareholders' Equity (Deficit), Continued

Issuance of Common Stock in Partial Payment of Equipment Purchase

During 2005, the Company issued 30,303 shares of its common stock and paid $40,000 of cash in full satisfaction of the $90,000 purchase price of three laser welding stations. The transaction was recorded at the purchase price of the laser welding stations, since management considered this amount to be more readily determinable than the fair value of the shares.

Cash Payments for Fractional Shares

During 2005, the Company paid a combined total of $100 to the former common shareholders of IsoRay, Inc. and the former Class A, B and C members of IsoRay Products LLC for fractional shares that resulted from the merger that was effective October 1, 2004 (see Note 1).

Warrants to Purchase IsoRay Medical, Inc. Common Stock

Pursuant to the October 15, 2004 Offering (see Note 4), the Company granted warrants for the purchase of 229,650 shares of its common stock at $.50 per share. Through June 30, 2005, warrants for the purchase of 129,750 common shares had been exercised for cash of $64,875. Warrants for the purchase of common stock outstanding at June 30, 2005 totaled 99,900, which expire through January 2007. The outstanding warrants are callable, in whole or in part, by the Company any time six months after the warrant grant date, at the exercise price then in effect, by giving at least 30 days notice. If any warrants are called by the Company, the warrant holder can exercise the warrants called, at the exercise price then in effect, any time during the 30 day notice period.

Warrants to Purchase IsoRay Medical, Inc. Series B Preferred Stock

Pursuant to a private placement of debt units during 2003 and 2004, IsoRay Products LLC issued $365,000 of notes payable to investors (see Note 10) and granted warrants for the purchase of 227,750 of its Class A member shares. In connection with the merger transaction (see Note 1), the Company exchanged the IsoRay Products LLC warrants for warrants to purchase 384,440 IsoRay Medical, Inc. Series B preferred shares. The warrants granted are summarized as follows:

Number of Shares	Exercise Price	Expiration Date

7,385	$.59	July 1, 2005
67,520	$.59	October 30, 2006
33,760	$.59	January 31, 2007
7,385	$.59	February 28, 2007
67,520	$.59	March 30, 2007
90,096	$.89	July 1, 2005
90,096	$.89	February 28, 2007
10,339	$1.18	July 1, 2005
10,339	$1.18	February 28, 2007

384,440	$.59 to $1.18

Through June 30, 2005, the following warrants were exercised for $50,735 cash and conversion of notes payable totaling $46,007 (see Note 10):

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

13. Shareholders' Equity (Deficit), Continued

Number of Shares	Exercise Price	Expiration Date

7,385	$.59	July 1, 2005
90,096	$.89	July 1, 2005
10,339	$1.18	July 1, 2005

107,820	$.59 to $1.18

Warrants to Purchase IsoRay Medical, Inc. Series B Preferred Stock, Continued

At June 30, 2005, the following warrants to purchase IsoRay Medical, Inc. Series B Preferred shares remain outstanding, as follows:

Number of Shares	Exercise Price	Expiration Date

67,520	$.59	October 30, 2006
33,760	$.59	January 31, 2007
7,385	$.59	February 28, 2007
67,520	$.59	March 30, 2007
90,096	$.89	February 28, 2007
10,339	$1.18	February 28, 2007

276,620	$.59 to $1.18

Warrants to Purchase IsoRay Medical, Inc. Investment Units

In connection with the October 15, 2004 Offering (see Note 4), the Company granted the selling broker-dealers warrants to purchase 4.23 Investment Units at $20,000 per Investment Unit. These Investment Units, which currently do not have an expiration date, represent 42,300 IsoRay Medical, Inc. common shares and 12,690 warrants to purchase common shares at $.50 per share. None of these warrants had been exercised at June 30, 2005.

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

13. Shareholders' Equity (Deficit), Continued

Options to Purchase IsoRay Medical, Inc. Common Stock

In July 2003, the IsoRay, Inc. Board of Directors resolved to create the IsoRay, Inc. 2003 Option Plan ("the 2003 Plan"). The purpose of the 2003 Plan was to retain and reward the best available personnel for positions of substantial responsibility and to provide additional incentive to employees, directors and consultants of the company to promote the success of the company's business. The maximum number of options to purchase IsoRay, Inc. common stock that could be granted pursuant to the 2003 Plan was 400,000. Through September 30, 2004, options for the purchase of 354,812 shares of IsoRay, Inc.'s common stock had been granted. The options, which were fully vested and exercisable at $1.00 per share, were set to expire in July 2013. Because the option exercise price was equal to the estimated fair value of IsoRay Inc.'s common stock at the date of grant, no compensation was recognized associated with these options. Through the effective date of the merger transaction (see Note 1), 71,580 of these options had been exercised for cash of $71,580, and 114,050 had been exercised in cashless transactions, in which $57,025 of compensation was recorded by IsoRay, Inc. The remaining outstanding options, representing 169,182 shares of IsoRay, Inc. common stock, were canceled by IsoRay, Inc. Replacement options to purchase 326,589 IsoRay Medical, Inc. common shares were granted pursuant to the IsoRay Medical, Inc. 2004 Stock Option Plan ("the 2004 Plan") and the IsoRay Medical, Inc. 2004 Employee Stock Option Plan ("the 2004 Employee Plan"). The replacement options are included in the totals shown below for options granted and outstanding pursuant to the 2004 Plan and the 2004 Employee Plan.

Options to Purchase IsoRay Medical, Inc. Common Stock, Continued

In June 2004, the IsoRay Medical, Inc. Board of Directors resolved to create the 2004 Plan and the 2004 Employee Plan. The stated purpose of the plans was to provide an incentive-based form of compensation to directors, officers, key employees and service providers of the Company and encourage such persons to invest in shares of the Company's common stock, thereby acquiring a proprietary interest in the success of the Company.

The maximum number of options to purchase IsoRay Medical, Inc. common stock that can be granted pursuant to the 2004 Plan is 1,500,000. At June 30, 2005, options for the purchase of 1,401,384 shares of the Company's common stock had been granted and were outstanding. These options, which vest at various times, are exercisable at $1.00 per share, and expire through August 2014. Because the option exercise prices were equal to the estimated fair value of the Company's common stock at the date of grant, no compensation was recognized associated with these options.

The maximum number of options to purchase IsoRay Medical, Inc. common stock that can be granted pursuant to the 2004 Employee Plan is 1,500,000. At June 30, 2005, options for the purchase of 1,255,205 shares of the Company's common stock had been granted and were outstanding. The options, which vest at various times, are exercisable at $1.00 to $2.00 per share, and expire through December 2014. Because the option exercise prices were equal to the estimated fair value of the Company's common stock at the date of grant, no compensation was recognized associated with these options.

Stock-Based Compensation

As described in Note 2, the Company currently accounts for stock-based compensation in accordance with SFAS No. 123. As permitted by SFAS No. 123, management currently accounts for share-based payments to employees using APB 25's intrinsic value method, and provides expanded footnote disclosure when necessary.

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

13. Shareholders' Equity (Deficit), Continued

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123(R)"), which is a revision of SFAS No. 123. SFAS No. 123(R) also supersedes APB 25, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach prescribed by SFAS No. 123. SFAS No. 123(R) requires that all share-based payments to employees, including grants of employee stock options, be recognized in the income statement based on their fair values. Pro forma disclosure will no longer be permitted. SFAS No. 123(R) is effective at the beginning of the first interim or annual period beginning after December 15, 2005. Management expects to adopt SFAS No. 123(R) on January 1, 2006.

During the year ended June 30, 2005, the Company granted stock options to employees and directors for the purchase of 2,230,000 shares of its common stock. These options are exercisable at prices ranging from $1.00 to $2.00 per share and expire through August 2014.

The pro forma net loss presented below was determined as if the Company had accounted for these options under the fair value method of SFAS No. 123. The fair value of these options was estimated at the date of grant using the minimum value method set forth in SFAS No. 123(R).

Net loss as reported for the year ended June 30, 2005$	$4,375,904
SFAS No. 123 stock option expense	771,365
Pro forma net loss for the year ended June 30, 2005	$5,147,269

The following assumptions were used in calculating the fair value of the options:

Risk-free interest rate	3.50%
Expected dividend yield	0.00%

If the Company had fully accounted for its employee stock options in accordance with the provisions of SFAS No. 123, compensation expense would have been $771,365 greater than the amount recorded for the year ended June 30, 2005.

14. Income Taxes

The Company recorded no income tax provision or benefit for the years ended June 30, 2005 and 2004.

At June 30, 2005, the Company had a net deferred tax asset of approximately $1,250,000, arising principally from net operating loss carryforwards. The deferred tax asset was calculated based on the currently enacted 34% statutory income tax rate. Since management of the Company cannot determine if it is more likely than not that the Company will realize the benefit of its net deferred tax asset, a valuation allowance equal to the full amount of the net deferred tax asset at June 30, 2005 has been established.

At June 30, 2005, the Company had tax basis net operating loss carryforwards of approximately $3,700,000 available to offset future regular taxable income. These net operating loss carryforwards expire through 2025.

IsoRay Management LLC and IsoRay Products LLC were limited liability companies prior to the merger with the Company. In lieu of current federal income taxes arising at the company level, the individual members were taxed on their proportionate share of the companies' taxable income. Accordingly, there are no net operating loss carryforwards related to these entities.

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

15. Related Party Transactions

In addition to transactions described in Note 13, the Company had the following transactions with related parties:

During 2005, the Company paid or accrued $5,600 for accounting services performed by a company owned by a member of the Board of Directors. In September 2003, IsoRay Products LLC issued 100,000 of its Class B member shares to Roger Girard, the IsoRay, Inc. President, who was also a Director of IsoRay, Inc. The Class B member shares were similar in all respects to IsoRay Products LLC Class A member shares, except they were not entitled to a 15% annual, cumulative dividend. Based on an estimate of the fair value of the Class B shares, as determined by reference to cash sales of Class A member shares, IsoRay Products LLC recorded $50,000 of compensation expense in connection with the issuance of these shares. The 100,000 Class B member shares were exchanged for 168,798 IsoRay Medical, Inc. common shares in connection with the merger transaction (see Note 1).

In June 2004, the Company issued 10,000 of its common shares to Mr. Girard for $100 cash. The Company recorded $9,900 of compensation expense in connection with the issuance of these shares.

During 2005, IsoRay, Inc. and the Company received various legal services from two law firms in which one of the firm's partners is a Director of IsoRay, Inc. (formerly Century Park Pictures Corporation; see Note 17). The total amount paid to the law firms was $141,000 and $144,000, respectively.

During 2003, IsoRay Products LLC granted warrants for the purchase of 100,000 of its Class A member shares to a financial services company for its services in connection with a private placement. These warrants were exercisable at $1.00 per share and were to expire on October 30, 2006. The financial services company was a shareholder of

IsoRay Products LLC. Because the exercise price was equal to the estimated fair value at the date of grant, no compensation was recognized associated with these warrants. In connection with the merger transaction (see Note 1), IsoRay Medical, Inc. granted warrants for the purchase of 168,799 of its Series B Preferred shares, exercisable at $.59 per share, in exchange for the warrants granted by IsoRay Products LLC. These warrants, one-half of which are exercisable through July 1, 2005 and one-half of which are exercisable through February 28, 2007, are included in the warrant totals disclosed in Note 13.

16. Commitments and Contingencies

Royalty Agreement for Invention and Patent Application

A shareholder of the Company previously assigned his rights, title and interest in an invention to IsoRay Products LLC in exchange for a royalty equal to 1% of the Gross Profit, as defined, from the sale of "seeds" incorporating the technology. The patent and associated royalty obligations were transferred to the Company effective October 1, 2004 in connection with the merger transaction (see Note 1).

The Company must also pay a royalty of 2% of Gross Sales, as defined, for any sub-assignments of the aforesaid patented process to any third parties. The royalty agreement will remain in force until the expiration of the patents on the assigned technology, unless earlier terminated in accordance with the terms of the underlying agreement. To date, there have been no product sales incorporating the technology and there is no royalty due pursuant to the terms of the agreement.

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

16. Commitments and Contingencies, Continued

Patent and Know-How Royalty License Agreement

IsoRay Products LLC was the holder of an exclusive license to use certain "know-how." This license was transferred to IsoRay Medical, Inc. in connection with the merger transaction (see Note 1). The terms of the original license agreement required the payment of a royalty based on the Net Factory Sales Price, as defined in the agreement, of licensed product sales. Because the licensor's patent application was ultimately abandoned, only a 1% "know-how" royalty based on Net Factory Sales Price, as defined, remains applicable. To date, there have been no product sales incorporating the licensed technology and there is no royalty due pursuant to the terms of the agreement. A minimum annual royalty of $4,000 will apply once product sales incorporating the licensed technology commence.

Battelle Memorial Institute Production Agreement

In April 2004, IsoRay Products LLC entered into an agreement with Battelle Memorial Institute, Pacific Northwest Division (Battelle), the operator of the Pacific Northwest National Laboratory, for certain production-related services and facilities. This agreement was assumed by IsoRay Medical, Inc. following the merger (see Note 1). In accordance with the terms of the agreement, the Company is required to make advance payments, which are then applied against billings by Battelle as services are provided. During the year ended June 30, 2005, the Company incurred $574,225 of costs for production-related services and facilities provided by Battelle. At June 30, 2005, prepaid expenses include $43,764 related to this agreement. The agreement, which expires December 31, 2006, may be terminated at any time by either party, upon giving a 60-day written notice to the other party.

Facility Lease Agreements

The Company leases office and laboratory space under a noncancelable operating lease agreement. The lease agreement, which currently requires monthly lease payments of $4,196, expires December 31, 2005. Annual rent expense under this agreement was $26,824 for the year ended June 30, 2005. Future minimum lease payments under this lease for the period from July 1, 2005 through December 31, 2005 are $25,176.

Facility Lease Agreements, Continued

In February 2005, the Company entered into a lease agreement for a portion of a building in which it intends to establish production facilities. The lease term commences upon regulatory licensing approval, which has not yet been obtained, and terminates one year from the commencement date of the lease. The annual rental is 25,800 shares of the Company's common stock. Inasmuch as the lease term has not yet commenced, there was no rent recognized during the year ended June 30, 2005.

Tenant Improvement Construction Agreement

In connection with the production facility lease agreement, the Company entered into a tenant improvement construction agreement in April 2005. Per the terms of the agreement, the cost of the tenant improvement construction to be borne by the Company shall not exceed $365,760. Through June 30, 2005, the Company work performed under the tenant improvement construction agreement totaled $366,034 (see Note 7).

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

16. Commitments and Contingencies, Continued

Equipment Lease Agreements

The Company leases certain production and office equipment under noncancelable operating lease agreements. The lease agreements, which currently require combined monthly lease payments of $450, expire through December 2009. Annual rent expense under these agreements was $1,817 for the year ended June 30, 2005. Future minimum lease payments under these lease agreements are as follows:

Year ending June 30,
2006	$5,400
2007	5,400
2008	5,400
2009	5,400
2010	2,700

17. Subsequent Events

The following events and transactions have occurred subsequent to June 30, 2005:

Sale of Convertible Debentures Payable

Subsequent to June 30, 2005, the Company sold an additional $550,000 of convertible debentures pursuant to the January 31, 2005 Offering (see Notes 4 and 12).

Short-Term Borrowing

On October 14, 2005, the Company borrowed $250,000 under a short-term note payable. The note, which bears interest at the rate of 10.0%, is due and payable on December 1, 2005.

Production Contract

On August 25, 2005, the Company entered into an agreement with the Federal State Unitary Enterprise Institute of Nuclear Medicine in Russia to purchase Barium-131, enriched Barium-131 and Cesium-131. Under this agreement, the Company agreed to purchase an indeterminate quantity of these three radioactive isotopes. The agreement provides for a ten-year period of exclusivity to buy these radioactive isotopes if certain conditions are met, including volume of purchases. The contract will terminate on October 25, 2012.

Equipment Leases

Through October 14, 2005, the Company entered into one additional equipment lease, which qualifies as an operating lease. The terms of the lease, which expires September 2006, require monthly payments of $250.

Through October 14, 2005, the Company took delivery of production equipment that was financed through equipment leases, each of which qualifies as a capital lease. The lease term for one of the leases is 36 months, and the lease term for the second lease is 48 months. The contract terms require combined monthly payments of $10,824 for the first five months; $19,975 for the next 31 months; and $2,475 for the last 12 months. Equipment to be capitalized under these leases totals approximately $500,000.

IsoRay Medical, Inc.
Notes to Combined Financial Statements - Continued
June 30, 2005

17. Subsequent Events, Continued

Merger Transaction

On May 27, 2005, the Company entered into a merger agreement with Century Park Pictures Corporation ("Century") to merge with Century's newly-formed, wholly-owned subsidiary. Century is a public company subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

On July 28, 2005, the merger transaction closed. As a result of the merger, the Company became a wholly-owned subsidiary of Century, which concurrently changed its name to IsoRay, Inc. IsoRay, Inc. issued shares of its common and preferred stock to the holders of common and preferred stock of the Company at a rate of 0.842362 share of IsoRay, Inc.'s common stock for each share of the Company's stock. Options to purchase common and preferred stock of the Company were also converted at the same rate into options to purchase common and preferred stock of IsoRay, Inc. Following the merger, IsoRay, Inc. had approximately 10,237,797 shares of common and preferred stock outstanding. On a fully-diluted basis, the Company's shareholders owned approximately 82% of IsoRay, Inc.'s outstanding securities. Management believes the transaction has been structured to qualify as a non-taxable reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.	Indemnification of Directors and Officers

The Company's Articles of Incorporation provide to directors and officers indemnification to the full extent provided by law, and provide that, to the extent permitted by Minnesota law, a director will not be personally liable for monetary damages to the Company or its shareholders for breach of his or her fiduciary duty as a director, except for liability for certain actions that may not be limited under Minnesota law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.	Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$4,423
Transfer agent fees	$2,000
Accounting fees and expenses	$5,000
Legal fees and expenses	$75,000
Blue sky fees and expenses	$10,000

Total	$96,423

All amounts are estimates, other than the Commission's registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26.	Recent Sales of Unregistered Securities

During the past three years the following sales of unregistered securities were completed by the Registrant:

•
On January 2, 2006 the Registrant issued 5,000 shares of common stock in exchange for consulting services by Rockberry LLC pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

•
In February 2006, the Registrant sold 268,899 shares of common stock, and issued an equal number of warrants to purchase common stock, for cash proceeds of $1,210,000. These sales were effected pursuant to the exemption from registration provided by Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and Section 4(2) of the Securities Act. None of these shares or warrants are included in this registration statement. In connection with this sale, 12,889 warrants were issued as compensation to certain NASD registered broker-dealers. None of these warrants or shares of common stock which would be issued pursuant to the exercise of these warrants are included in this registration.

•
Between October 17, 2005 and January 31, 2006, the Registrant sold 1,500,000 shares of common stock, and issued an equal number of warrants to purchase common stock, for cash proceeds of $6,000,000 (less commissions of ten percent (10%) on securities placed by broker/dealers). This common stock was sold as part of a unit offering including one share of common stock and a callable warrant to purchase one share of common stock at $6.00 per share with a two-year term. These sales were effected pursuant to the exemption from registration provided by Regulation D promulgated under the Securities Act, and Section 4(2) of the Securities Act. None of the shares or warrants are included in this registration statement. In connection with this sale, 92,159 warrants were issued as compensation to certain NASD registered broker-dealers. None of these warrants are included in this registration.

•
On December 7, 2005, the Company entered into a SICAV ONE Securities Purchase Agreement and a SICAV TWO Securities Purchase Agreement (collectively, the “Purchase Agreements”) with Mercatus & Partners, Limited, a United Kingdom private limited company (“Mercatus”). The Purchase Agreements permitted Mercatus to purchase 1,778,146 shares of the Company’s common stock at a purchase price of $3.502 per share, or an aggregate payment of $6,227,067, subject to receipt of funding. This sale was effected pursuant to the exemption from registration provided by Regulation D promulgated under the Securities Act, and Section 4(2) of the Securities Act. On May 18, 2006, the Company requested that the certificates representing these shares be returned immediately. The agreement calls for a return within 10 days of request if funding is not received within two days of receipt of the notice.

•
On November 18, 2005, the Registrant issued 10,000 shares of common stock to Intellegration LLC in exchange for $40,000 of capital production equipment, consulting services, and repair and maintenance services on production equipment used in the PIRL facilities pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. None of these shares is included in this registration.

•
On October 6, 2005, the Registrant issued 24,007 shares of common stock to Nuvotec USA, Inc. as payment for one year’s lease of the PIRL facilities pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. None of these shares is included in this registration.

•
On July 28, 2005, pursuant to the Merger, the Registrant issued 6,401,081 shares of its common stock, 1,338,167 shares of its Series B preferred stock, options to purchase 2,069,337 shares of its common stock, warrants to purchase 344,792 shares of its common stock, and warrants to purchase 233,014 shares of its preferred stock. These securities were issued by the Registrant in reliance upon an exemption from registration under Section 4(2) and Regulation D of the Securities Act of 1933, as amended.

•
In April 2005, the Registrant sold an aggregate of approximately 83,334 shares for cash proceeds of $85,000. These shares were sold to three purchasers - Andrew Ecclestone (48,999 shares), Gary Boster (29,399 shares) and Philip and Stephanie Rogers (4,934 shares) - in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. All of these shares are included in this registration.

•
On December 3, 2003, the Registrant issued 26,236 shares of restricted common to Thomas Scallen, its former CEO, as compensation valued at $7,871, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. All of these shares are included in this registration.

•
On December 3, 2003, the Registrant issued 289,193 shares of restricted common stock to Mark Rosenberg in redemption of two notes payable of approximately $36,758, pursuant to the conversion terms of the two notes and in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. None of these shares are included in this registration.

•
On June 23, 2003, the Registrant issued an aggregate of approximately 1,792,783 shares of restricted common stock in redemption of various outstanding notes payable in the face amount of approximately $300,000 and accrued interest payable of approximately $237,835, pursuant to the conversion terms of the respective notes and in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. None of these shares is included in this registration.

Additionally, during the past three years the following sales of unregistered securities were completed by IsoRay Medical, Inc. and predecessor IsoRay companies as noted:

IsoRay Medical, Inc.

•
Between January 31, 2005 and July 10, 2005, IsoRay Medical, Inc. sold approximately $4,137,875 in principal amount of 8% convertible debentures (less commissions of ten percent (10%) on securities placed by broker/dealers), in reliance on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act, that subsequent to the merger between the Registrant and IsoRay Medical, Inc. were convertible into 995,882 shares of common stock of the Registrant. On December 13, 2005, the Board of Directors of the Registrant announced a short-term conversion inducement to current holders of these convertible debentures. Holders were permitted two conversion options: 1) convert under the original terms of the debenture to the Company’s common stock at a $4.15 conversion price, and include the newly issued shares in this registration statement, or 2) convert under terms essentially identical to those offered to purchasers of Units in the Registrant’s offering of October 17, 2005: a $4.00 conversion price and one callable warrant to purchase one share of the Company's common stock at an exercise price of $6.00 per share for each share issued upon conversion (waiving registration rights for approximately one year). As of May 5, 2006, holders of $3,682,875 of debentures had converted to common stock of the Registrant. As of that date, the Registrant had issued 911,276 shares of common stock, and 659,469 warrants to purchase shares of common stock, exercisable at $6.00 per share, leaving $455,000 in principal amount of debentures unconverted. Of the 911,276 shares of common stock issued pursuant to conversion of the debentures, 251,800 shares are included in this registration.

•
On March 31, 2005, IsoRay Medical, Inc. issued, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, 30,303 shares of its common stock and paid $40,000 of cash to Intellegration LLC in full satisfaction of the $90,000 purchase price of three laser welding stations. Pursuant to the merger with the Registrant, these 30,303 shares were converted into 25,526 shares of the Registrant’s common stock, of which all 25,526 are included in this registration.

•
In January, 2005, IsoRay Medical, Inc. issued, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, 211,140 shares of its common stock under §83(b) (subject to a substantial risk of forfeiture) to certain shareholders as an inducement for their guarantee of the Columbia River Bank line of credit and the note payable to Benton-Franklin Economic Development District. The transactions were recorded at the fair value of the shares, estimated to be $348,381. Pursuant to the merger with the Registrant, these 211,140 shares were converted into 177,854 shares of the Registrant’s common stock, of which none are included in this registration.

•
Between October 15, 2004 and January 21, 2005, IsoRay Medical, Inc. sold 765,500 shares of common stock and issued 229,650 warrants to purchase shares of common stock for $.50 per share, for a total of $1,531,000 to accredited individual investors, (less commissions of ten percent (10%) on securities placed by broker/dealers), in reliance on Rule 506 of Regulation D of the Securities Act. All 229,650 warrants were subsequently exercised prior to the completion of the merger on July 28, 2005. Pursuant to the merger, all 995,150 shares of IsoRay Medical, Inc. were converted into 838,230 shares of the Registrant. All of these shares are included in this registration.

•
In connection with the October 15, 2004 private placement, IsoRay Medical, Inc. granted, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, the selling broker-dealers warrants to purchase 4.23 units at $20,000 per unit. These units represented 42,300 shares of IsoRay Medical, Inc. common stock and warrants to purchase 12,690 common shares at $.50 per share. These units were converted into 35,631 shares of the Registrant’s common stock and warrants to purchase 10,689 shares of the Registrant’s common stock at $.59 per share. A total of 46,320 shares of common stock representing the number of shares which would be issued pursuant to exercising the warrants in these units are include in this registration.

•
In June 2004, IsoRay Medical, Inc. issued 10,000 of its common shares to Mr. Girard primarily for services rendered and for $100 cash pursuant to Section 4(2) of the Securities Act. The Company recorded $9,900 of compensation expense in connection with the issuance of these shares. During the merger with the Registrant, these 10,000 shares were converted into 8,423 shares of the Registrant’s common stock, of which 1,684 are included in this registration.

IsoRay Products LLC

•
Between October 15, 2003, and September 30, 2004, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act, in a three-phase private equity offering prior to the October 1, 2004 business combination of IsoRay, Inc., IsoRay Products LLC, and IsoRay Medical, Inc., IsoRay Products LLC sold 879,014 Class A shares, 241,500 Class C shares, and issued 127,750 warrants to debt unit investors, to purchase Class A or Class C shares at exercise prices ranging from $1.00 to $2.00 for a total of $1,541,417, less offering costs.

    Class A Shares. The Class A shareholders were entitled to a 15% annual, cumulative dividend payable quarterly. In connection with the business combination, the 879,014 IsoRay Products LLC Class A shares were converted into approximately 1,483,723 IsoRay Medical, Inc. Series B preferred shares. Subsequent to the merger with the Registrant, these 1,483,723 IsoRay Medical, Inc. Series B preferred shares were converted into approximately 1,249,809 shares of the Registrant’s Series B preferred stock. Subsequent to the merger with the Registrant, most Series B preferred shareholders converted their preferred stock into common stock, and as of May 5, of the initial 1,249,809 shares of the Registrant’s Series B preferred stock issued, only 181,248 shares of Series B preferred stock remain issued and outstanding; the balance having been exchanged for shares of the Registrant’s common stock. Approximately 36,252 shares of common stock to be received upon conversion of the preferred stock are included in this registration.

    Class B and Class C Shares. The IsoRay Products LLC Class B and Class C shareholders were not entitled to a dividend as were the IsoRay Products LLC Class A shareholders. Class B Shareholders, in the aggregate, were the holders 2,896,305 shares of common stock of the parent company, IsoRay, Inc. (WA domiciled). In connection with the business combination, these 2,896,305 IsoRay, Inc. (WA domiciled) shares of common stock, 100,000 shares of additional Class B shares of IsoRay Products LLC issued to Roger Girard and 241,500 IsoRay Products LLC Class C shares were converted into 6,167,470 replacement IsoRay Medical, Inc. shares of common stock. Subsequent to the merger with the Registrant, these 6,167,470 IsoRay Medical, Inc. common shares were converted into approximately 5,195,180 shares of the Registrant’s common stock. Approximately 1,023,401 of these shares are included in this registration.

Debt Units.

•
Each debt unit consisted of a $5,000 secured note payable and two warrants. The notes payable were secured by the Company's patents, patents pending and current patent applications, accrued interest at 10%, payable quarterly, and matured three years from their issue date. Each warrant entitled the holder to purchase 875 IsoRay Products LLC Class A shares. One of the warrants was exercisable through July 1, 2005, and the second warrant is exercisable through February 28, 2007. The warrant exercise prices ranged from $1.00 to $2.00 per share, depending on the IsoRay Products LLC Class A share price at the time of the debt unit sale.

In connection with the business combination between IsoRay Medical, Inc., IsoRay, Inc. and IsoRay Products LLC, the note holders were issued IsoRay Medical, Inc. notes payable with substantially the same terms and conditions as their IsoRay Products LLC notes, and the IsoRay Products LLC warrants were exchanged for warrants to purchase 215,640 IsoRay Medical, Inc. Series B Preferred shares. Subsequent to the merger with the Registrant, these warrants to purchase 215,640 IsoRay Medical, Inc. Series B Preferred shares were exchanged for approximately 181,647 warrants to purchase Series B Preferred shares of the Registrant. As of May 5, 2006, only 34,836 of the 181,647 warrants remained unexercised, of which 6,967 underlying shares are included in this registration. The entire $365,000 outstanding secured notes payable, received in the IsoRay Products LLC private placement, have now been repaid, and the balance of 146,811 warrants which have been exercised for Series B Preferred shares have been exchanged for an equal number of shares of common stock, of which 20%, or approximately 29,362 shares are included in this registration.

•
In connection with the private placement of October 15, 2003, IsoRay Products LLC granted warrants for the purchase of 100,000 of its Class A member shares to Pinnacle International Holdings, LLC, a financial services company, pursuant to Section 4(2) of the Securities Act. These warrants were exercisable at $1.00 per share. Subsequent to the business combination of the IsoRay companies, these warrants were exchanged for 168,799 warrants to purchase IsoRay Medical, Inc. shares of Series B Preferred stock at $.59 per share. Pursuant to the merger with the registrant, these 168,799 warrants were exchanged for warrants to purchase 142,190 shares of the Registrant’s common stock at $.70 per share. Of these 142,190 warrants, 24,438 of the underlying shares of common stock are included in this registration.

•
In September 2003, Roger Girard, President of IsoRay, Inc., was issued 100,000 IsoRay Products LLC Class B shares primarily for services rendered and in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. IsoRay Products LLC recorded $50,000 of compensation expense in connection with the issuance of these shares. Subsequent to the business combination among IsoRay companies, these shares were exchanged for 168,798 shares of IsoRay Medical, Inc., which were subsequently exchanged in connection with the merger with the Registrant for 142,189 shares of the Registrant’s common stock, of which 28,437 are included in this registration statement.

IsoRay, Inc. (WA domicile)

•
During March 2004, IsoRay, Inc. issued 80,000 shares of its common stock in full satisfaction of the $80,000 purchase price of a prototype laser welding station and in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Subsequent to the business combination among IsoRay companies, these 80,000 shares were exchanged for 154,431 shares of IsoRay Medical, Inc. common stock, which were subsequently exchanged for 130,088 shares of common stock of the Registrant pursuant to the Merger. Of those 130,088 shares of common stock, 26,018 are included in this registration.

•
As of December 2003 IsoRay, Inc. sold 80,000 shares of its common stock for $80,000 cash and in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. These 80,000 shares of IsoRay, Inc. common stock were exchanged for 154,431 shares of common stock of IsoRay Medical, Inc. This shareholder sold 92,800 shares of common stock of IsoRay Medical, Inc. at the time of the merger. The remaining 61,631 shares of IsoRay Medical, Inc. common stock held by this investor were exchanged for 51,915 shares of common stock of the Registrant at the time of the Merger, of which 10,382 are included in this registration.

•
As of December 2002, the Company issued 35,200 shares of its common stock pursuant to §83(b) (subject to substantial risk of forfeiture) to certain shareholders as compensation for their guarantee of notes payable to Benton-Franklin Economic Development District and in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The transaction was recorded at the fair value of the shares, estimated to be $35,200, as management considered it to be more readily determinable than the value of the guarantees. During the business combination among IsoRay companies, these 35,200 shares of common stock were exchanged for 67,950 shares of IsoRay Medical, Inc. common stock, which were subsequently exchanged pursuant to the merger with the Registrant, for 57,241 shares of common stock of the Registrant, of which 11,449 are included in the merger.

Other than investors (this term excludes those who received shares for services) who purchased Class A or C shares, certain employee investors in IsoRay, Inc., and purchasers of debt units, all of the investors were accredited. Regardless of status, all investors signed subscription agreements acknowledging their accredited or non-accredited status and received a private placement memorandum explaining the business of the Company and the related risks. None of the offerings were underwritten or conducted by underwriters but were all conducted on a best efforts basis.

Item 27.	Exhibits.

(except as otherwise indicated, all exhibits were previously filed)

Exhibit #	Description
2.1
Merger Agreement dated as of May 27, 2005, by and among Century Park Pictures Corporation, Century Park Transitory Subsidiary, Inc., certain shareholders and IsoRay Medical, Inc., incorporated by reference to the Form 8-K filed on August 3, 2005.

2.2	Certificate of Merger, filed with the Delaware Secretary of State on July 28, 2005, incorporated by reference to the Form 8-K filed on August 3, 2005.

3.1	Articles of Incorporation and By-Laws are incorporated by reference to the Exhibits to the Registrant's Registration Statement of September 15, 1983.

3.2
Certificate of Designation of Rights, Preferences and Privileges of Series A and B Convertible Preferred Stock, filed with the Minnesota Secretary of State on June 29, 2005, incorporated by reference to the Form 8-K filed on August 3, 2005.

3.3	Restated and Amended Articles of Incorporation, incorporated by reference to the Form 10-KSB filed on October 11, 2005.

4.2	Form of Lock-Up Agreement for Certain IsoRay Medical, Inc. Shareholders, incorporated by reference to the Form 8-K filed on August 3, 2005.

4.3	Form of Lock-Up Agreement for Anthony Silverman, incorporated by reference to the Form 8-K filed on August 3, 2005

4.4
Form of Registration Rights Agreement among IsoRay Medical, Inc., Century Park Pictures Corporation and the other signatories thereto, incorporated by reference to the Form 8-K filed on August 3, 2005.

4.5	Form of Escrow Agreement among Century Park Pictures Corporation, IsoRay Medical, Inc. and Anthony Silverman, incorporated by reference to the Form 8-K filed on August 3, 2005.

4.6	Form of Escrow Agreement among Century Park Pictures Corporation, IsoRay Medical, Inc. and Thomas Scallen, incorporated by reference to the Form 8-K filed on August 3, 2005.

4.7	Amended and Restated 2005 Stock Option Plan, incorporated by reference to the Form S-8 filed on August 19, 2005.

4.8	Amended and Restated 2005 Employee Stock Option Plan, incorporated by reference to the Form S-8 filed on August 19, 2005.

4.9
Form of Registration Right Agreement among IsoRay Medical, Inc., Meyers Associates, L.P. and the other signatories thereto, dated October 15, 2004, incorporated by reference to the Form SB-2 filed on November 10, 2005.

4.10
Form of Registration Rights Agreement among IsoRay, Inc., Meyers Associates, L.P. and the other signatories thereto, dated February 1, 2006, incorporated by reference to the Form SB-2/A1 filed on March 24, 2006.

4.11	Form of IsoRay, Inc. Common Stock Purchase Warrant, incorporated by reference to the Form SB-2/A1 filed on March 24, 2006.

5.1	Opinion of Keller Rohrback, P.L.C., filed herewith.

10.2
Universal License Agreement, dated November 26, 1997 between Donald C. Lawrence and William J. Stokes of Pacific Management Associates Corporation, incorporated by reference to the Form SB-2 filed on November 10, 2005.

10.3	Royalty Agreement of Invention and Patent Application, dated July 12, 1999 between Lane A. Bray and IsoRay LLC, incorporated by reference to the Form SB-2 filed on November 10, 2005.

10.4	Tri-City Industrial Development Council Promissory Note, dated July 22, 2002, incorporated by reference to the Form SB-2/A2 filed on April 27, 2006.

10.5	Section 510(k) Clearance from the Food and Drug Administration to market Lawrence CSERION Model CS-1, dated March 28, 2003, incorporated by reference to the Form SB-2 filed on November 10, 2005.

10.6	Battelle Project No. 45836 dated June 20, 2003, incorporated by reference to the Form SB-2/A2 filed on April 27, 2006.

10.7
Applied Process Engineering Laboratory Apel Tenant Lease Agreement, dated April 23, 2001 between Energy Northwest and IsoRay, LLC, incorporated by reference to the Form SB-2/A2 filed on April 27, 2006.

10.8
Work for Others Agreement No. 45658, R2, dated April 27, 2004 between Battelle Memorial Institute, Pacific Northwest Division and IsoRay Products LLC, incorporated by reference to the Form SB-2/A2 filed on April 27, 2006.

10.9
Development Loan Agreement for $230,000, dated September 15, 2004 between Benton-Franklin Economic Development District and IsoRay Medical, Inc., incorporated by reference to the Form SB-2/A2 filed on April 27, 2006.

10.10	Registry of Radioactive Sealed Sources and Devices Safety Evaluation of Sealed Source, dated September 17, 2004, incorporated by reference to the Form SB-2/A2 filed on April 27, 2006.

10.11
CRADA PNNL/245, "Y-90 Process Testing for IsoRay", dated December 22, 2004 between Pacific Northwest National Laboratory and IsoRay Medical Inc., including Amendment No. 1, incorporated by reference to the Form SB-2/A2 filed on April 27, 2006.

10.12	Intentionally Omitted

10.13
Amendment 1 to Agreement 45658, dated February 23, 2005 between Battelle Memorial Institute Pacific Northwest Division and IsoRay Medical, Inc., incorporated by reference to the Form SB-2/A2 filed on April 27, 2006.

10.14	Equipment Lease Agreement dated April 14, 2005 between IsoRay Medical, Inc. and Nationwide Funding, LLC, incorporated by reference to the Form SB-2/A2 filed on April 27, 2006.

10.15	Lease Agreement, Rev. 2, dated November 1, 2005 between Pacific EcoSolutions, Inc. and IsoRay Medical, Inc., incorporated by reference to the Form SB-2/A2 filed on April 27, 2006.

10.16	Master Lease Agreement Number 5209, dated May 7, 2005 between VenCore Solutions LLC and IsoRay Medical, Inc., incorporated by reference to the Form SB-2/A2 filed on April 27, 2006.

10.17
Contract #840/08624332/04031 dated August 25, 2005 between IsoRay, Inc. and the Federal State Unitary Enterprise << Institute of Nuclear Materials >>, Russia, incorporated by reference to the Form SB-2 filed on November 10, 2005.

10.18	State of Washington Radioactive Materials License dated October 6, 2005, incorporated by reference to the Form SB-2 filed on November 10, 2005.

10.19	Express Pricing Agreement Number 219889, dated October 5, 2005 between FedEx and IsoRay Medical, Inc., incorporated by reference to the Form 10-QSB filed on November 21, 2005.

10.20	Girard Employment Agreement, dated October 6, 2005 between Roger E. Girard and IsoRay, Inc., incorporated by reference to the Form 10-QSB filed on November 21, 2005.

10.21
Contract Modification Quality Class G, dated October 25, 2005 to Contract Number X40224 between Energy Northwest and IsoRay, Inc., incorporated by reference to the Form 10-QSB filed on November 21, 2005.

10.22
Agreement dated August 9, 2005 between the Curators of the University of Missouri and IsoRay Medical, Inc., incorporated by reference to the Form SB-2/A2 filed on April 27, 2006 (confidential treatment requested).

10.23	SICAV ONE Securities Purchase Agreement, dated December 7, 2005, by and between IsoRay, Inc. and Mercatus & Partners, Ltd., incorporated by reference to the Form 8-K filed on December 12, 2005.

10.24	SICAV TWO Securities Purchase Agreement, dated December 7, 2005, by and between IsoRay, Inc. and Mercatus & Partners, Ltd., incorporated by reference to the Form 8-K filed on December 12, 2005.

10.25	Economic Development Agreement, dated December 14, 2005, by and between IsoRay, Inc. and the Pocatello Development Authority, incorporated by reference to the Form 8-K filed on December 20, 2005.

10.26	License Agreement, dated February 2, 2006, by and between IsoRay Medical, Inc. and IBt SA, incorporated by reference to the Form 8-K filed on March 24, 2006 (confidential treatment requested).

10.27	Benton Franklin Economic Development District Loan Covenant Waiver Letter, dated as of March 31, 2005, incorporated by reference to the Form SB-2/A3 filed on May 12, 2006.

10.28	Service Agreement between IsoRay, Inc. and Advanced Care Medical, Inc., dated March 1, 2006, incorporated by reference to the Form SB-2/A2 filed on April 27, 2006.

10.29	Business Loan Agreement between IsoRay Medical, Inc. and Columbia River Bank, dated March 1, 2006, incorporated by reference to the Form SB-2/A4 filed on May 26, 2006.

10.30	Letter from HAEIFC to IsoRay Medical, Inc. dated April 26, 2006, filed herewith.

16.1	Letter from S.W. Hatfield, CPA to the SEC dated December 13, 2005, incorporated by reference to the Form 8-K filed on December 14, 2005.

21.1	Subsidiaries of the Registrant, incorporated by reference to the Form 10-KSB filed on October 11, 2005.

23.1	Consent of Keller Rohrback, P.L.C. (included in Exhibit 5.1)

23.2	Consent of S.W. Hatfield, CPA, filed herewith.

23.3.	Consent of DeCoria, Maichel & Teague, P.S., filed herewith.

Item 28.	Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)  include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)  reflect in the prospectus any facts or events which, individually or, together, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) include any additional or changed material information on the plan of distribution.

2.  For determining liability under the Securities Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

3.  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5. For the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richland, Washington on this 6th day of June, 2006.

ISORAY, INC.

By:	/s/ Roger E. Girard
Roger E. Girard, Chairman and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Roger E. Girard	Chief Executive Officer and Chairman	June 6, 2006
Roger E. Girard

/s/ Michael K. Dunlop	Chief Financial Officer and Principal Accounting Officer	June 6, 2006
Michael K. Dunlop

/s/ Dwight Babcock	Director	June 6, 2006
Dwight Babcock

/s/ Stephen R. Boatwright	Director	June 6, 2006
Stephen R. Boatwright

/s/ Robert R. Kauffman	Director	June 6, 2006
Robert R. Kauffman

/s/ Thomas C. Lavoy	Director	June 6, 2006
Thomas C. Lavoy

/s/ Albert Smith	Director	June 6, 2006
Albert Smith

/s/ David J. Swanberg	Director	June 6, 2006
David J. Swanberg